XML-GLOBAL TECHNOLOGIES, INC.

NOTICE OF ANNUAL MEETING
TO BE HELD ON NOVEMBER 14, 2003

TO THE SHAREHOLDERS OF XML-GLOBAL TECHNOLOGIES, INC.

       You are cordially invited to attend the annual meeting of shareholders of XML-Global Technologies, Inc. to be held on November 14, 2003 at 10:00 a.m. local time, at Hampton Inn, 3985 Bennett Drive, Belingham, Washington  98225.

       At the annual meeting, you will be asked to vote on the following:

       1. To elect five (5) Directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified.

       2. To ratify our selection of our independent certified public accountants.

       3.  To approve the sale of substantially all of our assets to Xenos Group Inc. ("Xenos") in exchange for $1,250,000 in cash, 1,000,000 shares of Xenos and the assumption of certain of our current accounts payable and certain support and maintenance obligations to our customers, all as set forth in the Purchase and Sale Agreement between the parties dated as of August 21, 2003;

       4. Subject to shareholders' approval of Proposal No. 3 above, to approve the change of our corporate name to a name selected by our board of directors in their discretion;

       5. To approve a reverse stock split by a ratio determined by our board of directors of up to 1-for-20 of the issued and outstanding shares of our common stock and issued and outstanding options, warrants and other rights convertible into shares of our common stock, all at the discretion of our board of directors to be implemented in the future as and when determined by our board of directors;

       6. To approve an increase in the number of shares of common stock issuable under our 1999 Equity Incentive Plan; and

        7.  To transact any other business as may properly come before the annual meeting, including any adjournment or postponement of this meeting.

       Only shareholders of record at the close of business on October 22, 2003 are entitled to receive notice of and to vote at the annual meeting and at any adjournment and postponement. A copy of our Annual Report on Form 10-KSB for our fiscal year ended June 30, 2003 is being mailed together with this proxy statement.

       Your vote as a shareholder of XML-Global Technologies, Inc. is important. You may vote your shares:

       -       by completing, signing, dating and returning the enclosed proxy card as promptly as possible using the postage prepaid envelope provided; or

          -       in person at the annual meeting even if you voted your shares before the meeting.
Dated:October 23, 2003	By Order of the Board of Directors
________________________________________
Simon Anderson, Secretary

EXPLANATORY NOTE

       Throughout this proxy statement, we will be referring to monetary amounts in both Canadian and United States dollars. To avoid confusion, all monetary amounts in Canadian dollars will be preceded by the symbol "C$" and all monetary amounts in United States dollars will proceeded by the symbol "$". You should check current exchange rates to determine the value of one Canadian dollar in United States currency. As of September 25, 2003, one United States dollar equaled 1.3486 Canadian dollars.

       We also sometimes state a monetary figure in Canadian dollars and provide a corresponding approximate value in US dollars. Approximate US dollar values used in this proxy statement are based on the exchange rate on the last day of our fiscal year, June 30, 2003. On that day, one US dollar equaled 1.3475 Canadian dollars. The exchange rate quotes in this proxy statement are based on the prices listed in the Toronto Globe & Mail Report on Business.

SUMMARY TERM SHEET

This section contains a summary of the material features of the asset sale and other matters to be voted upon at the annual meeting of shareholders. This summary may not contain all of the information that is important to you to understand the asset sale fully. We strongly encourage you to read carefully the entire proxy statement. We have included the Purchase and Sale Agreement as Annex A. This summary includes page references in parentheses to direct you to more complete descriptions of the topics presented in this summary.
*

Based on the general sluggish economic climate in the technology sector and our recent operating history, we have determined that it is very unlikely that we will be able to achieve any meaningful growth in revenues in the near term and that any profits from operations will be insignificant. Accordingly, our board of directors has approved the sale of substantially all of our assets to Xenos. Xenos is a corporation organized under the laws of the Province of Ontario, Canada, and its stock trades on the Toronto Stock Exchange TSX in Toronto, Canada. (See p. 74)

*

We entered into a Purchase and Sale Agreement with Xenos on August 21, 2003. Under the terms of the Purchase and Sale Agreement, we have agreed to sell all of our operating assets, except for our license rights to Xformity Inc.'s The Qube software and our equity interest in Bluestream Database Software Corp. Completion of the asset sale is subject to shareholder approval and other closing conditions. (See p. 69)

*

The purchase price for our assets consists of $1,250,000 in cash, 1,000,000 shares of Xenos' stock, and Xenos' assumption of certain of our current accounts payable and certain support and maintenance obligations to our customers. The stock portion of the purchase price will be held in escrow for one year. We have a price guarantee on the Xenos stock, which would entitle us to an additional cash payment in Canadian dollars if the 20 trading day average closing share price of the Xenos stock before the one year anniversary of the asset purchase agreement is less than C$3.50. The maximum additional payment is C$1,340,000. (See p. 69)

*

Of the asset sale proceeds, we have agreed to pay the software developers who sold us the Transform Kernel in April 2003 a total of $250,000 and assign to them 250,000 shares of the Xenos stock. (See p. 71)

*

The closing date for the asset sale will be no later than the second business day following the day on which the last of the closing conditions is satisfied, but in no event later than December 31, 2003. (See p. 71)

*

We have not received an independent appraisal of the fairness of this transaction. We believe, however, that the consideration offered for our assets is fair and that the transaction is in the best interest of our shareholders. (See p. 75)

*	No proceeds from the asset sale will be distributed to shareholders. (See p. 80)
*

After the asset sale, our principal assets will be the cash and Xenos stock received from the sale. We will also have some residual license and other intellectual property rights, but these will be non-productive and immaterial. We intend to acquire another business or merge with another company, although no acquisition target has been identified. (See p.24)

*

Management believes that after the asset sale we will be able to use our liquid assets and public company status to acquire another business with greater potential for future growth and that acquiring another business or merging with another company could enhance the value of our shareholders' investments. (See p. 74)

*	There are numerous risks associated with the asset sale. Shareholders are urged to read and carefully consider the risk factors associated with the asset sale. (See p. 80)
*	Our board of directors unanimously recommends that shareholders vote in favor of the proposal to approve the asset sale. (See p. 83)
*	Approval of the asset sale requires the affirmative vote of a majority of the outstanding shares of our common stock. (See p. 83)

XML - GLOBAL TECHNOLOGIES, INC.

c/o 1818 Cornwall Avenue, Suite 22
Vancouver, British Columbia
Canada V6J 1C7

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 14, 2003

       This proxy statement is being furnished to the shareholders of XML-Global Technologies, Inc. ("XML-Global" or the "Company") in connection with the solicitation by XML-Global of proxies to be used at the annual meeting of shareholders on November 14, 2003, at the time, place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

       This proxy statement was mailed on or about October 24, 2003 to all shareholders entitled to vote at the annual meeting. XML-Global will pay for all costs associated with the solicitation of proxies for the annual meeting.

       As a shareholder, you must consider and vote upon the following proposals at the annual meeting:
-	to elect five (5) directors to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;
-	to ratify our selection of Berkovits, Lago & Company, LLP to serve as our independent public accountants for the fiscal year ending June 30, 2004;
-

to approve the sale of substantially all of our assets to Xenos Group Inc. in exchange for $1,250,000 in cash, 1,000,000 shares of Xenos and the assumption of certain of our current accounts payable and maintenance obligations to our customers, all as set forth in the Purchase and Sale Agreement between the parties dated August 21, 2003;

-	subject to the shareholders' approval of Proposal No. 3 above, to approve the change of our corporate name selected by our board of directors in their discretion;
-

to approve a reverse stock split by a ratio to be determined by our board of directors of up to 1-for-20 of the issued and outstanding shares of our common stock and issued and outstanding options, warrants and other rights convertible into shares of our common stock, all at the discretion of our board of directors to be implemented in the future as and when determined by our board of directors;

-	to approve an increase in the number of shares of common stock issuable under our 1999 Equity Incentive Plan; and
-	to transact any other business as may properly come before the annual meeting.

Each copy of this proxy statement mailed to our shareholders is accompanied by a form of proxy for use at the annual meeting.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF ALL OF THE FOREGOING PROPOSALS.

Record Date; Quorum

       Our board of directors has fixed the close of business on October 22, 2003 as the record date for the determination of the holders of common stock entitled to receive notice of and to vote at the annual meeting. The presence, in person or by proxy, of the holders of one-third of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Shares of common stock represented at the annual meeting by a properly executed, dated and returned proxy will be treated as present at the annual meeting for purposes of determining a quorum.

Vote Required

       As of the record date for the annual meeting, there were 58,055,736 shares of our common stock outstanding, each of which is entitled to one vote on each matter properly submitted at the annual meeting.

       Directors shall be elected by a plurality of the votes cast in favor of directors either in person at the meeting or by proxy. Approval of the asset sale requires the affirmative vote of the holders of a majority of all outstanding shares of our common stock. Of the shares of common stock present or represented and voting at the annual meeting, the votes cast in favor of the proposal must exceed the votes cast in opposition of the proposal for the following proposals:
*	to ratify our selection of independent public accountants;
*	to approve the name change;
*	to approve the reverse stock split; and
*	to increase the number of shares issuable under our 1999 Equity Incentive Plan.

       Any broker non-votes and abstaining votes will not be counted in favor of the proposals presented at the annual meeting. Broker non-votes and abstentions will have the same effect as votes cast against the proposal to approve the asset sale because applicable law requires approval of a majority of all outstanding shares of common stock. Because the other proposals require only that votes cast in favor of the proposals exceed the votes cast in opposition of the proposals, broker non-votes and abstentions will have no effect on the results of the voting as long as a quorum is present.

Voting by Management and our Principal Shareholders

       In January 2003, we entered into a Voting Agreement with Paradigm Millennium Fund, LP and its sole general partner, Paradigm Group, II, LLC (hereafter collectively referred to as "Paradigm Group") in which Paradigm Group agreed that all of its shares of our common stock would be voted as determined by our board of directors until January 31, 2005. Paradigm Group executed a proxy granting Peter Shandro, our Chairman, or Simon Anderson, our Chief Financial Officer and a director, the authority to vote all of their shares in accordance with the directions of our board of directors as provided in the Voting Agreement. Paradigm Group is the beneficial owner of 26,564,232 shares of our common stock, comprising 45.8% of our issued and outstanding common stock. It is the intention of our board of directors to authorize Messrs. Shandro and Anderson to vote those shares in favor of all of the proposals to be presented to our shareholders at the meeting.

       In addition, the members of our board of directors own, directly and indirectly, an additional 2,157,900 shares of our common stock, representing an additional 3.7% of our outstanding shares. Our directors have indicated their intention to vote all of their shares in favor of all of the proposals to be presented to our shareholders at the meeting.

Voting of Proxies

       Shares of common stock represented by a valid proxy, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a blank proxy is returned to us, the shares it represents will be voted:
*	FOR Proposal No. 1 to elect the five nominated directors;
*	FOR Proposal No. 2 to ratify our selection of Berkovits, Lago & Company, LLP to serve as our independent public accountants for the fiscal year ending June 30, 2004
*	FOR Proposal No. 3 to approve the asset sale;
*	FOR Proposal No. 4 to approve the name change;
*	FOR Proposal No. 5 to approve the reverse stock split;
*	FOR Proposal No. 6 to approve the increase in the number of shares of common stock issuable under our 1999 Equity Incentive Plan; and

according to the judgment of the persons named in the enclosed proxies as to any other action that may properly come before the annual meeting or any adjournment thereof. The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the annual meeting to permit further solicitations of proxies. However, no proxy that is voted against the approval of the proposals will be voted in favor of any adjournment. An adjournment proposal requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting, therefore, broker non-votes and abstentions will have no effect.

Revocability of Proxies

       The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the secretary the Company, by submitting a signed proxy bearing a later date or by appearing at the annual meeting and voting in person at the annual meeting. No annual form of revocation is required. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy.

Solicitation of Proxies

       In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from our shareholders by telephone, the Internet or by other means of communication. The directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by these persons. We will reimburse the custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

       THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING ARE OF GREAT IMPORTANCE TO OUR SHAREHOLDERS. ACCORDINGLY, OUR SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

       SHAREHOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE PROPOSALS PRESENTED AT THE SHAREHOLDER MEETING ARE APPROVED BY THE SHAREHOLDERS AND THE ASSET SALE IS COMPLETED, CURRENT SHAREHOLDERS WILL CONTINUE TO HOLD THEIR EXISTING SHARES OF XML-GLOBAL COMMON STOCK.

Safe Harbor for Forward-looking Statements

In General

       This proxy statement contains statements that plan for or anticipate the future. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the following:

*	our product development;
*	consulting and strategic business relationships;
*	statements about our future business plans and strategies;
*	anticipated operating results and sources of future revenue;
*	growth;
*	adequacy of our financial resources;
*	development of new products and markets;
*	competitive pressures;
*	commercial acceptance of new products;
*	changing economic conditions;
*	expectations regarding competition from other companies; and
*	our ability to produce and distribute our products.

       Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in sections titled Risk Factors elsewhere in this proxy statement, include:

*	changes in general economic and business conditions affecting the XML and Internet industries;
*	technical developments that make our products or services less competitive or obsolete;
*	changes in our business strategies;
*	the level of demand for our products and services; and
*	our ability to develop or maintain strategic relationships within the XML and e-commerce industries, which are critical to gaining market share.

       In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

       We are not undertaking any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this proxy statement. Additionally, we are not undertaking any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this proxy statement. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement.

QUESTIONS AND ANSWERS
Q:	WHY IS THE COMPANY PROPOSING TO SELL SUBSTANTIALLY ALL OF ITS ASSETS?	A: Our board of directors believes that the asset sale offers the following advantages:
		*	While we believe there exists a viable commercial market for our technology, we have been unable to penetrate that market.
		*	Our ability to sell to customers has been compromised by our weak balance sheet, concerns about our viability and our limited track record.
		*	We have been unable to attract sufficient working capital to retain key technical and management employees.
		*	The buyer, Xenos, operates in a similar technology sector with existing marketing channels.
		*	We believe our products will integrate successfully with the products offered by Xenos to substantially enhance the value of Xenos and its shares.
		*	If the acquisition proves to be accretive to Xenos, our shareholders will benefit by virtue of the expected increased value in the Xenos common stock.
Q.	HOW WILL SHAREHOLDERS BENEFIT FROM THE ASSET SALE?

A:  Shareholders will benefit from the asset sale because we will have the opportunity to use the proceeds of the asset sale and our public company status to acquire or merge with another business with greater potential for future growth, which would enhance the value of our shareholders' investments.

Q:	WHO IS THE PURCHASER?	A: The purchaser will be Xenos Group Inc. Xenos is a corporation organized under the laws of the Province of Ontario in Canada. Xenos stock is listed for trading on the TSX.
Q:	WHAT IS THE PURCHASE PRICE FOR THE ASSETS OF OUR COMPANY?

A: The purchase price is $1,250,000 in cash, 1,000,000 shares of Xenos stock and Xenos' assumption of certain of our current accounts payable (with an estimated value of about $33,000 at June 30, 2003) and certain obligations to provide support and maintenance (with an estimated value of about $14,000 at June 30, 2003).  The liabilities that Xenos will assume relate directly to the conduct of our operations and exclude liabilities on account of transaction costs and our pre-restructuring operations.  The stock portion of the purchase price will be held in escrow for one year.  We do, however, have a price guarantee on the Xenos stock, which would entitle us to an additional cash payment if the 20 trading day average closing share price of the Xenos stock before the one year anniversary of the asset purchase agreement is less than C$3.50 and a maximum of C$1,340,000.  We do not intend to distribute the Xenos stock to our shareholders after it is released from escrow.

Q:	WILL ANY OF THE PROCEEDS OF THE ASSET SALE BE DISTRIBUTED TO SHAREHOLDERS?

A:  No, the proceeds of the asset sale will not be distributed to shareholders. Of the proceeds, a software developer group will receive $250,000 in cash and 250,000 Xenos shares. (See Payment of Developers our of Sale Proceeds on page 70.)  The software development group comprises four individuals (Hai Bo Fan, Kai Xu, Liang Wang and Jianwen Zhang) from whom we purchased the "Transform Kernel," an important component of our software.  We now employ these individuals.  We will use the balance of the proceeds of the asset sale, after the payment of transaction expenses and director, management and staff bonuses and settlement of liabilities, to pursue an acquisition or merger with another company.  We estimate that we will have outstanding liabilities of about $300,000 that we will settle with the proceeds.

Q:	WHAT WILL HAPPEN IF THE ASSET SALE IS APPROVED?

A: If the asset sale is approved, we will complete the sale of our assets subject to satisfaction of the closing conditions set forth in the asset purchase agreement. We expect that this transaction will close shortly after the annual meeting. After the closing, we will seek to merge with or acquire an operating company that would be interested in our entity with its publicly-traded stock. Our shareholders will not directly receive any consideration from the asset sale, and your stock will continue to have the same rights as it did before the sale.

Q:	WHAT WILL HAPPEN IF THE ASSET SALE IS NOT APPROVED?

A: We will review all options for continuing operations, including further reducing expenses through the termination of employees. However, we do not believe that our company would be able to operate for very long without finding another company with which to complete a merger or sale.

Q:	DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE ASSET SALE?	A: Yes. Under Colorado law, you will have appraisal rights in connection with the asset sale. This proxy statement includes an explanation of how you can exercise your appraisal rights.
Q:	WHAT VOTE IS REQUIRED TO APPROVE THE ASSET SALE?

A: Approval of the asset sale will require the affirmative vote of a majority of the outstanding shares of our common stock. Only votes that are cast in favor of the asset sale will have any effect in winning approval for the asset sale. If a shareholder does not vote on this proposal, the failure to vote will be the same as a vote against the proposal. Therefore, it is important that our shareholders exercise their right to vote in this matter.

Q:	WHAT OTHER PROPOSALS WILL THE SHAREHOLDERS CONSIDER AT THE ANNUAL MEETING?

A: Shareholders are also being asked to consider the following proposals: (i) to elect five directors; (ii) to ratify our selection of Berkovits, Lago & Company, LLC to serve as our independent public accountants for the fiscal year ending June 30, 2004; (iii) subject to approval of the Xenos transaction, to change our name at the discretion of the board of directors; (iv) to approve a reverse stock split of our outstanding securities of up to 1-for-20 at the discretion of our board of directors; and (v) to increase the number of shares of common stock issuable under or 1999 Equity Incentive Plan.

Q:	WHAT SHOULD I DO IF MY SHARES ARE HELD BY MY BROKER IN "STREET NAME"?

A: A shareholder's shares held in "street name" will not be voted on any matter if the shareholder does not provide his broker with instructions on how to vote the "street name" shares. A shareholder whose shares are held in "street name" should instruct his broker on how to vote the shares, following the directions provided by the broker. Please check the voting form used by the broker to see if the broker will permit a vote by telephone or over the Internet.

Q:	HOW DO I VOTE?

A: After you read this document, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented and voted at the annual meeting.

Delivery of your proxy card will not in any way affect your right to attend the annual meeting in person.
Q:	CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the annual meeting for shares held directly in your name. You may accomplish this by completing a new proxy or by attending the annual meeting and voting in person. Attendance at the annual meeting alone will not cause your previously-granted proxy to be revoked unless you vote in person. For shares held in "street name," you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	MAY I ATTEND THE ANNUAL MEETING IN PERSON?

A: You may attend the annual meeting in person if you have shares registered in your name or if you have a valid proxy in your favor from the registered holder. If the shares are registered in the name of a corporation or other organization, bring a letter from an authorized agent of that corporation or organization giving you authority to vote its shares.

Q:	IF I HAVE SHARES REGISTERED IN MY NAME OR IF I HAVE A PROXY IN MY FAVOR FROM A REGISTERED HOLDER, WHAT DO I NEED TO DO TO ATTEND THE ANNUAL MEETING IN PERSON?	A: Just bring proper photographic identification to the meeting, such as a driver's license, passport or United States military identification.

WHO CAN HELP ANSWER YOUR QUESTIONS
XML-Global Technologies, Inc.
c/o Suite 22, 1818 Cornwall Avenue
Vancouver, British Columbia V6J 1C7
Canada
Tel. (604) 717-1107
Attn.: Gary Kupecz
Chief Operating Officer

The address and phone number of Xenos' principal executive offices are as follows:

Xenos Group Inc.
95 Mural Street, Suite 201
Richmond Hill, Ontario L4B 3G2
Canada
Tel. (905) 709-1020

SELECTED FINANCIAL DATA

       The following is selected historical financial data of XML-Global and Xenos. The XML-Global data includes information as of and for each of the fiscal years ended June 30, 2003 and 2002. The Xenos data includes information as of and for the nine month periods ended June 30, 2003 and 2002, and as of and for each of the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998. The data has been derived from both audited and unaudited historical financial statements appearing elsewhere in this proxy statement or incorporated by reference from other reports filed by XML-Global with the SEC and should be read in conjunction with those financial statements and their related notes.

       This information is only a summary and you should read it together with the financial statements and pro forma financial information included elsewhere in this proxy statement or incorporated by reference from other reports filed by XML-Global with the SEC.

Selected Historical Financial Data of XML-Global

Statement of Operations Data:	Fiscal Year Ended June 30,
	2003	2002
Total Revenues	$ 860,642	$ 888,974
Operating expenses	5,232,550	5,763,129
Net loss	(4,394,760)	(5,573,247)
Net loss applicable to common stockholders	(4,394,760)	(5,573,247)
Basic and diluted loss per share	(0.11)	(0.20)
Shares used in computing basic and diluted loss per share	41,815,845	27,926,765

	At June 30,
	2003	2002
Balance Sheet Data:
Working capital (deficit)	$ (253,294)	$ (116,854)
Total assets	164,996	1,750,064
Stockholders' equity (deficit)	(163,904)	730,542

Selected Historical Financial Data of Xenos

						Nine Months
	Year Ended September 30					Ended June 30
	1998	1999	2000	2001	2002	2002	2003
Selected financial data (C$000)
Sales	5,749	10,514	15,428	12,414	14,163	9,883	12,520
Net income (loss) from operations	(272)	409	(9,903)	(9,731)	140	(305)	1,131
Net income (loss) from
continuing operations	(272)	409	(9,903)	(9,731)	140	(305)	1,131
Net income (loss)	(335)	338	(9,530)	(8,875)	365	(357)	720

Total assets	5,523	23,710	38,376	29,022	22,937	22,120	23,720
Net assets	1,756	18,498	31,380	22,558	17,112	16,389	18,110
Capital stock	2,194	18,598	41,009	41,062	41,326	41,326	41,604
						Nine Months
	Year Ended September 30					Ended June 30
	1998	1999	2000	2001	2002	2002	2003
Per share amounts (C$)
Dividends per share	-	-	-	-	-	-	-
Net income (loss) from
operations per share	(0.07)	0.06	(1.19)	(1.06)	0.04	(0.04)	0.08
Net income (loss) from continuing operations
per share	(0.07)	0.06	(1.19)	(1.06)	0.04	(0.04)	0.08
Diluted net income per share	(0.07)	0.06	(1.19)	(1.06)	0.04	(0.04)	0.08
						Nine Months
	Year Ended September 30					Ended June 30
	1998	1999	2000	2001	2002	2002	2003
Share information (000)
Number of shares	5,185	7,348	8,362	8,408	8,608	8,608	8,877
Weighted average number of shares
Basic	4,847	5,632	7,975	8,390	8,483	8,441	8,679
Diluted	5,017	6,369	9,286	8,561	8,540	8,506	8,837

Foreign Currency Translation

The financial results of Xenos' operations have been recorded in Canadian dollars. At June 30, 2003, one dollar equaled approximately C$1.35 and at September 25, 2003, one dollar equaled approximately C$1.35.

The following table sets forth a history of the exchange rates for the US dollar compared to the Canadian dollar during Xenos' past five fiscal years, which have a September 30 fiscal year end, and the most recent nine-month period:

Period	Average	Period End
Year ended September 30, 1998	1.4499	1.5265
Year ended September 30, 1999	1.5035	1.4682
Year ended September 30, 2000	1.4719	1.5009
Year ended September 30, 2001	1.5351	1.5775
Year ended September 30, 2002	1.5730	1.5785
Nine months ended June 30, 2003	1.4936	1.3475

The following table presents the high and low exchange rates for the US dollar compared to the Canadian dollar for the most recent six months:

Period	High	Low
March 2003	1.4955	1.4584
April 2003	1.4940	1.4407
May 2003	1.4424	1.3403
June 2003	1.3781	1.3305
July 2003	1.4188	1.3332
August 2003	1.4163	1.3759

BUSINESS OF XML

The narrative description of XML-Global's historical business operations is contained in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, which has been incorporated into this proxy statement by reference. A copy of the Annual Report has been delivered concurrently with this proxy statement.

Business Strategy After the Asset Sale

The following discussion describes the plan of operations that we intend to pursue if the proposed asset sale is approved by the shareholders at the annual meeting. The focus of the plan will be to identify new opportunities, which would consist of a new merger or acquisition candidate. As of the date of this proxy statement, there exists no agreement, arrangement or understanding with respect to any potential business acquisition or other opportunity.

Plan of Operations

       We believe we can offer owners of potential merger or acquisition candidates the opportunity to acquire a controlling ownership interest in a public company at substantially less cost than is required to conduct an initial public offering. The target company will, however, incur significant post-merger or acquisition registration costs in the event target company shareholders wish to offer a portion of their shares for subsequent sale. Further, while target company shareholders will receive "restricted securities" in any merger or acquisition transaction, those restricted securities will represent, if a trading market develops for our common stock, ownership in a "publicly-traded" as opposed to a "privately-held" company. We also believe target company shareholders may benefit in obtaining a greater ownership percentage in us remaining after a merger or acquisition than may be the case in the event a target company offered its shares directly for sale to the public. Nevertheless, our officers and directors have not conducted market research and are not aware of statistical data which would support the perceived benefits of a merger or acquisition transaction for target company shareholders.

       We expect to concentrate primarily on the identification and evaluation of prospective merger or acquisition "target" entities, including private companies, partnerships or sole proprietorships. We do not intend to act as a general or limited partner in connection with partnerships we may merge with or acquire. We have not identified any particular area of interest within which we will concentrate our efforts.

       We contemplate that we will seek to merge with or acquire a target company with either assets or earnings, or both, and that preliminary evaluations undertaken by us will assist in identifying possible target companies. We have not established a specific level of earnings or assets below which we would not consider a merger or acquisition with a target company. Moreover, we may identify a target company, which is generating losses, which it will seek to acquire or merge with us. The merger with or acquisition of a target company which is generating losses or which has negative shareholders' equity may have a material adverse affect on the price of our common stock, if a public trading market develops.

       It should be noted, however, that our independent accountants audit report for the fiscal year ended June 30, 2003 contains a qualification and explanatory language that due to our recurring losses from operations and net capital deficiency, substantial doubts exist about our ability to continue as a going concern.

Plan of Acquisition

       We intend to follow a systematic approach to identify our most suitable acquisition candidates. In the past, our officers and directors have not used consultants in an effort to identify potential target companies, although it is possible that such consultants may be used in the future. To date, there have been no discussions with and there exist no agreements or understandings with any particular consultant to provide such services for us. If a finder or consultant is engaged, of which there can be no assurance, we will make an effort to limit the scope and duration of the services to be performed by such consultant so as to minimize any costs associated with such services.

       As a reporting company under Section 13 of the Exchange Act, we are required to prepare and file an annual report on Form 10-KSB containing audited financial statements certified by an independent public accountant. In addition, we are required to file Quarterly Reports on Form 10-QSB for the first, second and third interim periods which include unaudited financial statements for the quarter and year to date. In addition to the Quarterly and Annual Reports, extraordinary events outside of the ordinary course of business must be reported on Form 8-K, such as a change of control, a material acquisition or disposition of assets, changes in accountants and the like. Under certain circumstances, an acquisition of significant assets or a significant subsidiary will require the preparation of additional audited financial statements for the acquired business as well as pro forma financial information. Our officers, directors and ten-percent shareholders are also subject to the beneficial ownership reporting requirements and short swing trading restrictions contained in Section 16 of the Exchange Act. All of the foregoing reporting requirements, and the associated costs of complying with such requirements, could limit the pool of potential acquisition or merger candidates.

       While we have made every effort to fully comply with our reporting obligations under the Exchange Act, should such obligations be suspended for any reason in the future, we would intend to continue to voluntarily file periodic reports.

       First, we intend to concentrate on identifying any number of preliminary prospects which may be brought to the attention of management through present associations, personal contacts of our affiliates, or by virtue of very limited advertising campaigns we may conduct. As is customary in the industry, we may pay a fee to a non-affiliate for locating a merger or acquisition candidate. If any such fee is paid, it will be approved by our board of directors and will be in accordance with industry standards. After preliminary candidates are identified, we will then apply certain of our broad criteria to the prospects. Essentially, this will entail a determination by us as to whether or not the prospects are in an industry which appears promising and whether or not the prospects themselves have potential within their own industries. During this initial screening process, we will ask and receive answers to questions framed to provide appropriate threshold information, depending upon the nature of the prospects' businesses. Such evaluation is not expected to be an in-depth analysis of the target company's operations although it will encompass a look at most, if not all, of the same areas to be examined once one or more target companies are selected for an in-depth review. For example, at this stage, we may look at a prospect's unaudited balance sheet. Once a prospect is selected for an in-depth review, we will review the prospect's audited financial statements. Nevertheless, we anticipate this evaluation will provide a broad overview of the business of the target company and should allow a large percentage of preliminary prospects to be eliminated from further consideration.

       Assuming we are able to complete the preliminary evaluation process and select a limited number of companies for further study, of which there can be no assurance, we may enter into preliminary negotiations with target company management in order to obtain detailed financial and operational information. Following our receipt of such information, we will conduct an in-depth analysis of five major areas of concern with respect to the target company as follows:

       1.     Managerial and Financial Stability. We will review audited financial statements of the target company, to the extent available, and will also research the background of each director and member of management of the target company in order to discern whether the stability of the company is such that further negotiations are warranted.

       2.     Industry Status. We will research the potential of the target company's industry. The concern here is whether the industry is in a growth, stagnant or declining stage.

       3.     Production of Product. If the target company is a manufacturer, we will review whether it has the necessary resources or access to the necessary resources and supplies to produce a quality product in a timely manner.

       4.     Acceptance and Potential of Product. We will review the acceptance of the target company's product in the market place and assess the competition. We will also review whether or not the product is realistic: is there potential for the product to be workable and to fulfill its intended purpose.

       5.     Development of Target Company. We will review the target company's stage of development (examples: start-up stage, established company, etc.).

       The foregoing is an outline of the areas of concern that most often arise and merit careful scrutiny by management. Because of the possible varieties of target companies, which may come to our attention, additional factors will most likely be considered in any given analysis. Also, the procedures used in such a review are expected to vary depending upon the target company being analyzed. We may select a target company for further negotiations even though the target may not receive a favorable evaluation as to some of the five areas of concern.

       We expect to enter into further negotiations with target company management following successful conclusion of financial and evaluation studies. Negotiations with target company management will be expected to focus on the percentage of our equity which target company shareholders would acquire in exchange for their shares in the target company. Depending upon, among other things, the target company's assets and liabilities, our shareholders will in all likelihood hold a lesser percentage ownership interest in us following any merger or acquisition. Assets of a merger or acquisition candidate would be valued at historical cost for transactional purposes. The percentage ownership may be subject to significant reduction in the event we acquire a target company with substantial assets. Any merger or acquisition effected by us can be expected to have a significant dilutive effect on the percentage of shares held by our then shareholders.

       The final stage of any merger or acquisition to be effected by us will require us to retain the services of legal counsel and a qualified accounting firm in order to properly effect the merger or acquisition. We may be expected to incur significant legal fees and accounting costs during the final stages of a merger or acquisition. Also, if the merger or acquisition is successfully completed, we anticipate that certain costs will be incurred for public relations, such as the dissemination of information to the public, to the shareholders and to the financial community. If we are unable to complete the merger or acquisition for any reason, our capital may be substantially depleted if legal fees and accounting costs have been incurred. We intend to retain legal and accounting services only on an as-needed basis in the latter stages of a proposed merger or acquisition.

       It is possible that acquisition targets are seeking a business combination with us as part of its efforts to raise additional capital. We do not intend to raise capital, either through the public or private sale of equity or debt securities to enable us to provide bridge capital to any potential acquisition candidate. Nor do we intend to borrow any funds or use any proceeds of any equity or debt offering to make payments to any of our management, promoters, or their respective affiliates or associates.

Role of Management in Acquisition Process

       The consummation of any acquisition will likely result in a change in our control, pursuant to which the officers, directors and principal shareholders of the acquired company will be issued sufficient numbers of shares of our common stock to exercise voting control immediately following the acquisition. In addition, the transaction may involve the sale by our current principal shareholders of all or a portion of their beneficial ownership of the Company's common stock to the control persons of the acquired company. Such sale would be upon terms privately negotiated between the principals of the acquired company and our principal shareholders. Our shareholders will, in all likelihood, not be provided with information, including financial statements, of a business to be acquired or be afforded an opportunity to approve or consent to any stock buy-out transaction involving our principal shareholders. Moreover, our other shareholders will in all likelihood not be offered an opportunity to sell their shares of the Company's common stock on the same or similar terms and conditions. We have not adopted and do not plan to adopt in the future any policy which would restrict, limit or prohibit management or our principal shareholders from negotiating a buy-out of their stock in connection with an acquisition transaction.

Assets Retained

        While we will be selling substantially all of our assets, we will be retaining two assets:  (1) our interest in the Qube software; and (2) an equity interest in Bluestream Database Software Corp. ("Bluestream").

       We hold a license to Xformity, Inc.'s The Qube software, a business-to-business communications and transactions engine.  The license gives us a non-exclusive, non-transferable worldwide, royalty-free license to market, distribute, copy and sublicense the object code of The Qube software to customers or distributors for use by customers.  If we develop or merge with a business that is involved in business-to-business communications and transactions, this asset could be of value.

        We own 45% of the common equity and preferred stock in a holding company that owns Bluestream, an XML database developer.  If Bluestream's business is successful, we may receive dividends or realize proceeds from the sale or our shares.  At present however, the outlook for Bluestream is uncertain and we have written off our investments.

Competition

       We will remain an insignificant participant among the firms, which engage in mergers with and acquisitions of privately financed entities. There are many established venture capital and financial concerns which have significantly greater financial and personnel resources and technical expertise than the Company. In view of our combined limited financial resources and limited management availability, we will continue to be at a significant competitive disadvantage compared to our competitors. Also, we will be competing with numerous other small, blank check, public companies.

Regulation and Taxation

       Any securities which we acquire in exchange for our common stock will be "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"). If we elected to resell such securities, such sale could not proceed unless a registration statement had been declared effective by the Securities and Exchange Commission or an exemption from registration was available. Section 4(1) of the 1933 Act, which exempts sales of securities not involving a distribution, would in all likelihood be available to permit a private sale if various restrictions pertaining to such a sale are complied with. Although our plan of operation does not contemplate resale of securities acquired, in the event such a sale were necessary, we would be required to comply with the provisions of the 1933 Act.

       As a condition to any merger or acquisition, it is possible that the target company management may request registration of our common stock to be received by target company shareholders. In such event, we could incur registration costs, and we intend to require the target company to bear most, if not all, of the cost of any such registration. If we do contribute toward the cost of such registration, its maximum contribution will be limited to the extent that we have assets available for such contribution. Alternatively, we may issue "restricted securities" to any prospective target company, which securities may be subsequently registered for sale or sold in accordance with Rule 144 of the Securities Act of 1933.

       We intend to structure a merger or acquisition in such a manner as to minimize federal and state tax consequences to the Company and any target company.

        The Company may participate in a business opportunity by purchasing, trading or selling the securities of such business.  The Company does not, however, intend to engage primarily in such activities.  Specifically, the Company intends to conduct its activities so as to avoid being classified as an "investment company" under the Investment Company Act of 1940 (the "Investment Act"), and therefore to avoid application of the costly and restrictive registration and other provisions of the Investment Act, and the regulations promulgated thereunder.

       Section 3(a) of the Investment Act contains the definition of an "investment company," and it excludes any entity that does not engage primarily in the business of investing, reinvesting or trading in securities, or that does not engage in the business of investing, owning, holding or trading "investment securities" (defined as "all securities other than government securities or securities of majority-owned subsidiaries") the value of which exceeds 40% of the value of its total assets (excluding government securities, cash or cash items).  The Company intends to implement its business plan in a manner that will result in the availability of this exception from the definition of "investment company." Consequently, the Company's participation in a business or opportunity through the purchase and sale of investment securities will be limited.

       The Company's plan of business may involve changes in its capital structure, management, control and business, if it consummates a reorganization as discussed above.  Each of these areas is regulated by the Investment Act, in order to protect purchasers of investment company securities.  Since the Company will not register as an investment company, stockholders will not be afforded these protections.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF XML

Management's Discussion and Analysis of Financial Condition and Results of Operations is contained in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 which has been incorporated into this Proxy Statement by reference. A copy of the Annual Report has been delivered concurrently with this Proxy Statement.

BUSINESS OF XENOS GROUP INC.

Business Development of Xenos

Xenos Group Inc. ("Xenos") was constituted as The Xenos Group Inc. under the Business Corporations Act (Ontario) by articles of amalgamation dated October 1, 1989. Xenos changed its name to Xenos Group Inc., amended its authorized capital to provide for an unlimited number of common shares and an unlimited number of special shares issuable in series and removed the private company restrictions from its articles of amalgamation by articles of amendment dated July 29, 1999.

Xenos owns all of the issued and outstanding shares of the following companies:

1.	Xenos Inc. (formerly GenText, Inc.), incorporated in Texas;
2.	Rush Creek Software Corporation, incorporated in Texas; and
3.	Geneva Digital Limited, a United Kingdom (UK) company, which owns 100% of the shares of Xenos Europe Limited (formerly Geneva Digital Limited), also a UK company.

Xenos became a publicly traded company on the TSX in August 1999 through an initial public offering of its common shares. In October 1999, Xenos acquired Geneva Digital Limited (a UK company) to give itself a European presence and platform for expansion in that region. In May 2000, Xenos completed a secondary financing through the issuance of 500,000 common shares, which generated net proceeds to Xenos of over C$18 million. In October 2001, Xenos undertook a significant reorganization, which included staff reductions and the relocation of certain management, marketing and administrative functions from the UK to Canada. In May 2002, Xenos acquired Rush Creek Software Corporation (a Dallas based company) and its infoWEB product.

Xenos entered into a global software remarketing agreement with IBM for the worldwide sale and distribution of Xenos software as part of IBM's enterprise content management solution in November 2001.

Xenos' principal software products are Xenos d2e Platform, Xenos d2e Vision and infoWEB

Business of Xenos

Xenos develops software and provides services for department and enterprise-wide document transformation and document management solutions. Xenos provides document solutions to an international customer base in key industry segments such as banking, insurance, brokerage, telecommunications, utilities, health care, manufacturing, retail, government, postal and service bureau.

Xenos sells its products worldwide through its direct sales force and through channel partners and distributors. Xenos has distribution agreements in North America, Europe, Latin America, Asia, Australia and New Zealand. Xenos is expanding its distribution and sales channels globally, especially in the Asian markets, which Xenos believes are poised for growth. Xenos is targeting global market opportunities through increased investment in channel development, implementation, support, sales and marketing activities. Xenos also licenses its technology directly to major accounts and indirectly through alliance partners and resellers. Xenos has alliances with some of the world's leading software vendors, enabling them to incorporate Xenos' software as part of their solutions.

Xenos alliance partners worldwide include:

*	IBM
*	INSCI
*	FileNET

Xenos Value Added Resellers worldwide include:

*	Document Dialog
*	Document Process
*	Document Technologies
*	Dokument Dialog
*	Help System
*	IBridge Capital
*	i-Transact
*	Poly Software & Consulting
*	Viadoc

Some Xenos customers are:

*	ADP Fidelity Investments
*	American Express
*	Axa Guardian
*	Banco Itau
*	Bertelsmann
*	Blue Cross Blue Shield Arkansas
*	Blue Cross Blue Shield Kansas
*	Cable & Wireless
*	CalPERS
*	Charles Schwab
*	Chevron
*	Citicorp Credit Services
*	CitiGroup Private Banking
*	DST Output
*	Egg
*	Empire Blue Cross Blue Shield
*	Federal Express
*	Fireman's Fund
*	First Health Group
*	Fleetbank
*	Guardian Life
*	IBM Canada
*	Infinity Insurance
*	Janssen Pharmaceutical
*	Lombard Canada
*	McNeil Consumers Healthcare
*	Michelin
*	Mutual of America
*	NatWest Bank
*	Pacific Life
*	Pennsylvania Higher Education Assistance Agency
*	Pitt County Memorial Hospital
*	Print Laser
*	Provident Credit Union
*	Prudential
*	Renault
*	SBC Services Inc.
*	SCICOM Data Services
*	Scottish Amicable
*	State of Illinois
*	State of Michigan
*	State Street Bank
*	Storebrand
*	Telenor
*	Virgin
*	Wachovia
*	Wells Fargo

Through the end of fiscal 2002, Xenos operated in one business segment. The following is an analysis of revenues by geographic segments for each of the last three fiscal years:

	2000	2001	2002
Canada	C$ 856,986	C$1,235,067	C$ 629,243
European Union	521,518	1,091,257	560,050
United Kingdom	5,500,829	4,941,810	4,483,897
United States	7,710,414	4,887,470	7,444,765
Other	838,581	258,627	1,045,510
Total	C$ 15,428,328	C$ 12,414,231	C$ 14,163,465

Capital Expenditures

Xenos' cash expenditures on investing activities for the last three fiscal years and the nine-month period ended June 30, 2003 were as follows:

	Year Ended September 30		Nine Months Ended June 30
	2000	2001	2002	2003
Acquisition of subsidiaries	C$ 5,444,547	C$ -	C$ 1,091,783	C$ -
Additional consideration paid on acquisitions	288,248	766,985	4,874	48,227
Purchase of capital assets	2,152,187	530,817	289,818	233,051
Development costs incurred	263,140	1,607,508	1,165,801	476,557
Proceeds on sale and other	(37,610)	-	(65,977)	(9,383)
Total	C$ 8,110,512	C$ 2,905,310	C$ 2,486,299	C$ 748,452

Effective October 1, 1999, Xenos acquired all of the issued shares of Xenos Europe Limited., formerly Geneva Digital Inc., a private software development company located in the United Kingdom, for a total purchase price of C$11.6 million.

Effective May 17, 2002 Xenos purchased all of the outstanding shares of Rush Creek Software Corporation, a private software development company located in Dallas, Texas, for a total purchase price of C$1,776,074. In addition, as part of the purchase price, Xenos has agreed to pay the former principals additional consideration. These amounts, equal to 5% of the net receipts on sales of the infoWEB product completed prior to May 14, 2007, will be added to goodwill when paid.

Purchase of capital assets represents computer and similar equipment acquired in the ordinary course of business. Most capital asset acquisitions have been made in Canada, since that is where most of Xenos' employees are based.

Xenos capitalizes development costs only after the technological feasibility of the product has been established. After technological feasibility has been established, direct production costs are capitalized until general release of the product.

The acquisition of Geneva Digital Inc. was financed from the proceeds of an initial public offering completed in August 1999. The acquisition of Rush Creek Software Corporation was funded through proceeds received from the secondary offering completed in 2000.

Xenos has not made any material capital divestitures in the past three years. As a principal of corporate strategy, it continues to assess the acquisition of complementary businesses but currently has not entered into a definitive agreement with any party other than XML-Global.

Marketing Strategy

Xenos is a vendor of middleware software products in the Distributed Output Management (DOM) and Integrated Document Archive and Retrieval Systems (IDARS) market spaces. As well, Xenos provides software and services in the Document Composition market through its UK Value Added Reseller relationship with Document Sciences Corp.

Xenos has four strategies for the continuing expansion of worldwide sales. These are:

1.	New Products
2.	Increased Professional Services and Solutions
3.	Appropriate Acquisitions
4.	Increased Global Market Presence

New Products

Xenos' new product development efforts continue. The latest of these products is Xenos d2e Vision released in January 2003. Xenos' research and development efforts are expected to deliver tangible results in the next fiscal year and beyond.

Increased Professional Services and Solutions

Xenos offers implementation and other professional services to its customers. These services are offered as an aide to drive Xenos product sales. Xenos' customers benefit from rapid and accurate implementations of their business initiatives. Xenos' knowledgeable and talented professional services staff deliver services to implement Xenos products at customer sites. Xenos plans to extend its services offering outside of the Xenos customer base to other clients in the document management markets. Xenos' middleware software allows Xenos to participate in projects beyond the scope of Xenos' current proprietary technology.

Strategic Acquisitions

Xenos intends to continue to seek acquisitions that are complementary to Xenos' existing products and services. Xenos seeks profitable and self-sustaining organizations as acquisition targets. Rush Creek Software Corporation met Xenos' acquisition criteria and was acquired in May 2002 and successfully merged into Xenos' operations.

Increased Global Market Presence

Xenos sells its products directly in the North American market. Xenos sells its products through Value Added Resellers (VARs) in the Latin American markets in Brazil and Argentina/Uruguay. Xenos has signed agreements with VARs in the Asia Pacific markets in Hong Kong, People's Republic of China, Taiwan, Indonesia, Malaysia, Philippines, Singapore, Thailand, Vietnam, Australia and New Zealand. A Xenos presence in these regional markets complements Xenos' direct and VAR sales in Europe.

Products

Xenos d2e Platform

Xenos d2e Platform software transforms and re-purposes documents into e-content, supporting both e-business and print strategies for electronic statement presentment, enterprise content management, archiving and print automation.

Xenos d2e Platform software is not limited to a single application or to a single document type. The customer can start with a departmental level application with one document type and expand d2e Platform into the entire enterprise as business requirements evolve. The breadth of d2e Platform allows organizations to solve today's business challenges while providing a solid foundation to add solutions for tomorrow's requirements.

Xenos d2e Platform has advanced capabilities. Intelligent Document Control allows d2e Platform to interface and integrate with other applications. Intelligent Document Control gives the customer the ability to extract required data from bills, generate XML records and load them into an electronic billing application database, generate documents and their indexes to load into an archiving system, and create electronic versions of documents for attachments in e-mail delivery applications. The software's capabilities allow the user to personalize each customer's communications. Each customer can be treated uniquely, based on the customer profile, by extracting the customer account number to be used as an index to access and include personalized, one to one marketing messages. Xenos d2e Platform uses meet today's requirements as well as tomorrow's. With a scripting language and powerful document manipulation functions, the customer can preserve their investment using today's d2e Platform applications as bases for tomorrow's requirements.

Xenos d2e Platform provides choices in how customers receive their monthly statements, bills, policies and other important correspondence. The customers may choose the channels - printed mail, e-mail, Internet - and formats - paper, PDF, HTML, XML - for statement delivery. Xenosd2e Platform can retrieve documents from existing archiving systems, extending their capabilities to provide electronic delivery to staff and customers. Documents can be transformed into PDF or HTML for Internet and Intranet viewing or into XML for e-billing solutions. Xenos d2e Platform rationalizes centralized printing facilities, using d2e Platform software to transform print formats without changing printer applications. The software can transform print output from one high-speed printer format, such as IBM AFP or Xerox Metacode/DJDE, to another. This saves cost and time, especially in situations where there is a change of printer hardware vendors. The software can transform output to desktop formats and print on departmental printers to reduce mailing costs.

The scalability of d2e Platform software enables the customer to process high volumes of documents within production schedules. Xenos d2e Platform supports batch, on-the-fly, centralized and distributed models. Xenos d2e Platform projects can be developed and implemented with no changes to existing business applications. Xenos d2e Platform software easily integrates into existing legacy and e-business applications, thus leveraging the investment without the need to build or buy new applications. Xenos d2e Platform has a Java API to integrate with Java-based e-business applications. Developer Studio is a Windows GUI (graphical user interface) environment that facilitates d2e Platform application development.

Xenos' customers use the Xenos d2e Platform in a number of ways:

Banks: Transform large volumes of bank statements into electronic, Web-ready formats, and enable them to be archived and accessed quickly for rapid customer service.

Brokerage: Deliver electronic versions of time-sensitive, daily confirmation statements to agents.

Insurance: Transform insurance policies and statements into web formats, which can be transmitted to agents/brokers over the Internet.

Service Bureaus: Add electronic delivery solutions to traditional printing-based offerings. Allow Xerox print streams to be printed on IBM printers and vice versa. Implement electronic proofing to reduce approval time from customers. Reprint selected documents on high-speed or desktop printers.

Telecommunications: Roll out a large-scale electronic bill service for residential and small business customers. Selectively deliver online bills to business and residential customers.

Utilities: Integrate bills from an acquired company into a single image-based, invoice inquiry system.

Xenos d2e Vision

Xenos d2e Vision, written in Java, was developed in 2002 and V1.1 was released in January 2003.

Xenos customers are challenged to access and distribute key business and customer documents while reducing business cycle times, lowering ongoing operating costs and increasing productivity. Xenos d2e Vision addresses these needs. It supports the processing of high volumes of data by leveraging existing IT infrastructure investment, without changing legacy applications. Performance improvements have been achieved through the implementation of techniques such as multi-threading for simultaneous operations, streaming IO, which uses memory-to-memory communication instead of writing and reading from slower disk drives, and storing resources as objects to share them between multiple jobs. With the flexible integration capabilities of its component-based architecture, Xenos d2e Vision is positioned to add value to many other software vendors' solutions in Xenos' market spaces, allowing Xenos to extend its global marketing reach through partnerships offering customers whole product solutions. Business partners can extend Xenos' technology by writing their own Java classes that interface directly with d2e Vision. Further extendibility is realized from d2e Vision's ability to communicate with any database on any platform.

Xenos d2e Vision is designed with Unicode as a standard capability, providing built-in complete multi-language support. This includes double byte languages, required to compete in Asian markets such as China, Singapore, Taiwan, Japan and Korea.

Xenos infoWEB

Xenos infoWEB software distributes business documents within departments and throughout the enterprise. infoWEB publishes reports to any standard web browser, allowing end users to view and extract critical information. infoWEB software enables organizations to extract, publish and disseminate business reports throughout the enterprise.

Using infoWEB's Administrator graphical user interface, reports, users and distribution rules can be created and managed. Distributed administration allows a department or group to administer and control its own reports. infoWEB interfaces to other archiving systems. Reports are directed to infoWEB and distributed using the rules that have been established, allowing leverage of the investment the customer has made in these systems. Reports and documents printed to IBM AFP, Xerox Metacode/DJDE and HP PCL printers can be distributed by infoWEB. These reports can be transformed by Xenos d2e Platform software to a format that is compatible with the delivery channel, for example, PDF, HTML or XML.

Xenos is a value-added reseller of certain third party software in the UK operation, which is used to provide customers with document solutions that enable organizations to automate, personalize and manage their business communications through document creation, content automation and content management.

Xenos Professional Services teams in North America and the United Kingdom implement document transformation, composition and management solutions.

Product Development

Xenos is continually developing and enhancing its technology base. Significant product development and products releases made in fiscal 2003 included:

1.	Xenos d2e Platform v5.1
2.	Xenos d2e Platform v5.2
3.	Xenos d2e Vision v1.0
4.	Xenos infoWEB v5.0
5.	Xenos d2e Platform v5.3

Xenos development is focused on making ongoing improvements in the Xenos product development lifecycle.

Employees

As of September 30, 2003 Xenos, together with its subsidiaries, employed 79 employees including 23 in research and development, 21 in implementation and support, 21 in sales and marketing and 14 in administration and finance.

Competition

Xenos competes principally in the Distributed Output Management and Integrated Document Archive and Retrieval Systems market spaces.

Xenos competes with in-house IT departments, large systems integrators, and other enabling technology suppliers. In-house IT departments have an intimate knowledge of existing computing and printing systems. These departments often have established relationships and knowledge of the various departments' needs throughout the organization. IT departments, however, often lack the specific technical expertise to deal effectively with document delivery issues.

Xenos' management believes that Xenos products have a cost and time to market implementation advantage over custom-developed in-house IT department solutions. Management also believes that as its products becomes more widely known and adopted throughout the industry, it will make less sense for in-house IT departments to develop custom in-house solutions.

Large system integrators enjoy strong on -going relationships with enterprises. As well, systems integrators offer broadly based solutions to their clients, which may encompass document management components but might also involve numerous other e-business related components. This broadly based approach can be attractive to customers. Although these integrators are potential competitors, Xenos has enjoyed client/supplier relations with major systems integrators who rely on its specialized expertise and technology to provide the document delivery component of an overall e-business solution.

A number of independent software companies compete with Xenos in the Distributed Output Management market with document transformation software. These include Solimar Corporation, CDP, Crawford Technologies, Emtex Ltd. and Elixir Technologies Corporation. In addition Xenos competes with and complements solutions from IBM Corporation and Xerox Corporation, as large vendors of hardware and software solutions

Xenos complements and competes with vendors of document composition software. Some of these vendors include Docucorp, Group 1, ISIS and Metavante.

Xenos complements and competes with vendors in the Integrated Document Archive and Retrieval Systems space. Some of these vendors are Beta, Computer Associates, Cypress, FileNET, IBM, INSCI, Macro4, Mobius, Quest Software, Systemware and Tower Technologies.

Intellectual Property

Xenos relies on copyright, trademark and trade secret laws to protect its proprietary rights in its software products. While Xenos' competitive position may be affected by its ability to protect its proprietary information, Xenos believes that because of the rapid pace of technological change in the industry, factors such as the technical expertise, knowledge and innovative skill of Company's management and technical personnel, name, recognition, the timeliness and quality of support services provided by Xenos and its ability to develop, produce, enhance and market software products may be more significant in maintaining Xenos' competitive position.

The ownership of intellectual property generated at Xenos is protected through agreements with employees under which the employees agree that work done for Xenos is the property of Xenos, to waive rights in work generated for Xenos and to sign confidentiality and non-disclosure agreements.

Xenos trademarks include: Xenos, the data to e-content company, Xenos d2e Platform, Xenos d2e Developer Studio, Xenos d2e Vision, Xenos d2e Vision Developer Studio, infoWEB and Beyond the Printed Page.

Description of Property

Xenos maintains its corporate headquarters in Richmond Hill, Canada, a development and sales office in Dallas, Texas and a sales office in Walton-on-Thames in the UK. The Richmond Hill lease agreement is for approximately 10,293 square feet of office space and expires in 2004. The Dallas lease agreement is for approximately 3,919 square feet of office space and expires in 2008. The Walton-on-Thames lease agreement is for approximately 4,500 square feet of office space and expires in 2013.

Xenos owns a variety of computers and other computer equipment for its operational needs.

Xenos believes that its facilities and equipment are suitable and adequate for its business as presently conducted.

Government Regulation

Exchange Controls

There are no governmental laws, decrees or regulations in Canada relating to restrictions on the export of capital affecting the remittance of interest, dividends or other payments to non-resident holders of Xenos' shares. Any such remittances, however, are subject to withholding tax, as discussed below.

There are no limitations under the laws of Canada, the Province of Ontario or in the charter or any other constituent documents of Xenos on the right of foreigners to hold or vote the shares of Xenos. However, under the provisions of the Investment Canada Act, when a non-Canadian acquires control of a Canadian business, the transaction may be reviewable in certain circumstances by Investment Canada, an agency of the federal government of Canada. Reviewable transactions are those in which a non-Canadian acquires the assets of a Canadian business or the voting shares of a Canadian corporation the value of which assets or shares exceeds C$5 million. Also, certain transactions are specifically exempted from review.

Taxation on Dividends

Generally, cash dividends paid by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25 percent. However, pursuant to Article X[2] of the Canada-United States tax treaty, dividends paid to a United States resident, are only subject to a 15 percent withholding tax. Further, if the United States resident is a company which owns 10 percent or more of the voting shares of the Canadian company paying the dividends, the withholding tax is reduced to 5 percent. In addition to dividend withholding, interest paid to United States residents is subject to a 10 percent withholding tax pursuant to Article XI[2] of the Canada-United States tax treaty.

Taxation on Capital Gains

A non-resident shareholder who holds shares of Xenos as capital property will not be subject to Canadian tax on capital gains realized on the disposition of such shares unless such shares are "taxable Canadian property" within the meaning of the Income Tax Act (Canada) and no relief is afforded under any applicable tax treaty. The shares of Xenos would be taxable Canadian property of a non-resident shareholder if the non-resident shareholder used the shares in carrying on a business in Canada or if at any time during the five-year period immediately preceding the disposition not less than 25 percent of the issued shares of any class of Xenos belonged to the particular shareholder, or persons with whom the non-resident shareholder did not deal at arm's length, or any combination thereof.

Holders of common shares of Xenos should seek independent advice from their own professional tax advisers with respect to the Canadian income tax consequences arising from the holding of common shares of Xenos.

Legal Proceedings

At the date of this Proxy, Xenos is party to a legal proceeding brought by a former employee alleging entitlements to stock options for 50,000 common shares of the Company exercisable at a price of C$3.00 per share plus damages which cannot be estimated at this time, if any.

Xenos is also party to a legal proceeding brought by a shareholder of a predecessor company alleging entitlement to 135,900 Class A shares of the predecessor company. An estimate of the potential loss cannot be determined, if any.

Xenos denies entitlement and intends to vigorously defend both of these actions.

There are no other pending legal proceedings to which Xenos is a party and Xenos is not aware of any threatened legal proceedings.

MANAGEMENT DISCUSSION AND ANALYSIS

Results of Operations of Xenos for the Year Ended September 30, 2001

Sales. For the year ended September 30, 2001, sales were C$12,414,000 as compared to C$15,428,000 in the previous year. The decrease was attributable to the worldwide economic downturn and reduction in corporate Information Technology spending. Geographically, 50% of sales in fiscal 2001 were in North America, while 49% were in Europe, compared to 56% and 40% respectively in fiscal 2000. License sales comprised approximately 44% of total revenues in fiscal 2001 compared to 50% in the prior year as Xenos relied more on service and maintenance business.

Cost of Sales. Cost of sales includes salaries to employees and contractor fees that can be attributed to service revenue earned in the period and license fees for software products that we license from third parties. For the year ended September 30, 2001, cost of sales was C$3,215,000 compared to C$3,570,000 in the prior period. The decrease in cost of sales was primarily the result of lower sales, offset by poorer margins as the proportion of license sales decreased.

Sales and Marketing Expense. Sales and marketing expense includes salaries and related costs associated with developing and implementing marketing campaigns and sales, commission, marketing program costs and an allocation of common costs. Total expenditures on sales and marketing were C$7,624,000 for the year ended September 30, 2001 compared with C$6,106,000 in the prior year. The increase primarily related to product marketing activities associated with the launch of new products and to an expanded sales force.

Research and Development. Total expenditures on product development, including salaries and an allocation of common costs, were C$4,785,000 during the year ended September 30, 2001 as compared to C$4,384,000 in fiscal 2000 The increase reflected an increased emphasis on new product development. Some of the total expenditures (C$1,608,000 in fiscal 2001 and C$263,000 in fiscal 2000) were deferred, yielding net research and development expenses of C$3,177,000 and C$4,121,000 respectively.

Administration and General. Administrative and general expense includes senior management, professional fees, public company costs and an allocation of common costs. Expenditures on administration and general activities decreased to C$2,904,000 in the year ended September 30, 2001 from C$5,951,000 in the year ended September 30, 2000 as a concerted effort was made to concentrate resources on key operating activities. Administrative expenses in the prior year were significantly higher due in part to the acquisition and integration of the European operations on October 1, 1999 and efforts to structure the Company for future growth.

Xenos allocates common costs based on relative headcount or other relevant measures. These costs include rent and other facility-related costs, communication and infrastructure expenditures.

Reorganization Costs. Xenos incurred a reorganization charge in the year ended September 30, 2001 of C$1,196,000. The charge reflected expenses associated with a 25% reduction in headcount and a relocation of all UK-based head office management, marketing and administration functions to Xenos' head office in Toronto, Canada. In fiscal 2000, Xenos' reorganization costs were C$1,485,000 which related to downsizing of the organization in virtually all areas of the business.

Amortization. Amortization charges were C$3,993,000 in the year ended September 30, 2001, essentially unchanged from C$4,006,000 in fiscal 2000.

Amortization charges in year 2001 included amortization of Goodwill in the amount of C$2.4 million compared to C$2.7 million in the comparative period.

Interest and Bank Charges. Interest and bank charges for the year ended September 30, 2001 were C$37,000, down from C$93,000 incurred in the prior year.

Dividends, Interest and Other. Dividends, interest and other income represent investment earnings on cash equivalents and short-term investments and also included foreign exchange gains or losses. Investment earnings increased to C$825,000 in the year ended September 30, 2001 from C$740,000 in the year ended September 30, 2000. The increase was attributable in large part to interest earned on net proceeds received from the February 2000 special warrants offering.

Xenos recognized a foreign exchange gain of C$170,000 in the year ended September 30, 2001 compared to a loss of C$157,000 in the prior year. The foreign exchange gain resulted from the translation of foreign denominated monetary items including cash and accounts receivable. In total, dividends, interest and other represented an income of C$995,000 in the year ended September 30, 2001 compared to C$583,000 in the year ended September 30, 2000.

Provision for Income Taxes. The fiscal 2001 tax provision of C$140,000, (C$211,000 in fiscal 2000) primarily related to taxes payable in the UK and US subsidiaries that are in a taxable position.

Results of Operations of Xenos for the Year Ended September 30, 2002

Sales. For the year ended September 30, 2002, sales were C$14,163,000 as compared to C$12,414,000 in the previous year. The increase was attributable to increased d2e Platform and d2e Vision license sales, particularly in the United States. Sales in the second half of the year increased by 33% over the first half. Geographically, 57% of sales in fiscal 2002 were in North America, while 36% were in Europe, compared to 50% and 49% respectively in fiscal 2001. License sales comprised approximately 37% of total revenues in fiscal 2002 compared to 44% in the prior year as a result of increased service and maintenance proportions.

Cost of Sales. Cost of sales includes salaries to employees and contractor fees that can be attributed to service revenue earned in the period and license fees for software products that Xenos licenses from third parties. For the year ended September 30, 2002, cost of sales was C$2,745,000 compared to C$3,215,000 in the prior period. The decrease in cost of sales was primarily the result of greater efficiencies and the proportional shift toward higher margin North American sales.

Sales and Marketing Expense. Sales and marketing expense includes salaries and related costs associated with developing and implementing marketing campaigns and sales, commission, marketing program costs and an allocation of common costs. Total expenditures on sales and marketing were C$4,404,000 for the year ended September 30, 2002 compared with C$7,623,000 in the prior year. This significant decrease was largely in marketing. Xenos centralized its staffing in Toronto, eliminated all unnecessary promotional activities and services and outsourced certain other functions, such as website maintenance, at substantial savings to Xenos. Some additional investments in the sales channel are expected in fiscal 2003.

Research and Development. Total expenditures on product development, including salaries and an allocation of common costs, were C$4,402,000 during the year ended September 30, 2002 as compared to C$4,785,000 in fiscal 2001 despite approximately the same number of staff. This was accomplished through the relocations to Toronto, the cost savings of which will be realized more fully in the 2003 fiscal year. Some of the total expenditures (C$1,166,000 in fiscal 2002 and C$1,608,000 in fiscal 2001) were deferred, yielding net research and development expenses of C$3,236,000 andC$3,177,000 respectively.

Administration and General. Administrative and general expense includes senior management, professional fees, public company costs and an allocation of common costs. Expenditures on administration and general activities decreased from C$2,904,000 in the year ended September 30, 2001 to C$2,463,000 in the year ended September 30, 2002 as a concerted effort was made to concentrate resources on key operating activities. In addition, the Company relocated all UK-based head office management and administrative functions to Xenos' head office in Toronto, Canada.

Xenos allocates common costs based on relative headcount or other relevant measures. These costs include rent and other facility-related costs, communication and infrastructure expenditures.

Reorganization Costs. Xenos incurred a reorganization charge in the year ended September 30, 2001 of C$1,196,000. The charge reflected expenses associated with a 25% reduction in headcount and a relocation of all UK-based head office management, marketing and administration functions to Xenos' head office in Toronto, Canada.

Amortization. Amortization charges for the year ended September 30, 2002 were C$1.1 million compared to C$4.0 million in fiscal 2001. Amortization charges in fiscal 2001 included amortization of Goodwill in the amount of C$2.4 million. In fiscal 2002 Goodwill was not amortized as a result of the new accounting rules issued by the Canadian Institute of Chartered Accountants, which Xenos implemented at the beginning of the year.

Interest and Bank Charges. Interest and bank charges for the year ended September 30, 2002 were C$36,000 and essentially unchanged from the C$37,000 incurred in the prior year.

Dividends, Interest and Other. Dividends, interest and other income represent investment earnings on cash equivalents and short-term investments. These investment earnings declined from C$825,000 in the year ended September 30, 2001 to C$333,000 in the year ended September 30, 2002. The decline was attributable in large part to lower rates of return on invested funds.

Foreign Exchange Gain. Xenos recognized a foreign exchange gain of C$106,000 in the year ended September 30, 2002, down from a gain ofC$170,000 in the prior year. The foreign exchange gain resulted from the translation of foreign denominated monetary items including cash and accounts receivable.

Provision for Income Taxes. The tax provision of C$214,000 (Fiscal 2001 - C$140,000) is primarily related to taxes payable in the UK and US subsidiaries that are in a taxable position.

Liquidity and Capital Resources - at September 30, 2002

For the year ended September 30, 2002, Xenos' operating activities generated C$454,000 in cash. The net income was C$365,000, and the operating results included non-cash depreciation and amortization of C$1,139,000, deferred taxes that did not require a cash outlay, ofC$228,000 and a loss on sale of capital assets of C$30,000. Changes in non-cash working capital represented a net C$1,309,000 outflow. The net cash generated by operating activities of C$454,000 compares to a use of cash by operating activities of C$1,619,000 in the preceding year.

Financing activities for the year ended September 30, 2002 used C$126,000, which was applied to repay bank financing. In the prior year, financing activities had generated C$258,000.

Investing activities used cash of C$2,486,000. Xenos invested C$1,166,000 in deferred development costs, C$290,000 on fixed assets, C$1,092,000 on the purchase of Rush Creek Software Corporation and C$5,000 as additional consideration on acquisitions that occurred in prior years. Xenos generated C$66,000 from the sale of equipment. In the year ended September 30, 2001, Xenos used C$2,905,000 in investing activities.

As at September 30, 2002, Xenos held C$12,045,000 in cash and short-term investments. Xenos has an operating line of credit of C$1,000,000 of which C$500,000 (September 30, 2001 C$480,000) was unused, bearing interest at the Canadian prime rate.

Results of Operations of Xenos for the Three and Nine Months Ended June 30, 2003

Sales. For the third quarter ended June 30, 2003, Xenos' sales were C$3,915,000 as compared to C$3,817,000 in the previous year. The increase was moderate and included significant gains in Europe and increased deal activity in the United States, offset by the fact that there was one large contract signed in the corresponding quarter in the previous year comparative for approximately C$800,000. For the nine months ended June 30, 2003, sales were C$12.5 million as compared to C$9.9 million in the previous year.

Geographically, Xenos earned 64% of its revenues in the third quarter in North America while it earned 33% in Europe, compared to 70% and 25% respectively in fiscal 2002. License sales comprised approximately 35% of total revenues in the quarter ended June 30, 2003 compared to 45% in the comparative period, which included the previously mentioned large contract.

Cost of sales. Cost of sales includes salaries to employees and contractor fees that can be attributed to service revenue earned in the period and license fees for software products that we license from third parties. For the three months ended June 30, 2003, cost of sales was C$666,000 and C$545,000 respectively. For the nine months ended June 30, 2003 and 2002, cost of sales was C$2,674,000 and C$1,801,000 respectively. There was a small increase in the cost of sales that reflects the higher sales levels.

Sales and Marketing Expense. Sales and marketing expense includes salaries and related costs associated with developing and implementing marketing campaigns and sales, commission, marketing program costs and an allocation of common costs. Sales and marketing expense was C$1,347,000 for the quarter ended June 30, 2003, up from C$1,141,000 in the prior year. The corresponding expense for the nine months ended June 30, 2003 and 2002 were C$3,749,000 C$3,150,000 respectively. The increase reflects increased investment into the sales channel as well as marketing activities including a trade mission to Hong Kong and Mainland China.

Research and Development. Research and development expense includes salaries and an allocation of common costs. Total expenditures on product development, including salaries and an allocation of common costs, were C$877,000 during the quarter as compared to C$1,132,000 in the corresponding period last year. Of these amounts C$165,000 and C$305,000 were deferred in the three months ended June 30, 2003 and 2002 respectively. For the nine months ended June 30, 2003 and 2002, total research and development expenditures were C$2,617,000 and C$3,414,000 and net expenditures were C$2,141,000 and C$2,419,000 respectively. The decrease in cost, despite increased staffing, was the result of the relocation of certain positions to Toronto, Canada from the United Kingdom and the United States.

Administration and General. Administration and general expense includes senior management, professional fees, public company costs and an allocation of common costs. Expenditures on administrative and general decreased to C$612,000 for the three months ended June 30, 2003 from C$676,000 for the comparative period. Administrative and general expenses for the nine months ended June 30, 2003 and 2002 were C$1,866,000 and C$1,931,000 respectively. Xenos allocates common costs to sales and marketing and to research and development based on relative headcount or other relevant measures. These costs include rent and other facility-related costs, communication and infrastructure expenditures.

Depreciation and Amortization. Depreciation and amortization expense reflects depreciation of computer equipment, software, office furniture and equipment, vehicles and leasehold improvement, and amortization of deferred development costs over their estimated useful lives. Most fixed assets are estimated to have a useful life of three to seven years. Deferred development costs are determined to have a useful life of between one and five years. The carrying value of goodwill is compared to its fair value annually to determine if a permanent impairment in value exists, at which time the impairment is recorded as an expense. Depreciation and amortization expense for the three months ended June 30, 2003 was C$338,000 compared to C$305,000 in the comparative period. The corresponding amounts for the nine months ended June 30, 2003 and 2002 were C$931,000 and C$857,000 respectively.

Interest and Bank Charges Expense. Interest and bank charges expense for the three months ended June 30, 2003 was C$8,000, a small decrease from the C$9,000 recorded in the comparative period. Similarly interest and bank charges expense ofC$28,000 for the nine months ended June 30, 2003 was down slightly from the comparative period amount of C$29,000.

Dividends, Interest and Other. Dividends, interest and other income represent investment earnings on cash equivalents and short-term investments. Dividends interest and other income was C$260,000 for the nine months ended June 30, 2002 but decreased to C$214,000 in the nine months ended June 30, 2003. The decline was attributable to the lower interest rate environment.

Foreign Exchange Loss. Xenos incurred a foreign exchange loss for the quarter ended June 30, 2003 of C$324,000 compared to C$155,000 in the comparative period. The foreign exchange loss resulted from the significant depreciation of the US dollar and UK pound in relation to the Canadian dollar. In particular, certain funds held in these currencies and accounts receivable were impaired. The foreign exchange loss for the nine months ended June 30, 2003 and 2002 were C$688,000 and C$161,000, respectively.

Provision for Income Taxes - The tax recovery in the three months ended June 30, 2003 of C$85,000, compared to tax expense of C$48,000 in the comparative period, is related to reversals in UK entity tax provisions which were expected due to seasonality, and a net increase in the tax asset in the parent company. Tax provisions for the nine months ended June 30, 2003 were a recovery C$63,000 and for the nine months ended June 30, 2002 an expense of C$151,000.

Liquidity and Capital Resources - at June 30, 2003

For the nine months ended June 30, 2003, operating activities generated C$1,519,000 in cash. The net income was C$720,000, and the operating results included non-cash depreciation and amortization of C$931,000, and a gain on sale of fixed assets of C$3,000. The tax recovery included C$100,000 of non-cash future income taxes and changed in non cash working capital represented a net C$32,000 outflow. The net cash generated by operating activities of C$1,519,000 compares to a use of cash by operating activities of C$79,000 in the nine months ended June 30, 2003.

Financing activities for the nine months ended June 30, 2003 generated C$277,000 from the proceeds on issue of shares, compared to a use of C$126,000 to repay bank financing in the nine months ended June 30, 2002.

Investing activities used cash of C$748,000. Xenos invested C$477,000 in deferred development costs, C$233,000 on fixed assets and C$48,000 as additional consideration on acquisitions that occurred in prior periods. Xenos generated C$9,000 from the sale of equipment. In the nine months ended June 30, 2002, Xenos used C$2,203,000 in investing activities of which C$1,090,000 related to the acquisition of Rush Creek Software Corporation and C$995,000 to development costs. The balance related to capital asset acquisitions net of proceeds on the sale of capital assets.

As at June 30, 2003, Xenos held C$13,092,000 in cash and short-term investments. Xenos has an operating line of credit of C$1,000,000 of which C$500,000 (June 30, 2002 C$500,000) was unused, bearing interest at the Canadian prime rate. Xenos does not have any long-term debt other than a small capital lease obligation.

Based on the cash being generated by operations, and notwithstanding the planned transaction with XML-Global, Xenos' management believes that it will have sufficient cash to fund its planned cash requirements for operations, working capital and capital expenditures for at least the next 12 months. Xenos expects to actively pursue opportunities to acquire other companies, products or technologies that will drive profitable growth and where synergies exist.

A significant portion of Xenos' payroll and other expenses are paid outside Canada in currencies other than Canadian dollars and virtually all revenues received are in foreign currencies. Because Xenos' financial results are reported in Canadian dollars, they are affected by changes in the value of the various foreign currencies in which Xenos makes payments in relation to the Canadian dollar. Xenos will at times cover known or expected currency fluctuation exposures through foreign currency exchange forward contracts. The primary currencies for which Xenos has foreign currency exchange rate exposure are the United States dollar, the UK pound sterling and Euro. Xenos' financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities are carried at cost which approximates their fair value because of the short-term maturity of these instruments.

US GAAP Reconciliation Discussion

The financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Material variations in the accounting principles, practices and methods used in preparing these financial statements from principles, practices and methods accepted in the United States ("US GAAP") and in SEC Regulation S-X are described and detailed below:

At June 30, 2003, the Company had entered into foreign exchange forward contracts to fix the rate at which estimated US dollar revenues were to be recorded during the remainder of fiscal 2003. The company committed to sell $1.5 million dollars during the balance of fiscal 2003 at a rate of exchange of C$1.56. As at June 30, 2003, the spot rate of exchange for US dollars was $C1.35. Under US GAAP, the fair value of this unrealized gain would have been required to be recorded as a component of Comprehensive Income with a corresponding asset on the balance sheet. If Xenos had followed US GAAP, its current assets would have been C$302,400 higher, and its stockholders' equity would have been C$302,400 higher at June 30, 2003. The results of operations for the period ended June 30, 2003 would have remained unchanged.

No such reconciling items were required at, or for the years ended, June 30, 2000, 2001 and 2002.

Trends

Xenos has not experienced any significant trends in its sales and costs since its September 30, 2002 year end, other than a general increase in sales revenues through the interim period. From a market perspective, Xenos customers have increasingly been attracted to online document viewing and management and less printing and mailing of documents and statements. This market is being driven by an increasing number of people using the Internet to monitor and manage business documents such as invoices, bank statements and insurance policies.

The most significant trend that could impact Xenos in future periods is the appreciation of the Canadian dollar relative to the US dollar and UK Pound Sterling. As they sell mostly in those foreign currencies and because they have operations and therefore costs in both jurisdictions, the change in exchange rates has a considerable impact on operating results.

Commitments

In the ordinary course of business, Xenos enters into commitments with customers to provide support and maintenance after a software sale is made. In most cases, cash to fund the support and maintenance obligations is collected when the sale is made and so does not represent a cash commitment to Xenos. Xenos also enters into long-term leases to finance equipment purchases and for its premises occupancy. The following table shows the value of these commitments at September 30, 2002:

Expressed in 000	Less Than 1 Year	1 - 3 Years	3 - 5 years	More than 5 Years	Total
Capital lease obligations	C$ 19	C$ 38	C$ -	C$ -	C$ 57
Operating lease obligations	126	100	10	-	236
Premises rent obligations	440	504	349	1,089	2,382
Customer support and maintenance obligations	2,734	34	-	-	2,768
Total	C$3,319	C$ 676	C$ 359	C$1,089	C$5,443

RISKS AND UNCERTAINTIES

Xenos is subject to the typical risks of software-based technology companies. These risks and uncertainties include, but are not limited to, the following:

Rapid Technological Change

Xenos is subject to rapid technological change, particularly the impact of the Internet and its growing adoption as a business tool. The growth of certain emerging industry verticals such as Electronic Statement Presentment, Electronic Invoice Payment & Presentment, Secure E-mail and Information & Document Archival and Retrieval will be relevant. Xenos, as a middleware provider to these markets, will be impacted both through its direct sales and those of its alliance partners.

Investment in Product Development

The future benefits of deferred product development costs, intellectual property and goodwill, while supported by market research and technology reports, have uncertainties associated with their realization.

Reliance on Third Party Providers

To the extent that Xenos continues to grow its Document Solutions capabilities in the UK and North America, it will be subject to normal risks and limitations associated with the third party software providers who supply them. However, Xenos' management believes that there are adequate alternate vendors in the marketplace to allow them to source replacements should they be required.

Risk of Currency Exchange Fluctuations

Because most of its sales are to customers in countries outside Canada, Xenos is subject to foreign exchange risk. In particular, the majority of revenues are denominated in US dollars, UK pounds and, to a lesser extent, Euros. In addition, Xenos has assets and liabilities in the United States and United Kingdom that are denominated in foreign currencies. Xenos believes that its cash inflows in foreign currencies will exceed its cash outflows in those same currencies, and that generally a natural hedge exists for Xenos that can protect it from some but not all changes in foreign exchange. As well, for fiscal 2003, Xenos has entered into forward contracts to hedge the US dollar revenue stream at specified rates as detailed in the Notes to the Financial Statements.

Competition

Xenos has a number of competitors with financial resources that are significantly larger than Xenos'. Management believes that its focus on specific segments of the market, its product development, its alliance strategy, and its customer base will limit its exposure to any one competitor.

Revenue Volatility and Fluctuation

Xenos can experience fluctuations in operating results caused by changes in demand, sales cycles, delays in new product introductions or unexpected problems related to the implementation of its products. Xenos has a strong base of recurring maintenance revenue, which reflects the strong customer base that Xenos has established. However, for new license and service revenues, Xenos is dependent on a relatively small number of transactions, which are typically part of larger projects and in combination with other software vendors and integrators. As a result, new product and services revenue in any given period is difficult to forecast and is subject to forces beyond Xenos' control.

Reliance on Key Employees

Xenos is dependent on its ability to hire and retain key employees having assembled a very effective and experienced team, many of whom are highly marketable. Xenos believes its corporate culture, opportunities for internal growth and compensation programs, including competitive salaries, bonus plans and stock options, are sufficient to attract and retain the resources necessary to carry out its business plans.

Quantitative Information about Market Risk

In connection with its commercial activities, Xenos is exposed to risk associated with managing its foreign currency assets. Xenos is exposed to foreign currency risks principally because it undertakes a large proportion of its sales in Europe and the United States, with sales denominated in currencies other than the Canadian dollar.

The following table provides information regarding Xenos' exposure to exchange rate risk for accounts receivable at September 30, 2002.

	Total Outstanding (000)	Converted to Canadian Dollars (000)
US Dollars	$1,159	C$ 1,840
GP Pounds	L293	731
Canadian Dollars	C$7	7
Euros	E28	44
Total	NA	C$ 2,622

Xenos' exposure to foreign currency risk from its operations has not changed materially subsequent to its September 30, 2002 year end, although an increasing proportion of its sales are recorded in Euros. In the interim period ended June 30, 2003, Xenos entered into foreign exchange forward contracts to fix the rate at which estimated US dollar revenues were to be recorded during the remainder of fiscal 2003. The company committed to sell $1.5 million during the balance of fiscal 2003 at a rate of exchange of C$1.56. As at June 30, 2003, the spot rate of exchange for US dollars was C$1.35.

MARKET FOR XML-GLOBAL COMMON STOCK AND RELATED MATTERS

       Certain market information related to the public trading market for XML-Global common stock is included in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003 and is incorporated herein by this reference. A copy of the Annual Report has been delivered concurrently with this Proxy Statement.

MARKET FOR XENOS GROUP COMMON STOCK AND RELATED MATTERS

Price Range of Xenos Group Common Stock

       Xenos' stock trades on the TSX under the symbol "XNS." The following table sets forth the reported high and low trade information for Xenos' stock for the periods indicated.

Fiscal Year 2001	High (C$)	Low (C$)
First Quarter	4.50	2.00
Second Quarter	4.50	2.25
Third Quarter	3.00	1.50
Fourth Quarter	2.00	0.95
Fiscal Year 2002
First Quarter	2.05	0.90
Second Quarter	1.75	1.00
Third Quarter	1.52	1.13
Fourth Quarter	1.35	0.90
Fiscal Year 2003
First Quarter	2.50	1.05
Second Quarter	2.94	2.06
Third Quarter	2.59	1.91

Holders

       As of September 8, 2003, Xenos had approximately 61 shareholders of record. This does not include shareholders who held stock in accounts at broker/dealers.

Dividend Policy

       Xenos has not declared or paid cash dividends on their stock in the preceding two fiscal years.

Stock Option Plan

       Xenos has a stock option plan which allows the granting of stock options to employees of Xenos and its subsidiaries and service providers up to an aggregate of 1.6 million common shares. Under current practice the options, which have a five year term, vest immediately for directors and over three years for all others, at a rate of one-third for each year commencing on the grant date. The exercise price of each option equals the closing market price of Xenos' common shares on the last trading day preceding the date of grant.

	Number of securities to be issued upon exercise of outstanding options, warrants and other rights(a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,177,333	C$ 3.39	414,250
Equity compensation plans not approved by security holders	-	-	-
Total	1,177,333	C$ 3.39	414,250

Comparative Historical and Pro Forma per Share Data

       The table below sets forth, for the periods indicated, the following:

-	The historical net loss and book value per share of XML-Global for the period ended June 30, 2003 and the fiscal years ended December 31, 2002 and December 31, 2001.
-	The historical net loss and book value per share of Xenos for the period ended June 30, 2003 and the fiscal years ended September 30, 2002 and September 30, 2001.
-	Pro forma historical net loss and book value per share of the combined entity of XML-Global and Xenos accounted for as a purchase by Xenos of XML-Global, for the periods presented.

       The information presented in this table should be read in conjunction with the pro forma combined condensed financial information and the separate financial statements of XML-Global and Xenos included elsewhere in this document or incorporated by reference from XML-Global's annual report for the fiscal year ended June 30, 2003.

XML-Global	Year Ended June 30
2003
Net loss per common share	($0.11)
Cash dividends paid per common share	$0.00
Book value per common share	$0.00
Operations Being Sold	Year Ended June 30
2003
Net loss per common share	($0.11)
Cash dividends paid per common share	$0.00
Book value per common share	$0.00

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors has voted to nominate five (5) directors for election to hold office until the next annual meeting of our shareholders or until their successors are elected and qualified. Each of the following nominees currently serves as a director of our Company and has consented to be nominated to serve as a director of the Company for the following year.

       1. Election of Nominees

        a.      Nominees:

                  In the absence of contrary instructions, the persons named in the accompanying form of proxy intend to vote all proxies FOR the election of the following nominees:
1.	Peter Shandro
2.	Simon Anderson
3.	Sergio Nesti
4.	Robert Gayton
5.	Jun Li

        b.      Recommendations to Shareholders.

                  Our board of directors believes that the election of each of the above named nominees is in the best interest of the shareholders, and unanimously recommends a vote FOR Proposal No. 1.

        c.      Votes Required:

                  Directors shall be elected by a plurality of the votes present at the meeting either in person or by proxy and entitled to vote on the election of directors.

                  The Company's Articles of Incorporation expressly prohibit cumulative voting. Therefore, the holders of a majority of the Company's shares voting at a meeting at which a quorum is present could elect all of the directors. It is expected that the proxies received by the directors' nominees will be voted, except to the extent that authority is withheld on any proxy as to all or one or more individuals, to elect as directors the following nominees, whose principal occupations during the past five (5) years, directorships and certain other affiliations and information are set forth below:

        d.      Information Concerning Nominees

       Our Directors and their respective ages and positions are set forth below:
Name	Age	Position
Peter Shandro	60	Chairman of the Board and Director
Simon Anderson	42	Chief Financial Officer, Secretary and Director
Sergio Nesti	38	Director
Robert Gayton	63	Director
Jun Li	41	Director

Peter Shandro has been a Director since June 1999, and was our Chief Executive Officer from June 1999 to February 2003 and our President from June 2000 to June 2002. He was an initial founder of XML Technologies, Inc., the Nevada corporation, and supervised its reorganization with the Company in August 1999. Since 1992, through his privately owned companies, Noram Capital Partners and Wes-Sport Holdings, Ltd., he has arranged private debt and equity as well as bank financing for both public and private companies. Mr. Shandro is also a partner in Production Finance, Inc., a merchant trade finance company specializing in financing companies in the leisure and lifestyle products industry. From 1982 to 1991, he provided management and marketing services for Noram Recreation, Ltd., a company engaged in the development, financing and operation of eight aquatic recreation businesses.

Simon Anderson has been Chief Financial Officer, Secretary and Director since June 1999. Mr. Anderson has also been a 50% owner and Vice President of MCSI Consulting Services Inc. from 1996 to present, to which he devotes about half of his time and attention. Mr. Anderson is both a Chartered Accountant and a Chartered Business Valuator and from 1994 to 1996 was a partner with BDO Dunwoody, an international accounting and consulting firm, where he specialized in mergers, acquisitions and valuations. From March 1999 to June 2000, he was a director of mv Video, a Vancouver-based post production facility. From August 1999 to March 2000 he was Treasurer of MC2 Learning Systems, Inc. He was also a director of Tradewind Communications, Ltd. from March 1997 to June 1999 and a director of Flexemessaging.com, Inc. from March 1999 to June 1999. Mr. Anderson received a Bachelor of Commerce in Accounting and Management Information Systems from the University of British Columbia in May 1983 and was admitted as a member of the Institute of Chartered Accountants in British Columbia in 1986. He has also been a member of the Canadian Institute of Charter Business Valuators since 1990.

Sergio Nesti has been one of our directors since March 2003. He is currently Director of Technical Evaluation for Paradigm Ventures, LLC where he has consulted since January 2002. Prior to this he worked at Autonomy, Inc., as Technical Consultant and Trainer from January 2002 until January 2003. From January 2000 until December 2001, he worked as an Executive in Technology and Services for Brience, Inc. From January 1999 until March 2000 he worked for Click-n-Done, LLC, as Chief Technology Officer. Mr. Nesti worked at Inverse Network Technology/Visual Networks as Vice President Technology Services from February 1998 until March 1999. Mr. Nesti holds a Master Degree (MS) in Information Technology from the Illinois Institute of Technology in Illinois.

Robert J. Gayton has served on our board of directors since November 2002. He is currently Vice President, Finance or Director or both for 15 public companies. He has been CFO of Western Silver Corporation since 1996, Director of Bema Gold Corp. since April 2003, Director of Braintech Inc. since April 2003, Director and CFO of Bravo Venture Group since 1996, CFO of Eaglecrest Explorations Ltd. since 1998, Director and President of Immune Network Research from 1994 to 2001, Director of Intrinsyc Software Inc. since 1992, CFO and Director of Newcoast Silver Mines Ltd. since 2000, Director/CFO of Quaterra Resources Inc. since 1997, Director and VP Finance of Radiant Resources Inc. since 1996, CFO of Rio Fortuna Explorations Corp. since 1997, CFO and Director of Valterra Wines Ltd. since March 2002, Director of Venture Pacific Development Co. from March 2002 until September 2002, Director/VP Finance of Canadian Zinc Corporation, Director/VP Finance of Doublestar Resources, LTD., and director of Minco Mining & Metal Corporation since September 15, 2003. Mr. Gayton holds a PhD in Business from the University of California in Berkeley and holds a Bachelor of Commerce from the University of British Columbia in Canada. He is also a chartered accountant.

Dr. Jun Li has served on our board of directors since June 2003. He is currently Vice Dean of the School of Information Science and Technology at Tsinghua University in Beijing. He is also President and CEO of Tsinghua Unisplendour (USA) Co. Ltd. in Fremont, California, where he as worked since 2001. In addition, Mr. Li is a Co-founder and Managing Director of Versatile Venture Capital in Fremont California, where he has worked since 2000. From April 1999 to April 2003 he held various positions, including President and Acting CEO, at ServGate Technologies, Inc., a company that he co-founded. Dr. Li holds a PhD degree in Computer Science from the New Jersey Institute of Technology, and MS and BS degrees in Information and Control from Tsinghua University.

        e.      Other Executive Officers

       The name, age and position of our executive officer who is not a director is set forth below.

Name	Age	Position
Garry Kupecz	30	Chief Operating Officer

Garry Kupecz has been our Chief Operating Officer since March 2003. He was director of Sales Engineering from August 2002 to March 2003. Prior to this he worked at Voxaura Technologies Inc. as Senior Account Manager, Business Development Manager from May 2001 to August 2002. From April 2000 until May 2001, he worked at Sierra Wireless, as a Senior Sales Systems Engineer. From April 1996 to April 2000, he was a founder of World Internet Corporation. Mr. Kupecz owned the technical consulting service, called New Wave Creations, from June 1994 to April 1996. Mr. Kupecz holds a Masters Degree in Electronic Engineering from Carleton University in Ottawa, Canada, specializing in Telecommunications.

       Mr. Nesti serves on the board of directors as the representative of Paradigm Group under the terms of their investment agreements. Mr. Li serves on the board of directors as the representative of the developers of the Transform Kernel under the terms of their agreements with the Company.

        There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than five percent (5%) of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

        No family relationship exists between any of our directors or executive officers.

        During the last five (5) years no director or officer of the Company has:

a.

had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

b.	been convicted in a criminal proceeding or subject to a pending criminal proceeding;
c.

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

d.

been found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

        Any transactions between the Company and its officers, directors, principal shareholders, or other affiliates have been and will be on terms no less favorable to the Company than the Board of Directors believes could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent, outside disinterested directors.

        2.      Meetings and Committees of the Board of Directors

         a.     Meetings of the Board of Directors

              During the fiscal year ended June 30, 2003, the Board of Directors held 14 meetings, including regularly scheduled and special meetings. Peter Shandro and Simon Anderson attended 100% of the Board meetings, Robert Gayton and Sergio Nesti attended all of the meetings during the part of the fiscal year that they were directors, David Webber attended 50% of the board meetings during the part of the fiscal year that he was a director, and Dick Hardt attended 92% of the board meetings during the part of the fiscal year that he was a director. Outside directors were reimbursed their expenses associated with attendance at such meetings or otherwise incurred in connection with the discharge of their duties as directors. Directors receive a grant of options to purchase 125,000 shares of common stock at the date of their appointment and receive an additional grant of options to purchase 25,000 shares of common stock annually on the anniversary date of their appointment, as long as they continue to serve as directors. Non-executive directors have received a $590 fee for each meeting that they attend, although such payments have been suspended since the Company's restructuring.

       b.      Committees

       The board appoints committees to help carry out its duties. In particular, board committees work on key issues in greater detail than would be possible at full board meetings. Each committee reviews the results of its meetings with the full board.

       During the fiscal year ended June 30, 2001, the Board established the following committees:

Audit Committee

       The audit committee is currently composed of the following directors:

Robert Gayton
Sergio Nesti

       The Board of Directors has determined that Mr. Gayton is "independent" within the meaning of the National Association of Securities Dealers, Inc.'s listing standards. By those same standards, the Board of Directors has determined that Mr. Nesti is not independent. For this purpose, an audit committee member is deemed to be independent if does not have a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

       The audit committee met on one occasion during fiscal 2001, which meeting was attended by all of its members. During the fiscal year ended June 30, 2002, this committee met one time, which meetings were attended by all of its members. The committee is responsible for accounting and internal control matters. The audit committee:

-	reviews with management, the internal auditors and the independent auditors policies and procedures with respect to internal controls;
-	reviews significant accounting matters;
-	approves the audited financial statements prior to public distribution;
-	approves any significant changes in accounting principles or financial reporting practices;
-	reviews independent auditor services; and
-	recommends to the board of directors the firm of independent auditors to audit our consolidated financial statements.

In addition to its regular activities, the committee is available to meet on all of the independent accountants, controller or internal auditor whenever a special situation arises.

Our board of directors has not adopted a written charter for the audit committee, but plans to adopt one before the end of the current fiscal year.

Audit Committee Report

        The Audit Committee of the Board of Directors has:

        1.        reviewed and discussed the Company's audited financial statements for the fiscal year ended June 30, 2003 with management and representatives of Berkovits, Lago & Company, LLP;

        2.        discussed with Berkovits, Lago & Company, LLP the matters required to be discussed by SAS 61, as modified or supplemented; and

        3.        received the written disclosures and letter from Berkovits, Lago & Company, LLP required by Independence Standards Board Standard No. 1 and discussed Berkovits, Lago & Company, LLP 's independence with representatives of Berkovits, Lago & Company, LLP.

        Based on the review and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2003 be included in the Company's annual report on Form 10-KSB filed with the Securities and Exchange Commission.

The Audit Committee

Robert Gayton
Sergio Nesti

Compensation Advisory Committee

       The compensation advisory committee is currently composed of the following directors:

Sergio Nesti
Robert Gayton

       The compensation advisory committee met on one occasion during fiscal 2001, which meeting was attended by all of its members. During the fiscal year ended June 30, 2002, this committee met two times, which meetings were attended by all of its members. The compensation advisory committee:

-

recommends to the board of directors the compensation and cash bonus opportunities based on the achievement of objectives set by the compensation advisory committee with respect to our chairman of the board and president, our chief executive officer and the other executive officers;

-	administers our compensation plans for the same executives;
-	determines equity compensation for all employees;
-	reviews and approves the cash compensation and bonus objectives for the executive officers; and
-	reviews various matters relating to employee compensation and benefits.

       Any transactions between the Company and its officers, directors, principal shareholders, or other affiliates have been and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties on an arms-length basis and will be approved by a majority of the Company's independent, outside disinterested directors.

Advisory Board

In February 2000, our Board of Directors authorized the establishment of an Advisory Board whose members consist of persons who possess particular expertise in one or more disciplines that we believe are relevant to our strategic plan, business development and core technologies. Currently, David Webber is the only advisory board member. The members of the Advisory Board do not exercise or possess any of the authority of members of our Board of Directors, but are merely advisors to our board. Advisory Board members are granted 25,000 options for each year of service.

        3.      Remuneration and Executive Compensation

                  The following tables and discussion set forth information with respect to all plan and non-plan compensation awarded to, earned by or paid to our principal executive officer for the past fiscal year, our past two chief executive officers ("CEOs"), and the Company's four (4) most highly compensated executive officers other than the CEOs, for all services rendered in all capacities to the Company and its subsidiaries for each of the Company's last three (3) completed fiscal years; provided, however, that no disclosure has been made for any executive officer, other than the CEOs, whose total annual salary and bonus does not exceed $100,000.
TABLE 1
SUMMARY COMPENSATION TABLE
					Long Term Compensation
	Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Options/ SARs(#)	LTIP Payouts ($)	All Other Compensa- tion ($)
G. Kupecz, COO and principal executive officer	2003	39,394	2,250	-0-	-0-	2,014,000	-0-	-0-
	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

J. McAughtry, Former CEO	2003	109,417	-0-	-0-	-0-	-0-	-0-	-0-
	2002	8,333	-0-	-0-	-0-	1,000,000	-0-	-0-
	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

P. Shandro, Former CEO	2003	74,725	-0-	-0-	2,739	244,460	-0-	-0-
	2002	96,400	-0-	-0-	2,679	25,000	-0-	-0-
	2001	96,136	-0-	-0-	-0-	25,000	-0-	-0-

G. Ebanks, Former Exec. VP Sales	2003	75,000	-0-	-0-	-0-	-0-	-0-	-0-
	2002	137,500	-0-	-0-	9,000	-0-	-0-	-0-
	2001	100,500	-0-	-0-	-0-	750,000	-0-	-0-

No executive officer received perquisites and other personal benefits which, in the aggregate, exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus paid during the respective fiscal years.

Equity Incentive Plans

       In 1999, the Board of Directors and the Shareholders of the Company adopted the XML-Global Equity Incentive Plan (the "Incentive Plan"). The Incentive Plan allows the Company to grant incentive stock options non-qualified stock options and/or stock purchase rights (collectively "Rights") to officers, employees, former employees and consultants of the Company and its subsidiaries. Options granted to eligible participants may take the form of Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or options which do not qualify as ISOs ("Non-Qualified Stock Options" or "NQSOs"). As required by Section 422 of the Code, the aggregate fair market value (as defined by the Incentive Plan) of the Company's Common Stock (determined as of the date of grant of ISO) with respect to which ISOs granted to an employee are exercisable for the first time in any calendar year may not exceed $100,000. The foregoing limitation does not apply to NQSOs. Rights to purchase shares of the Company's Common Stock may also be offered under the Incentive Plan at a purchase price under terms determined by the Incentive Plan Administrator.

       Either the Board of Directors (provided that a majority of Directors are "disinterested") can administer the Incentive Plan, or the Board of Directors may designate a committee comprised of Directors meeting certain requirements to administer the Incentive Plan. The Administrator will decide when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of awards and the terms and provisions relating to the exercise of the awards.

       An aggregate of 2,293,340 shares of the Company's Common Stock is reserved for issuance under the Incentive Plan. As of June 30, 2003, options to purchase 3,167,060 shares of Common Stock were issued and outstanding with a weighted average exercise price of $0.13 per share. An additional 2,293,340 shares were available for future option grants.

       The following table sets forth certain information concerning the number and terms of options granted to each Named Executive Officer during the fiscal year ended June 30, 2003.
TABLE 2 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS
Name	Options Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date
Garry Kupecz	14,000 (1)	0.5%	0.20	August 30, 2009
	2,000,000 (2)	70.5%	0.04	May 27, 2010
John McAughtry	-	0.0%	-	-
Peter Shandro	25,000 (3)	0.9%	0.20	September 30, 2009
	34,460 (4)	1.2%	0.19	January 17, 2010
	24,000 (4)	0.8%	0.14	January 17, 2010
	500 (4)	0.0%	0.16	January 17, 2010
	400 (4)	0.0%	0.17	January 17, 2010
	160,100 (4)	5.6%	0.20	January 17, 2010
Gordon Ebanks	-	0.0%	-	-
(1)	Of these options, 5,000 vested on August 19, 2003, 5,000 vest on August 19, 2004 and 4,000 vest on August 19, 2005.
(2)

Of these options, 250,000 vested May 27, 2003, 250,000 vested August 27, 2003, 250,000 vest August 27, 2004, 250,000 vest August 27, 2005, 250,000 vest when fiscal 2004 revenues exceed $750,000, 250,000 vest when fiscal 2004 revenues exceed $1,500,000, 250,000 vest when fiscal 2004 revenues exceed $2,000,000 and 250,000 vest when fiscal 2004 revenues exceed $2,000,000.

(3)	These options were granted to Mr. Shandro in his capacity as a continuing director of the company and vested upon issuance
(4)	These options were granted to Mr. Shandro as bonus compensation for arranging financing and vested upon issuance.

       The following table sets forth certain information concerning the number and value of unexercised options held by each of the Named Executive Officers at June 30, 2003. No options were exercised during the year ended June 30, 2003.
	Number of Securities Underlying Unexercised Options at June 30, 2003	Value of Unexercised in the Money Options at June 30, 2003
	Exercisable	Unexercisable	Exercisable	Unexercisable
Garry Kupecz	250,000	1,764,000	$5,000	$35,000
John McAughtry	-	-	$ -	$ -
Peter Shandro	175,000	-	$ -	$ -
Gordon Ebanks	-	-	$ -	$ -
1.

Options are in the money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the estimated fair market value of the common stock at June 30, 2003 of $0.06 per share, less the exercise price.

Employment Agreements

       We are party to an employment contract with our chief operating officer, Gary Kupecz. The contract expires on June 30, 2004. During the term of the contract, Mr. Kupecz is entitled to a base salary of C$6,000 per month, which will be increased to C$8,000 a month if the company is profitable for two consecutive fiscal quarters. In addition, he is eligible for bonus payments equal to 3% of sales, which bonuses are payable once the sales revenue is collected. Mr. Kupecz has been granted stock options to purchase up to 2,000,000 shares of our common stock at $0.04 per share, subject to vesting based both on the length of his employment with us and the Company's performance. Finally, we have agreed to pay Mr. Kupecz one month of severance during the initial term of the agreement and two months severance if the agreement is extended beyond the first year. As part of the sale of our business assets to Xenos, Mr. Kupecz will be offered a new employment contract with Xenos and, should he accept, he will terminate his agreement with XML upon completion of the asset sale.

Indemnification and limitation on liability of directors

       Our Articles of Incorporation provide that we shall indemnify, to the fullest extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the former or present official position of the person, which indemnity extends to any judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the Colorado Business Corporation Act. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for (i) any breach of the duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

        4.      Compliance With Section 16(a) of the Exchange Act:

      Under the securities laws of the United States, the Company's directors, its executive officers and any persons holding more than 10% of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by rules adopted by the SEC and the Company is required to report in this proxy statement any failure to file by those deadlines. Based solely upon public reports of ownership filed by such persons and the written representations received by the Company from those persons, all of our officers, directors and 10% owners have satisfied these requirements during the preceding two fiscal years except as follows: Gary Kupecz, John McAughtry, Bryan Baker, Sergio Nesti, Jun Li, Robert Gayton and Dick Hardt each failed to file their Initial Report of Ownership on Form 3 in a timely fashion, Simon Anderson failed to file two reports covering two transactions in a timely fashion, Peter Shandro failed to file four reports covering four transactions in a timely fashion, Duane Nickull failed to file one report covering one transaction in a timely fashion, Matt Mackenzie failed to file one report covering one transaction in a timely fashion, Gordon Ebanks failed to file one report covering one transaction in a timely fashion, David Webber failed to file two reports covering two transactions in a timely fashion, Lawell King failed to file three reports covering three transactions in a timely fashion, Bryan Baker failed to file two reports covering two transactions in a timely fashion, John McAughtry failed to file one report covering one transaction in a timely fashion, Dick Hardt failed to file two reports covering two transactions in a timely fashion and Robert Gayton failed to file one report covering one transaction in a timely fashion. Paradigm Millennium Fund, LP is a principal shareholder of the Company, having acquired more than 10% of the Company's outstanding shares in August 2002; and Paradigm Group II, LLC serves as the sole general partner of the Paradigm Millennium Fund. Paradigm Millennium Fund failed to file in a timely fashion its Initial Report of Beneficial Ownership on Form 3; and failed to file in a timely fashion 15 reports covering 18 transactions during the period from August 2002 through September 2003. Paradigm Group failed to file in a timely fashion its Initial Report of Beneficial Ownership on Form 3; and failed to file in a timely fashion 20 reports covering 43 transactions during the period from August 2002 through September 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGMENT

       The following table sets forth information with respect to beneficial ownership of our common stock at September 15, 2003 by each person who beneficially owns more than 5% of the common stock; by each of our executive officers named in the Management section; by each of our Directors; and by all executive officers and Directors as a group. Unless otherwise indicated, we believe all persons in the table have sole voting and investment power for all shares beneficially owned by them. (1)
Name and Address of Beneficial Owner (3)	Number of Shares Of Common Stock Beneficially Owned (4)	Percentage of Outstanding Shares Owned Current (as of 9/15/03) (2)
Peter Shandro	1,209,760	2.1%
Garry Kupecz	505,000	0.9%
Simon Anderson	442,600	0.8%
Sergio Nesti (5)	1,454,297	2.5%
Robert Gayton	125,000	0.2%
Jun Li	125,000	0.2%
Paradigm Millennium Fund, LP (6)(8) 3000 Dundee Road, Suite 105, Northbrook, Illinois 60062-2424	35,373,773	48.9%
Paradigm Group II, LLC (7)(8) 3000 Dundee Road, Suite 105, Northbrook, Illinois 60062-2424	14,061,778	21.1%
All officers and directors as a group (six persons)(9)	3,861,657	6.7%

________________
(1)

Beneficial ownership is based on information provided to us, and the beneficial owner has no obligation to inform us of or otherwise report any changes in beneficial ownership. Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

The percentages shown are calculated based upon 58,055,736 shares of common stock outstanding on September 15, 2003. In calculating the percentage of ownership, unless as otherwise indicated, all shares of common stock that the identified person or group had the right to acquire within 60 days of September 15, 2003 upon the exercise of options and warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Unless otherwise stated, the beneficial owner's address is c/o Suite 22 - 1818 Cornwall Avenue, Vancouver, BC, V6J 1C7 Canada.
(4)

We have granted options to purchase shares of our common stock to our executive officers. Mr. Shandro was granted options to purchase 444,460 shares, Mr. Kupecz was granted options to purchase 2,014,000 shares, Mr. Anderson was granted options to purchase 225,000 shares., Mr. Gayton was granted options to purchase 125,000 shares. In addition, Messrs. Shandro and Anderson were entitled to receive a further 25,000 options each within 60 days in connection with their services as directors and Messrs. Nesti and Li were entitled to receive 125,000 each within 60 days in connection with agreeing to serve on the board of directors. The number of shares of common stock shown on the foregoing table as being beneficially owned by each of these persons includes the shares of common stock underlying these options.

(5)	Includes warrants to purchase 154,297 shares of our common stock at prices of between $0.50 per share and $1.00 per share.
(6)	Includes warrants to purchase 11,681,633 shares of common stock at a price of $0.50 per share and an additional 2,072,887 shares of common stock at $1.00 per share.
(7)	Includes warrants to purchase 9,116,800 shares of common stock at $0.065 per share.
(8)

Paradigm Group II, LLC is the sole General Partner of Paradigm Millennium Fund, LP and, as such, is considered to be the controlling person of Paradigm Millennium Fund, LP. Amounts shown as beneficially owned by Paradigm Group II, LLC do not include shares beneficially owned by Paradigm Millennium Fund, LP. Voting power with respect to the shares owned by both Paradigm Millennium Fund, LP and Paradigm Group II, LLC is exercised by our board of directors under the voting agreement described elsewhere in this proxy statement.

(9)

Does not include shares beneficially owned by Paradigm Millennium Fund, LP or Paradigm Group II, LLC, although the board of directors has the right to vote those shares under the voting agreement described elsewhere in this proxy statement.

Equity Compensation Plan

        We have a stock option plan which allows the granting of stock options to employees of the Company and its subsidiaries and service providers up to an aggregate of 6,000,000 common shares. Under current practice the options, which have a seven year term, vest immediately for directors and advisory board members and over three years for all others, at a rate of one-third for each year commencing on the grant date. From time to time, we also grant options to employees for which vesting is tied to performance objectives rather than to tenure. The exercise price of each option equals the closing market price of our common shares on the last trading day preceding the date of grant.

	Number of securities to be issued upon exercise of outstanding options, warrants and other rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,167,060	$ 0.13	2,297,340
Equity compensation plans not approved by security holders	-	-	-
Total	2,297,340	$ 0.13	2,297,340

Certain Relationships And Related Transactions

In the year ended June 30, 2003, we entered into a series of transactions with Paradigm Millennium Fund, LP, Paradigm Group, LLC and Paradigm Group II, LLC (collectively "Paradigm Group"). Paradigm Group, II, LLC is the sole general partner of Paradigm Millennium Fund, LP.

On August 23, 2002, in consideration for cash of $915,000, we issued to the Paradigm Group:

        (i)        5,000,000 shares of common stock; and

        (ii)        share purchase warrants to purchase 3,000,000 shares of common stock at a price of $0.50 per share.

On October 1, 2003, in consideration for cash of $300,000 we issued to the Paradigm Group:

       1.        1,639,344 shares of common stock; and

       2,        share purchase warrants to purchase 983,506 shares of common stock at a price of $0.50 per share.

On February 3, 2003, in consideration for cash of $415,000, rights to intellectual property known as "The Qube" and a promissory note receivable of $200,000, we issued to the Paradigm Group:

       1.        10,360,656 shares of common stock;

       2.        share purchase warrants to purchase 9,016,494 shares of common stock at a price of $0.50 per share; and

       3.        share purchase warrants to purchase 2,500,000 shares of common stock at a price of $1.00 per share.

Of this issuance, we issued 3,360,656 shares of common stock for the cash and promissory note; and we issued 7,000,000 shares of common stock and the warrants for the intellectual property. Subsequently, as consideration for receiving new financing terms, we agreed to forgive the note receivable and we recorded a $200,000 financing expense.

On April 25, 2003, for cash consideration of $25,000, the Company issued to the Paradigm Group:

       1.       3,247,800 shares of common stock; and

       2.       share purchase warrants to purchase 3,372,300 shares of common stock at a price of $0.065 per share.

The Company has agreed to register for resale the common stock and the common stock underlying warrants issued to Paradigm Group.

On June 6, 2003, for cash consideration of $50,000, we issued to the Paradigm Group:

       1.        5,494,500 shares of common stock;

       2.        share purchase warrants to purchase 5,744,500 shares of common stock at a price of $0.065 per share.

We have agreed to register for resale the common stock and the common stock underlying warrants issued to Paradigm Group.

As part of the financing transactions, Paradigm Group entered into a voting agreement with a voting proxy pursuant to which Paradigm Group agreed that all of its shares of our common stock would be voted as determined by our board of directors. The proxy appoints Peter Shandro (our Chairman), or Simon Anderson (our Chief Financial Officer), or a substitute, to vote Paradigm Group's common stock as directed by our board of directors until January 31, 2005. The voting agreement and proxy also cover any additional shares of common stock that Paradigm Group may acquire in the future, including shares issuable upon exercise of warrants.

As a result of these transactions, we will have issued 24,417,300 shares of our common stock to Paradigm Group, or 42.1% of the issued and outstanding shares of the Company as of the date of this proxy. We also understand that Paradigm Group has also purchased an additional 2,146,932 shares of our common stock in open market purchases for an aggregate holding of 26,564,232 shares or 45.8% of the issued an outstanding shares of the company as of the date of this proxy. Paradigm Group also holds share purchase warrants to purchase 11,681,633 shares of common stock at a price of $0.50 per share, an additional 2,072,886 shares of common stock at $1.00 per share and 9,116,800 shares of common stock at $0.065 per share.

Mr. Nesti, a member of our board of directors, has worked as an advisor to Paradigm Group. In conjunction with work performed on behalf of Paradigm Group in this past fiscal year, Paradigm Group transferred to Mr. Nesti in January 2003 1,175,000 shares of our stock and warrants to purchase 154,297 shares of our stock at exercise prices between $0.50 per share and $1.00 per share. On the effective date of those transfers, the closing price for our stock was $0.14

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORSPROPOSAL NO. 2

RATIFICATION OF SELECTION OF AUDITORS

        The Board of Directors has selected the firm of Berkovits, Lago & Company, LLP, independent certified public accountants, to serve as auditors for the fiscal year ended June 30, 2003. Berkovits, Lago & Company, LLP has been the Company's accountants since September 22, 2003. It is not expected that a member of Berkovits, Lago & Company, LLP will be present at the annual meeting and that a member of that firm will be available to either make a statement or respond to appropriate questions. Ratification of the selection of our auditors is not required under the laws of the State of Colorado, or applicable rules or regulations of the Securities and Exchange Commission but will be considered by the board of directors in selecting auditors for future years.

Resignation and dismissal of independent accountants

      On June 27, 2003, Moss Adams LLP declined to stand for re-election as independent auditors of XML-Global Technologies, Inc. The audit reports of Moss Adams LLP on the consolidated financial statements of the Company as of and for the years ended June 30, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion, nor were qualified or modified as to audit scope or accounting principles except that each report of Moss Adams LLP contained an emphasis paragraph as to the uncertainty of the Company's ability to remain a going concern.

       In connection with the audits of the Company's financial statements for the fiscal years ended June 30, 2002 and 2001, and in connection with the subsequent period up to June 27, 2003 (the date of resignation), there were no disagreements with Moss Adams LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Moss Adams LLP, would have caused Moss Adams LLP to make reference to the matter in its report of the financial statements for such years; and there were no reportable events as defined in Item 304(a) (1) (iv) (B) of Regulation S-B. Moss Adams LLP has not reported on financial statements for any periods subsequent to June 30, 2002.

       Effective September 22, 2003, the Company's Audit Committee approved the appointment of Berkovits, Lago & Company, LLP to serve as the Company's independent accountant to audit the Company's financial statements. Prior to its engagement as the Company's independent accountant, the Company had not consulted Berkovits, Lago Company, LLP with respect to the application of accounting principles to specific transactions or the type of audit opinion that might be rendered on the Company's financial statements. The engagement of Bertkovits, Lago & Company was effective on September 19, 2003.

       On September 22, 2003, we dismissed Morgan & Company as independent auditors of XML-Global Technologies, Inc. Morgan & Company had not issued any audit report on our financial statements. In the period from Morgan & Company's appointment on June 27, 2003 until September 19, 2003 (the date of dismissal), there were no disagreements with Morgan & Company on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of Morgan & Company, would have caused Morgan & Company to make reference to the matter in its report of the financial statements; and there were no reportable events as defined in Item 304(a) (1) (iv) (B) of Regulation S-B.

       The following table details aggregate fees billed for fiscal year ended June 30, 2003 by Moss Adams, LLP, our previous independent accountant:
*	Professional services rendered for the audit of the Company's annual consolidated financial statements and the reviews of the Company's quarterly consolidated financial statements; and
*	Financial information systems design and implementation; and
*	All other services:
Aggregate Fees Billed
Services for Fiscal 2003
Financial statement audit and review	$85,158
Financial information system design and implementation	$ -
Other	$19,738

        Neither the Board of Directors nor the Audit Committee of the Board of Directors has considered whether the provision of the services covered by the caption "Other" in the above table is compatible with Moss Adams, LLP's independence.

       Neither Morgan & Company, nor Berkovits, Lago & Company, LLP have provided any services other than in respect of the audit of the Company's annual consolidated financial statements, assistance in the preparation of taxes and the review, form time to time, of financial statements prepared by management and neither company invoiced us for services provided prior to June 30, 2003.

        Votes Required.

        Ratification of the selection of Berkovits, Lago & Company, LLP to serve as auditors for the fiscal year ending June 30, 2004 will require an affirmative vote of a majority of the outstanding shares of common stock of the Company represented in person or by proxy at the Annual Meeting and voting on this Proposal.

        Management Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF BERKOVITS, LAGO & COMPANY, LLP.

PROPOSAL NO. 3

ASSET SALE

Summary of Material Terms of the Purchase And Sale Agreement

       On August 1, 2003, our board of directors unanimously approved the Purchase and Sale Agreement between us and Xenos, under which we agreed to sell substantially all of our assets to Xenos for $1,250,000 in cash, 1,000,000 shares of Xenos common stock, Xenos assumption of certain of our current accounts payable and certain obligations to provide support and maintenance. The Purchase and Sale agreement is dated effective as of August 21, 2003, and was executed by both parties on September 18, 2003. Under Colorado law, completion of the asset sale requires the approval of our shareholders.

       The material terms of the Purchase and Sale Agreement are summarized below. A copy of the Purchase and Sale Agreement is attached as Annex A to this proxy statement. We encourage you to read the Purchase and Sale Agreement in its entirety.

The Assets

       The assets to be sold consist of all of our operating assets, except for our license rights in Xformity, Inc.'s The Qube software and our equity interest in Bluestream Database Software Corp., and include:

      *       Accounts Receivable;

      *       Contract, and License Rights;

      *       Intellectual Property Assets;

      *       Go XML Transform;

      *       Go XML Registry;

      *       Computer Equipment, Software and Furniture;

      *       Go XML Messaging;

      *       Go XML Integration Workbench;

      *       Go XML Search;

      *       Communications Server; and

      *       General Intangibles (Domain Names, Trademarks).

The Purchase Price

       The purchase price for our assets consists of $1,250,000 in cash, 1,000,000 shares of Xenos stock and Xenos' assumption of certain of our current accounts payable at closing, which we estimate will be approximately $33,000 and obligations in respect of unearned support and maintenance revenue of about $14,000.

Price Guarantee

       We will be entitled to an additional cash payment in Canadian dollars from Xenos if the 20 trading day average of Xenos stock on the one-year anniversary of the closing is less than C$3.50 per share. The cash payment would be determined by multiplying 1,000,000 (the number of shares) by the amount by which the 20 trading day average is less than C$3.50. The parties have agreed, however, that the additional payment shall not exceed C$1,340,000. In addition, the agreement provides that no price guarantee payment will be made if we trade Xenos stock during the one-year period following the closing.

Escrow Agreement

       The Xenos stock received as consideration for the asset sale will be held in escrow for the one-year period following the closing date. In addition, the Xenos stock will not be released from escrow until satisfactory determination and payment of the price guarantee payment described above, but in no event later than 10 days from the one-year anniversary of the closing date.

Closing

       Unless otherwise agreed by the parties, the closing date for the asset sale will be no later than the second business day following the day on which the last of the closing conditions is satisfied, but in no event later than December 31, 2003.

Representations and Warranties

       The agreement contains various customary representations and warranties made by each of the parties to the agreement. Such representations and warranties relate to, among other things, the enforceability of the agreement, our organization and the organization of Xenos, our authority and the authority of Xenos to enter into the agreement, and the condition of the assets being transferred.

Exclusivity

       Until closing, we are prohibited from engaging in discussions with other companies with respect to the sale of our assets, unless legal counsel advises us that such discussions are required to satisfy the fiduciary obligations of our management and board of directors. If we receive a proposal with respect to the sale of our assets that is superior to the terms set forth in the agreement, we may pursue discussions with the company that proposed such terms. However, if we were to terminate the agreement to complete a sale with another company, we would be required to pay Xenos a termination fee of $500,000.

Conditions to Completion of the Asset Sale

       In addition to shareholder approval of the transaction, the completion of the sale of our assets is subject to various conditions. The agreement provides that the party to be benefited by a condition may waive the condition. The closing conditions include, among other things:
*	The truth and correctness of the representations and warranties of both us and Xenos;
*	Performance of and compliance with all covenants by both us and Xenos;
*	No material adverse change in the condition of either us or Xenos;
*

Delivery of certain ancillary agreements to Xenos, including non-competition agreements signed by each of our senior officers and an indemnity agreement related to the indemnification of Xenos for litigation related to our intellectual property assets; and

*	Compliance with regulatory requirements, including those related to the issuance of the Xenos stock and approval by our shareholders of this transaction.

Termination of the Purchase and Sale Agreement

       The agreement may be terminated and the asset sale abandoned for various reasons, including:

*	by mutual consent of the parties;
*	if the closing has not take place on or before December 31, 2003;
*	if at any time prior to closing Xenos is not satisfied with the results of its due diligence review of the assets; and
*

If either we or Xenos fail to fulfill our respective obligations under the agreement, or if there has been a breach of a representation, warranty, covenant or other obligation, which after notice and opportunity for cure, gives rise to a failure to fulfill a condition to closing.

Expenses of the Asset Sale

       Whether or not the asset sale is completed, each party is required to bear its own costs and expense including fees of attorneys, accountants and financial advisors.

Payment to Developers out of Sale Proceeds

       In April 2003, we purchased from three software developers (the "Developers") the intellectual property rights to the Transform Kernel. In consideration of those rights, we granted the Developers warrants exercisable to purchase 16,000,000 shares of our common stock, and we agreed that if we sold the Transform Kernel to a third party within one year, we would pay the Developers 50% of the sale proceeds.

       In August 2003, we entered into an agreement with the Developers to define their rights should the asset sale to Xenos be completed. Under the agreement, subject to the sale to Xenos being consummated, the Developers are entitled to receive from us $200,000 upon closing, an additional $50,000 one year following the closing, and 250,000 of the shares of Xenos common stock subject to the same escrow provisions. In exchange, the Developers will surrender for cancellation all 16,000,000 warrants previously issued to them. The Developers, who will be employed by Xenos after the closing, will forfeit the $50,000 final payment if they voluntarily resign from Xenos or are terminated for cause prior to the one year anniversary of closing.

Tradability of Xenos Shares

       For the 12-month period immediately following the closing, the Xenos shares received as part of the purchase price will be held in escrow and may not be sold or transferred. Following the one year anniversary, the Xenos shares will be freely tradable on the TSX. No determination has been made as to whether or not we will sell some or all of the Xenos shares following their release from escrow.  We do not intend to distribute the Xenos stock to our shareholders after their release from escrow.

Xenos Bridge Loan

       Xenos has provided us a bridge loan of $50,000, the proceeds of which will be used to cover short term working capital requirements.  The aggregate principal amount of our outstanding draws will accrue interest at the rate of 10% per annum; and our obligation to repay the loan will be secured by a security interest in all accounts receivable of XML and our subsidiaries. The bridge loan will be repayable on November 16, 2003 or out of the cash portion of the purchase price of the asset sale, if it closes sooner. We expect our collection of outstanding accounts receivable will permit us to repay the bridge loan as required.

Background of the Asset Sale

       During the first half of 2002, notwithstanding the successful development and improvement to our principal XML-based products, and what we perceived to be a significant market demand and technological superiority of those products, we experienced continuing difficulty in penetrating our target markets. While our difficulty in generating sales may have been due, in part, to macro-economic conditions in the technology sector, it became apparent to us that we were confronting significant resistance from potential customers due to our lack of operating history and unpredictable financial support. In short, we concluded after careful consideration that our products could be more successfully marketed by a company with greater resources, existing marketing channels and reliable financial stability.

       As a result, our board of directors adopted a strategic plan to identify possible candidates to either acquire the company, purchase our assets or effect some other strategic relationship that would promote market acceptance of our products. We began discussions with two large companies in the technology sector: one a hardware and software manufacturer and the other a large software developer. Each expressed interest in our products; and discussions involved several possible alliances ranging from technology licenses to business acquisition. One such candidate made a due diligence visit to our corporate offices in November 2002.

       In approximately January 2003, one of the candidates made a verbal offer, subsequently rescinded, to purchase our business assets at a price that was significantly below our market capitalization, which at the time was historically depressed and significantly below our estimation of the value of our technology.

       In approximately February 2003, the second candidate concluded its due diligence and reported that our software did not meet its requirements and that it would not make an offer.

       In March 2003, recognizing our diminishing working capital and inability to generate robust sales, we undertook a radical restructuring in which we substantially reduced the number of our employees, we closed our New York offices and reduced the size of our Vancouver office. The goal was to reduce fixed expenses to allow us to survive on our limited revenues from sales until a transaction could be completed.

       Following the restructuring, we received a few additional inquiries, but the price ranges discussed were liquidation values and represented no future opportunity to our shareholders and investors. No other offers were obtained.

       On May 14, 2003, Gary Kupecz, our Chief Operating Officer, received a telephone call from James Farmer, President and Chief Operating Officer of Xenos, to find out more about our product line and our interest in being acquired. This telephone call lead to an exchange of non-disclosure agreements followed by preliminary due diligence inquiries.

       The first meeting was held at our Vancouver office on June 12, 2003, attended by Gary Kupecz, James Farmer and Simon Anderson, our Chief Financial Officer, at which representatives of the two companies described their operations and product lines and formulated a preliminary plan as to how our business operations could be incorporated into Xenos.

       On June 17, 2003, Simon Anderson prepared a memo outlining a proposed transaction structure and pricing model. These documents triggered a series of phone calls and correspondence, primarily between Simon Anderson and Robert Kunihiro, Xenos' Chief Financial Officer and Vice President of Finance, regarding the structure of the transaction (assets or shares) and consideration (cash or stock of Xenos or both) which culminated on June 20, 2003 with a preliminary plan that was acceptable to the management of both parties. On June 24, 2003 Gary Kupecz and Simon Anderson attended a meeting at Xenos' offices in Richmond Hill, Ontario with the intent of learning more about Xenos' business and framing a letter of intent. Present at the meeting were Stuart Butts (Xenos' CEO), Graham Barker (Xenos' Director of Product Marketing), Robert Kunihiro and James Farmer. At the conclusion of the June 24, 2003 meeting, the parties had developed a draft letter of intent which was refined over the course of the next week and executed on June 30, 2003. From July 8 to July 11, Xenos conducted due diligence at XML Global's offices including an extensive review of documents relating to intellectual property and customer relationships. Xenos also conducted technical due diligence and met with our developers at that time. On July 28, 2003, Robert Kunihiro and Simon Anderson discussed the significance of XML Global's interest in Bluestream Database Software Corp. Xenos expressed an interest in including Bluestream in the transaction in the belief that Bluestream's technology, previously marketed as GoXML DB, was an integral part of our product line. Upon review of the documents governing our investment in Bluestream Database Software Corp, the parties agreed on July 31, 2003 that the investment would be excluded from the transaction.

       On August 1, 2003, the boards of directors of both Xenos and XML Global approved the proposed transaction and designated individuals to sign on behalf of the respective companies. Between August 1 and August 13, counsel for Xenos and XML Global continued to refine the draft definitive purchase and sale agreement so that it accurately reflected the proposed business arrangement between the parties.

       On August 13, 2003, due to conflicting vacation schedules further discussion on this matter was deferred until August 19 at a telephone conference meeting between Stuart Butts and Simon Anderson and legal counsel to both companies. At that meeting the parties addressed the remaining business and legal issues. On September 18, the parties executed the definitive purchase and sale agreement.

Recent Developments

       To enable us to continue operations until the closing date, Xenos has agreed to advance us up to $50,000 on filing of this Proxy Statement with the SEC. The loan will bear interest at 10% per year and will be secured by our trade accounts receivable. Any balance that has not been repaid will be offset against amounts payable on Closing of the Xenos transaction, or on November 16, 2003 if the transaction is not completed by then.

Reasons for the Asset Sale

       Our board of directors considered a number of factors that lead it to accept the sale, including but not limited to:
-	our prospective customers were concerned about our viability and these concerns were impairing our ability to sell our products and services;
-

we do not have a large installed base of customers and this limits our ability to sell to prospective customers. A larger, more established business, such as Xenos, would not face these difficulties and so could generate a better return from our technology than we could; and

-	we believe that our products will integrate successfully with the products offered by Xenos, which we believe will substantially enhance the value of Xenos and its shares. As a shareholder of Xenos after the completion of the asset sale, we will benefit from the enhanced value of the Xenos shares.
-	our analysis of software companies' market capitalizations lead the board of directors to conclude that the opportunity for stock capital appreciation was limited in our present structure. The board believes that by selling the assets and using the proceeds of the sale and our public company status to acquire or merge with a business with greater potential for future growth, it will be possible to create a greater share price for our stockholders.
-

our analysis of software companies' market capitalizations lead the board of directors to conclude that the opportunity for stock capital appreciation was limited in our present structure. The board believes that by selling the assets and entering into a transaction with another business, it will be possible to create a greater share price for our stockholders.

Countervailing Considerations

      Our board of directors identified and considered a number of potentially negative factors in its deliberations concerning the asset sale, including, but not limited to:
-	the risk that Xenos may be unsuccessful in integrating our assets into its operations, causing Xenos to fail and the Xenos stock received by us in the asset sale to become worthless;
-

the risk that, despite its efforts, Xenos will be unable to raise sufficient working capital to satisfy its working capital requirements, in view of the fact that it has historically generated losses from operations;

-	the risk that the potential benefits sought in the asset sale might not be realized fully, or within the time frame contemplated, if at all;
-	the risk that the Xenos shares received in the transaction will be held in escrow and will not be salable for a period of 12 months following the closing;
-	the risk that we may not be able to identify and complete a merger or acquisition with another company before our limited resources are depleted;
-	the possibility that the asset sale would not be completed and the effect of the abandonment of the asset sale on our ability to continue as a going concern; and
-	the substantial charges to be incurred, primarily in the quarter in which the asset sale is completed, including transaction expenses arising from the asset sale.

No Opinion of Financial Advisor - Fairness of the Asset Sale

       We have not approached or engaged any financial advisor to render a fairness opinion, from a financial point of view, with respect to the proposed asset sale.

       The decision not to engage a financial advisor was made in light of our financial constraints and lack of working capital. We felt that we could not afford the costs that would be incurred in connection with engaging such a financial advisor.

       Nevertheless, the Purchase and Sale Agreement has been unanimously approved by the boards of directors of both XML and Xenos, including persons who would be considered disinterested members of both boards. XML's board of directors consists of five members, three of whom would be considered disinterested (Messrs. Li, Gayton and Nesti); and Xenos' board of directors consists of eight members, five of whom would be considered disinterested (Messrs. Fowlie, Hines, Leung, Merringer and Petzold).

Early Efforts to Market XML were Unsuccessful

       As early as 2002, XML and its officers conducted concerted efforts to either sell the company to a third party or to make strategic acquisitions. The results of these discussions and efforts, however, were unsuccessful, in some cases because no interest was generated by the other party at a price or on terms deemed reasonable by the board or because the proposed purchaser was unable to adequately finance a transaction.

Fairness Analysis

Overview

The board of directors' goal was to establish that the proposed transaction was fair, from a financial point of view, to the shareholders of XML Global. In order to do that it was necessary to establish that the fair value of the cash and stock being tendered by Xenos was at least as high as the fair value of the assets being sold by XML Global.

In assessing the fairness of the proposed transaction, from a financial point of view, to the shareholders of XML Global, the board of directors considered a number of factors:
*	our results of operations and financial position;
*	our trading history;
*	Xenos result of operations and financial position;
*	Xenos' stock trading history;
*	market capitalizations achieved by public small software companies;
*	market capitalizations achieved by larger public software companies that operate in our sector;
*	due diligence performed on Xenos by XML Global's officers; and
*	certain operational factors relevant to an evaluation of our current and future operations.

The board relied primarily on its knowledge of the Company's operations and the market capitalizations of public companies in reaching its conclusion. The board did not assign any relative weight to any of the foregoing factors, but determined that all of them were material to their consideration of the fairness of the asset sale.

Implied transaction value

As part of this transaction, we are to receive $1.25 million and 1,000,000 shares of common stock of Xenos. At the date that we signed the letter of intent, Xenos stock was trading at $1.63 (C$2.20) per shares, which yields a transaction value of $2.88 million. The agreement also provides for a price guarantee such that if the average closing price of Xenos stock is less than C$3.50 (approximately $2.60 based on current exchange rates) per share, Xenos will provide cash for the difference between C$3.50 per share and the average closing price of the Xenos stock, although the maximum price guarantee is limited to C$1.34 (approximately $0.99 based on current exchange rates) per share of Xenos common stock. For the purpose of this analysis, we have assumed that the gross proceeds will be $2.60 per share of Xenos stock, for gross transaction proceeds of $3.85 million.

Xenos is purchasing assets and, as such, certain liabilities will remain with the company aggregating about $300,000 at June 30, 2003. The Xenos offer therefore corresponds to a value for the stock of the company (the "Adjusted Xenos Price") of about $3.55 million (that is the $3.85 million for the assets less $300,000 for liabilities retained).

Our market capitalization had been volatile in the period leading up to the transaction. On the day before we announced the Xenos Letter of Intent (July 14, 2003) our market capitalization was $3.48 million which is about the same as the Adjusted Xenos Price.

XML Global Results of Operations and Financial Position

XML Global's revenues for the years ended June 30, 2001, 2002 and 2003 were $1.236 million $889,000 and $860,000 respectively. We closed our consulting operations in June 2002; our revenues excluding consulting revenues, would have been $66,000, $454,000 and $860,000 respectively for the three years ended June 30, 2001, 2002 and 2003. Our monthly revenues at the end of June 2003 were consistent with the revenue for the year then ended. Our stockholders' equity at June 30, 2003 was $255,000.

XML Global Stock Trading History

In the 12 months before we concluded the terms of the Xenos transaction, our stock traded as high as $0.29 and as low as $0.02. In the 20 trading days prior to July 14, 2003, the day before we announced the Xenos letter of intent, the value of the stock ranged from $0.04 to $0.09 indicating a market capitalization of between $2.1 million and $5.2 million in that period. That represents a very wide range and makes it difficult to rely on the trading price on any given day. The fundamentals of our business, as measured by orders on hand, profitability and financial position did not change materially in the 20 trading day period.

Xenos Results of Operations and Financial Position

In its most recently completed fiscal year ended September 30, 2002, Xenos recorded revenues of C$14.1 million (approximately $9.0 million) up from C$12.4 million (approximately $8.1 million) in the prior year. Xenos earned net income of C$365,000 (approximately $232,000) compared to a loss of C$8.9 million (approximately $5.8 million) in the prior year. At June 30, 2003, Xenos had stockholders' equity of C$18.1 million (approximately $13.4 million) including cash and cash equivalents of C$13.1 million (approximately $9.7 million).

Xenos Stock Trading History

In the 12 months before we announced the Letter of Intent, Xenos' stock traded as high as C$2.94 (approximately $2.18) and as low as C$1.00 (approximately $0.73). In the 20 trading days prior to June 24, the value of the stock ranged from C$1.91 (approximately $1.42) to $2.25 (approximately $1.67) indicating a market capitalization of between C$17.0 million (approximately $12.6 million) and C$20.0 million (approximately $14.8 million).

Stock Market Analysis

In advance of our discussions with Xenos, we analyzed the market capitalization of 25 small software companies and three larger software companies that operate in our sector. While none of these companies were exactly comparable to XML Global, the information was useful in understanding stock market trends in relation to the proposed transaction and XML Global's market capitalization.

One of the primarily measures of a software company's value is its revenue multiple, that is the ratio of the market capitalization to the trailing 12 months revenue. We also considered the book value multiple, which is the ratio of market capitalization to the book value of common stockholders' equity.

As indicated previously, we analyzed the market capitalization of 25 software companies with sales of less than $25 million. While these companies were not necessarily in the same sector as us, they generally faced the same business risks and many were similarly undercapitalized. We found that the median revenue multiple was about 0.4 times and 22 of the 25 had a revenue multiple of less than 1.6 times. We calculated book value multiples but, with low or negative stockholders' equity, we concluded that book value multiple was not a useful measure of value for small companies.

We also considered the revenue multiple of three larger companies in our sector (Mercator, DataMirror and Web Methods). While these companies were comparable in terms of sector, they were all substantially larger and better established. As such, they represented a lower investment risk and would be expected to attract different valuations. The revenue multiples of these companies ranged from 0.5 to 1.4 times.

Our market capitalization on July 14, 2003 of $3.48 million, suggests a revenue multiple of 4.1 times. This is substantially higher than the revenue multiples for the small software companies and still very high compared to the more established players in our sector. If our market capitalization were to slip back to the range indicated by the small software companies in our analysis, our market capitalization would fall to below $1.4 million or $0.02 per share. If we were to achieve the revenue multiples indicated by the larger companies in our sector, our market capitalization would fall to below $1.2 million or $0.02 per share.

Xenos seemed to be undervalued, since its revenue multiple, after adjusting for redundant cash, was about 0.5 times revenue. Xenos was profitable, had a stable balance sheet and had recorded revenue growth. The board concluded that there was room for capital appreciation in the Xenos stock and, more importantly, a greater likelihood of capital appreciation than for XML Global's stock.

Historical Transactions Analysis

The board did not identify any historical transactions occurring after the stock market correction in 2000 and 2001 that were directly comparable to the proposed sale to Xenos.

Conclusion

After assessing the Company's operations and the stock market, our board of directors concluded that there was little likelihood of capital appreciation for XML Global stockholders in the next 24 months and that there was a material risk that the market capitalization of the company could decline, since it was high relative to other small software companies and large companies in our sector.

The Adjusted Xenos Price, including the price guarantee, is essentially the same as the market capitalization at the date we reached substantive agreement on the transaction terms. Normally a purchaser would pay a control premium to acquire a company but in view of the significant excess of our market capitalization over market norms, we were unable to justify such a premium.

Based on its evaluation of our operations and stock price, and Xenos' operations and stock price, in relation to market indicators, the board concluded that the proposed transaction is fair, from a financial point of view, to the shareholders of XML Global.

Procedural Safeguards

       The board of directors of XML believes that sufficient procedural safeguards are present to insure the fairness of the asset sale. The belief is based upon the following factors:
Approval of Securityholders
Approval of the Purchase and Sale Agreement requires the affirmative vote of a majority of the outstanding common stock of XML.
Approval of Directors
The asset sale was unanimously approved by the directors of XML, including the disinterested members of the board.
Unaffiliated Representatives

The board did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders for purposes of negotiating the terms of the asset sale transaction. However, the board believes that the terms of the transaction are fair to the unaffiliated shareholders for the reasons previously stated.

Description of Xenos Securities

       The authorized share capital of Xenos consists of an unlimited number of common shares and an unlimited number of special shares issuable in series. Each common share carries one vote at all meetings of shareholders, participates ratably in any dividend declared by the directors and carries the right to receive a proportionate share of the assets of Xenos available for distribution to holders of common shares in the event of the liquidation, dissolution or winding-up of Xenos. The holders of the common shares have no pre-emptive or conversion rights. When created, the special shares may be issued from time to time in one or more series, the number of shares, designation, rights, privileges, restrictions and conditions of which will be determined by the board of directors of Xenos. The special shares will be entitled to priority over the common shares with respect to payment of dividends and distributions in the event of the dissolution, liquidation or winding-up of Xenos. Except as required by law or the provisions of any series, the holders of special shares will not be entitled to receive notice of, attend or vote at any meeting of the shareholders of Xenos.

Interests of Related Persons in the Asset Sale

       Our Chief Operating Officer, Gary Kupecz, has agreed to enter into an employment contract with Xenos if the asset sale is completed. Mr. Kupecz's position at Xenos would be Director, XML Products. Xenos has agreed to pay Mr. Kupecz an annual salary of C$110,000 and commission bonuses based on Xenos' standard schedule. In addition, Mr. Kupecz would receive an option to purchase 50,000 shares of Xenos' common stock at the exercise price and upon the other terms set forth in Xenos' employee stock option plan.

       In addition, our board of directors has approved the payment of cash bonuses to certain of our directors, officers and employees upon the completion of the asset sale. The board of directors determined that such bonuses are appropriate because such persons have been compensated recently at below market rates due to our limited cash resources. The bonuses to be paid are as follows:
Name of Person	Position	Amount of Bonus Payment ($)
Gary Kupecz	Chief Operating Officer	25,000
Simon Anderson	Director, Chief Financial Officer and Secretary	25,000
Peter Shandro	Chairman of the Board and Chief Executive Officer	10,000
Sergio Nesti	Director	10,000
Jeremy Gow	Salesperson	8,000
Bob Gayton	Director	5,000

Regulatory Approvals

       No United States federal or state regulatory requirements must be complied with or approval obtained in connection with the proposed asset sale.

Use of Proceeds of Asset Sale

       After payments to the Developers consisting of $250,000 and after deducting costs of the transaction estimated at $110,000, the bonus payments to certain officers and directors described above, the payment of accounts payable and other accruals estimated to be approximately $300,000 and the reduction of the purchase price by $50,000 to account for money advanced to us by Xenos, we expect to have net cash from the asset sale consisting of approximately $492,000. In addition, we will have 750,000 shares of Xenos' stock, but we will be unable to sell any of the Xenos shares until they are released from escrow 12 months following the closing. After release, the shares will be freely tradeable on the TSX. We will use the proceeds of the asset sale to cover general, administrative and overhead expenses, which we estimate will cost approximately $20,800 per month following the closing, and the remainder to pursue the acquisition strategy outlined in the section of this proxy statement entitled "Business of XML; Business Strategy After the Asset Sale."  Not proceeds from the asset sale will be distributed to shareholders.

Risk Factors

       The proposed asset sale poses a high degree for our shareholders. Before deciding how to vote on this proposal, shareholders should carefully consider the following risks.

Even if approved by our shareholders, the asset sale may not be completed.

       The completion of the asset sale is subject to numerous conditions. Even if our shareholders approve the asset sale, there can be no assurances that the other conditions to closing will be met and that the asset sale will be completed. If the asset sale is not completed, we will have spent a substantial amount of time and financial resources in connection with the transaction without realizing any gain.

If the asset sale is completed, we will have no proven source of continuing revenue.

       If the asset sale is completed, we will transfer to Xenos all of our currently productive assets. We will retain our agreement to resell Xformity Inc.'s The Qube software. To date, however, we have realized no revenue from our agreement with Xformity, and we do not currently have the staff or other resources to effectively exercise our rights under that agreement.

There is no plan to distribute any of the proceeds of the asset sale to our stockholders.

       We do not intend to distribute any portion of the proceeds from the asset sale to our shareholders. Our intention is to use the net proceeds of the asset sale to identify an acquisition or merger target. While management believes there are numerous business opportunities available, there can be no assurance that we will be successful in this pursuit. If we are not successful in acquiring or merging with a new business, we could end up spending the net proceeds of the asset sale without any gain to shareholders.

We will be able to complete a merger or acquisition without further input from shareholders and without further shareholder approval.

       Any potential business combination, whether by merger or acquisition, will likely be accomplished by our issuing additional shares of common or preferred stock. Our board of directors has the authority, without further shareholder approval, to approve an acquisition and issue additional shares of common and preferred stock. As a result, shareholders will not have an opportunity to participate in or approve any future business acquisition.

Any new business opportunity will likely be very risky.

       We have not identified and have no commitments to enter into or acquire a specific business opportunity after the asset sale. Therefore, we cannot disclose the risks and hazards of any specific business or opportunity that we may enter into.  A shareholder can expect a potential business opportunity to be quite risky.  Our acquisition of or participation in a business opportunity will likely be highly illiquid and could result in a total loss to the Company and our shareholders if the business or opportunity proves to be unsuccessful.

Any new business acquisition will likely be highly dilutive to our existing shareholders.

       Most business combinations involve and will require our issuance of additional shares of common and/or preferred stock. These issuances will likely result in substantial dilution to our existing shareholders without their review or approval.

A merger or acquisition will likely result in a change in our control.

       A merger or acquisition will likely involve the issuance of an amount of voting securities that will result in a change in control of the Company. The change in control will involve not only issuing shares that represent voting control, but also a change in our board of directors and management. When a change in control occurs, we will be required to inform our shareholders of the transaction, but our shareholders will not be required or have an opportunity to approve the new members of our board of directors.

If our shareholders do not approve the asset sale, we may not have sufficient resources to continue operations without seeking additional capital, which may be difficult to obtain.

       We have limited cash resources, and these resources continue to diminish. We recorded net losses of $4.6 million and consumed $2.0 million of our cash in operating activities during the year ended June 30, 2003. Although we have substantially reduced our expenses since we began our restructuring in March 2003, these reductions have not enabled us to achieve profitability. Moreover, further expense reductions would probably not improve our overall financial position due to the likely negative impact on future revenue. Absent a sudden and unforeseen improvement in demand for our products, we may not have sufficient funds to operate to or beyond the closing period allocated for this transaction. Thus, we would be forced to seek additional capital in order to continue our operations. Considering our recent financial performance, it is likely to be very difficult for us to obtain additional equity or debt financing; and the terms of such a financing would likely be unfavorable to our current shareholders.

If our shareholders do not approve the asset sale, there may not be any other offers from potential acquirers of our business.

       If our shareholders do not approve the asset sale, we may need to find another purchaser for our company, or some portion of our assets. We cannot assure you that we would be able to find another interested buyer, or one that would be willing to offer a reasonable purchase price, or that any price so offered would not be less than that agreed to in this transaction. If we can not find someone to buy our assets or company or provide financing, we will be forced to consider liquidation and dissolution of the company.

Interests of certain persons in the transaction.

       If the asset sale is completed, our principal executive officer, Gary Kupecz, will enter into an employment agreement with Xenos. In addition, Mr. Kupecz and other of our officers and directors will receive cash bonuses in amounts ranging from $5,000 to $25,000 if the asset sale is completed.

If the asset sale is completed, we will be dependent on a very small number of management personnel.

       We currently have two individuals who serve in management positions.  After the asset sale, we will only have one part-time person serving in management positions and no employees. Consequently, we will be heavily dependent upon our board of directors' skills, talents, and abilities to implement our business plan.

If we are classified as an investment company, we could be subject to restrictive and costly regulation.

       If the asset sale is completed, our stock holdings in Xenos will represent a significant portion of our assets. Because of our substantial investment in Xenos, it is possible that we could be classified as an "investment company" under the Investment Company Act of 1940. The Investment Company Act of 1940 and the rules and regulations promulgated under the act are extremely restrictive. Compliance with the Investment Company Act of 1940 would be very costly, and it would be difficult for us to execute our business plan. We do not believe that we will be an "investment company" after the asset sale, and we intend to conduct our activities so as to avoid being classified as such.

Because a substantial portion of the consideration for the asset sale is Xenos stock, you should also carefully consider the risks related to Xenos' business which are summarized beginning at page 46 of this Proxy Statement.

Exchange rate fluctuations may adversely affect the value of our Xenos stock.

       Xenos is operated in Richmond Hill, Ontario and its shares are traded on the TSX in Canadian dollars. Any significant decrease in the value of the Canadian dollar compared to the value of the United States dollar would have a significant adverse impact on the value of our Xenos stock.

The market price for Xenos common stock may be volatile, increasing the risk of our securities position.

       Following the asset sale, the Xenos stock that we receive will represent our principal capital asset. Historically, the market price of the Xenos common stock, as traded on the TSX, has been highly volatile. The value of our investment in Xenos stock could decline due to the impact of any of the following factors upon the market price of its shares:
*	failure to meet sales goals or operating budget;
*	decline in demand for its common stock;
*	revenues and operating results failing to meet expectations of securities analysts or investors in any quarter;
*	downward revisions in securities analysts' estimates or changes in general market conditions;
*	technological innovations by competitors or in competing technologies;
*	investor perception of Xenos' industry or prospects; or
*	general economic trends.

       Market fluctuations are often unrelated to operating performance and therefore would be beyond the control of Xenos management.

Effects of the Reverse Stock Split

       Although the proposes reverse stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in XML Global, the number of authorized shares of our common stock will not be reduced.  This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action, except as otherwise required by our charter documents or applicable law or regulation.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock.  The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our certification of incorporation or bylaws.  Except pursuant to our stock incentive plans, outstanding warrants and for other general corporate purposes, no plans, proposals or arrangements are currently contemplated that would involve the issuance of additional shares.

Vote Required

       The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the asset sale.

       The asset sale to Xenos is not related to, nor conditional upon the approval from XML Global's shareholders of any of the other matters to be voted on at the shareholders' meeting.

Recommendation of our Board of Directors

       OUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ASSET SALE IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL AT THE MEETING.
Summary of Procedure

       If you wish to exercise your statutory right to dissent from the asset sale, you should read the more detailed explanation of your dissenter rights and the procedure that must be followed to exercise those rights set forth below.

Do you have the right to exercise dissenter rights?

       To exercise dissenter rights under Colorado law, you must be the shareholder of record of the shares of common stock as to which the dissenter rights are to be exercised on the record date established for the annual meeting and on the date that the written demand and notice for appraisal described below is made, and the shareholder must continuously hold those shares through the effective time of the asset sale.

How to exercise dissenter rights.
To exercise dissenter rights, you must:
*

cause the Company to receive before the vote is taken on the asset sale at the annual meeting, a written notice of the shareholder's intention to demand payment for the shareholder's shares if the asset sale is effected; and

* not vote the shares in favor of the asset sale.

       If the asset sale is approved by the shareholders at the annual meeting, you will then receive written notice from us giving you detailed instructions of the procedure to be followed to perfect your demand to receive payment for your shares.

       Right to Dissent. You are entitled to dissent from the asset sale and obtain payment of the fair value of their shares if and when the asset sale is effected. Under the Colorado Business Corporation Act ("CBCA") Article 113, a shareholder entitled to dissent and obtain payment for the shares may not challenge the corporate action creating the right to dissent unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

       Under CBCA Section 7-113-103, a record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights.

       CBCA Section 7-113-103(2) provides that a beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if the beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and the beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

       We will require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to us that the beneficial shareholder and the record shareholder or shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights.

Before the Annual Meeting

       Procedure for Exercise of Dissenters' Rights. If you wish to assert dissenters' rights you must:
*

cause us to receive before the vote is taken on the asset sale at the annual meeting, written notice of the shareholder's intention to demand payment for the shareholder's shares if the asset sale is effected; and

*	not vote the shares in favor of the merger. A SHAREHOLDER WHO DOES NOT SATISFY THE FOREGOING REQUIREMENTS WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR HIS OR HER SHARES UNDER CBCA ARTICLE 113.

After the Annual Meeting

       Notice from Us. If the asset sale is approved at the annual meeting, we will send written notice to dissenters who are entitled to demand payment for their shares. The notice required by us will be given no later than 10 days after the effective time of the asset sale and:
*	state that the asset sale was authorized and state the effective time or proposed effective date of the merger;
*	set forth an address at which we will receive payment demands and the address of a place where certificates must be deposited;
*	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
*	supply a form demanding payment, which form will request a dissenter to state an address to which payment is to be made;
*	set the date by which we must receive the payment demand and certificates for shares, which date will not be less than 30 days after the date the notice is given;
*

state that if a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders each such beneficial shareholder must certify to us that the beneficial shareholder and the record shareholder or the record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation of the ability to exercise dissenters' rights; and

*	be accompanied by a copy of CBCA Article 113.

       Demand for Payment and Delivery of Share Certificate. A shareholder who is given a dissenters' notice and who wishes to assert dissenters' rights must, in accordance with the terms of the dissenters' notice,
*	cause us to receive a payment demand (which may be a demand form supplied by us and duly completed or other acceptable writing) and
*	deposit the shareholder's stock certificates.

A shareholder who demands payment in accordance with the foregoing retains all rights of a shareholder, except the right to transfer the shares until the effective time, and has only the right to receive payment for the shares after the effective time. A demand for payment and deposit of certificates is irrevocable except that if the effective time does not occur within 60 days after the date set by us by which we must receive the payment demand, we will return the deposit certificates and release the transfer restrictions imposed. If the effective time occurs more than 60 days after the date set by us by which we must receive the payment demand, then we shall send a new dissenters' notice. A SHAREHOLDER WHO DOES NOT DEMAND PAYMENT AND DEPOSIT SUCH SHAREHOLDER'S SHARE CERTIFICATES AS REQUIRED BY THE DATE OR DATES SET FORTH IN THE DISSENTERS' NOTICE WILL NOT BE ENTITLED TO DEMAND PAYMENT FOR SUCH SHAREHOLDER'S SHARES UNDER CBCA ARTICLE 113.

       Delivery of Payment. At the effective time or upon receipt of a payment demand, whichever is later, we will pay each dissenter who complied with the notice requirements referenced in the preceding paragraph, our estimate of the fair value of the dissenter's shares plus accrued interest. Payment shall be accompanied by an audited balance sheet as of the end our most recent fiscal year or, if that is not available, our balance sheet as of the end of the fiscal year not ending more than sixteen months before the date of payment, and an audited income statement for that year, and an audited statement of changes in shareholders' equity for that year and an audited statement of cash flow for that year, as well as the latest available financial statements, if any, for the interim period, which interim financial statements will be unaudited. Payment will also be accompanied by a statement of our estimate of the fair value of the shares and an explanation of how the interest was calculated, along with a statement of the dissenter's right to demand payment and a copy of CBCA Article 113.

       How to Dispute Payment Amount. If a dissenter disagrees with our payment or offer, such dissenter may give notice to us in writing of the dissenter's estimate of fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made prior thereto, or reject our offer and demand payment of the fair value of the shares and interest due if: (a) the dissenter believes that the amount paid or offered is less than the fair value of the shares or that the interest due was incorrectly calculated, (b) we fail to make payment within 60 days after the date set by us by which we must receive the payment demand or (c) we do not return deposited certificates in the event the effective time is 60 days after the date set by us by which the payment demand must be received by the shareholder asserting dissenters' rights. A DISSENTER WAIVES THE RIGHT TO DEMAND PAYMENT UNDER THIS PARAGRAPH UNLESS SUCH DISSENTER CAUSES US TO RECEIVE THE NOTICE REFERENCED IN THIS PARAGRAPH WITHIN 30 DAYS AFTER WE MAKE OR OFFER PAYMENT FOR THE SHARES OF THE DISSENTER.

       Judicial Appraisal of Shares. If a demand for payment made by a dissenter as set forth above is unresolved, we may, within 60 days after receiving the payment demand, commence a proceeding and petition a court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within the 60 day period, we must pay to each dissenter whose demand remains unresolved the amount demanded. We must commence the proceeding described above in the District Court of the County of Boulder, Colorado. We must make all dissenters whose demands remain unresolved parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Jurisdiction in which the proceeding is commenced is plenary and exclusive. One or more persons may be appointed by the court as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers will have the powers described in the court order appointing them. The parties to the proceeding will be entitled to the same discovery rights as parties in other civil proceedings. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, to exceed the amount paid by us, or for the fair value, plus interest, of a dissenter's shares for which we elected to withhold payment.

       The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against us, except that the court may assess costs against all or some of the dissenters, in the amount the court finds equitable, to the extent the court finds that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (a) against us and in favor of any dissenters if the court finds that we did not substantially comply with the procedures for exercise of dissenters' rights set forth in CBCA Article 113; or (b) against either us or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by CBCA Article 113. If the court finds that the services of counsel for any dissenter were of substantial benefit to the other dissenters similarly situated, and that the fees for those services should not be assessed against us, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PROPOSAL NO. 4

NAME CHANGE

       If the asset sale is approved, we will transfer to Xenos as part of the sale trademarks, domain names and other property that include the name XML-Global. As a result, we will need to select a new corporate name. We are requesting the shareholders to authorize our board of directors to adopt a name change for the corporation to such name and at such time as the board of directors may determine to be in our best interest. As a change of name requires an amendment to our Articles of Incorporation, applicable provisions of the Colorado Business Corporation Act as well as provisions of our Articles of Incorporation require that such an amendment be approved by the Company's shareholders. If approved by the shareholders, this authorization will continue until and unless subsequently revoked by shareholder action.

       If the asset sale is not approved, we will not change our name and the name change amendment would be abandoned.

Vote Required

       Approval of the amendment of our Articles of Incorporation to change our corporate name requires that the votes cast in favor of the amendment exceed the votes cast against the amendment.

Recommendation of our Board of Directors

       OUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE NAME CHANGE IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL AT THE MEETING.

PROPOSAL NO. 5

REVERSE STOCK SPLIT

Mechanics of Reverse Stock Split.

        We are seeking your authorization to undertake, at our discretion in the future, up to a one-for-twenty (1-for-20) reverse split of our outstanding shares of common stock and outstanding options, warrants and other rights convertible into shares of common stock. We request your approval to effect a reverse split of our securities at such time in the future as we may determine, in our sole discretion, to be in the best interest of the Company and our shareholders. Once implemented, the reverse split would result in each holder of our common stock on the record date owning fewer shares of common stock than they owned immediately before the reverse split, and outstanding options, warrants, and other convertible rights will become exercisable to purchase a fewer number of shares of common stock at an exercise price per share increased by the factor of the reverse split. Fractional shares, options and warrants will be rounded up to the nearest whole.

        If our shareholders approve the reverse split as currently described, we will be authorized to implement the reverse split within the foregoing parameters if we chose to do so at any time and until such time as the authorization is revoked by a majority vote of our shareholders at a future regular or annual meeting of the our shareholders. If and when implemented, we will cause our stock transfer agent to provide each shareholder of record written notice of such implementation together with a description of the effect thereof.

        The reverse stock split will not affect in any manner the rights and preferences of our shareholders. There will be no change in the voting rights, right to participate in stock or cash dividends, or rights upon the liquidation or dissolution of the Company of holders of common stock; nor will the reverse split affect in any manner the ability of our shareholders to sell under Rule 144 or otherwise engage in market transactions in accordance with federal and state securities laws.

        The reverse stock split will also result in an automatic adjustment of any and all outstanding options, warrants and other rights exercisable or convertible into shares of our Common Stock. The adjustment will consist of an increase in the exercise price or conversion value per share by the factor of the reverse split and the number of shares issuable upon exercise or conversion will be reduced by the same factor. For example, if we implement a one-for-two (1-for-2) reverse split, an option, warrant or other right exercisable or convertible into 1,000 shares of our Common Stock at an exercise price or conversion value of $1.00 per share immediately before implementation of the reverse split would be exercisable or convertible into 500 shares of our Common Stock at an exercise price or conversion value of $2.00 per share immediately after implementation of the reverse split. All other relative rights and preferences of holders of outstanding options, warrants and other rights convertible or exercisable into shares of our common stock shall remain unchanged.

Reasons for Reverse Stock Split

        We believe that approval of the reverse split is in the best interest of the Company and our shareholders because it will result in a higher per share trading price of our Common Stock, which will enable us to attract additional interest in our Common Stock from the investment community, and particularly market-makers. Numerous broker-dealers and investment bankers require that a company's common stock have a minimum public trading price before those broker-dealers or investment bankers will agree to make a market in that security. As a result, we believe that the reverse split has the potential of improving the liquidity of the public market for our Common Stock.

Votes Required

        Approval and adoption of the reverse split will require that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Board of Directors Recommendation

        OUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSED REVERSE STOCK SPLIT IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL AT THE MEETING.

PROPOSAL NO. 6

INCREASE IN NUMBER OF SHARES ISSUABLE UNDER EQUITY INCENTIVE PLAN

       Our board of directors has determined that, in order to be able to provide incentive to the management of prospective acquisition or merger targets, it is in the best interests of our shareholders that the number of shares of our common stock that we are authorized to issue pursuant to the exercise of options, grants and other rights under our 1999 Equity Incentive Plan be increased.

       We are currently authorized to issue up to 6,000,000 shares of common stock under our plan. As of the date of this proxy statement, we have granted and have issued outstanding options exercisable to purchase up to 3,167,060 shares of our common stock, employees have exercised options to purchase 22,500 shares and we have awarded 513,100 shares of our common stock to employees and contractors in lieu of cash compensation, leaving a balance of authorized shares under the plan of 2,297,340 shares.

       In order to interest the management of prospective acquisition or merger targets after the asset sale, it will be necessary to offer option packages in order that we can compete effectively with other companies seeking the support of these highly qualified individuals. As a result, it is the view of our board of directors that the remaining authorized balance of 2,297,340 shares under our plan is inadequate to permit us to be successful in obtaining the highly qualified executive management team that the company will require.

       As a result, our board of directors has recommended that we increase the total authorization under our plan to twenty percent (20%) of outstanding shares of common stock, which would equal, at the date of this proxy statement, 11,600,000 shares. If this proposal is approved, the number of shares issuable under the plan will automatically increase when additional shares of common stock are issued.

Votes Required

       Approval and adoption of the increase in the number of shares of common stock issuable under our equity incentive plan will require that the votes cast in favor of the proposal exceed the votes cast against the proposal.

Board of Directors Recommendation

        OUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSED INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UNDER OUR EQUITY INCENTIVE PLAN IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL AT THE MEETING.

OTHER MATTERS

       The board of directors knows of no business to be brought before the annual meeting other than as set forth above. If, however, any other matters properly come before the annual meeting, it is the intention of the person's named in the enclosed proxy form to vote such proxies on such matters in accordance with their best judgment.

       Whether or not you expect to be present at the meeting, please sign and return the enclosed proxy promptly. Your vote is important. If you wish to attend the meeting and wish to vote in person, you may withdraw your proxy.

Shareholder Proposals For The 2004 Annual Meeting

        If any shareholder wishes to present a proposal for inclusion in the proxy materials to be mailed by the Company with respect to the 2004 annual meeting of shareholders, the proposal must be presented to the Company's management prior to September 30, 2004, along with proof of common stock ownership in the Company. If, however, notwithstanding the foregoing deadline, a proposal is brought before the meeting, then under the proxy rules of the Securities and Exchange Commission the proxies solicited by management with respect to the annual meeting will confer discretionary voting authority with respect to the stockholder's proposal on the person selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the Commission's proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by overnight courier to XML-Global Technologies, Inc., c/o Suite 22, 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7, Canada, Attention: Secretary.

Documents Incorporated by Reference

       This proxy statement incorporates documents by reference. The Securities and Exchange Commission allows us to "incorporate by reference" documents that we have filed with it, which means that we can disclose important information to you by referring you to those documents. The documents contain important information about us and our finances.

       The following documents, which we have filed with the Securities and Exchange Commission (File No. 000-23391), are incorporated by reference into this proxy statement:
*	Annual Report on Form 10-KSB for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission on October 3, 2003.

Additional Information

       We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's Website at http://www.sec.gov.
By Order of the Board of Directors
_______________________________________
Simon Anderson, Secretary

Financial statements
Table of Contents
Page
XML - Global Technologies - Financial Statements of Business Being Sold
XML - Global Technologies - Pro Forma Financial Statements

Xenos Group Inc. Consolidated Financial Statements for the Years ending September 30, 2002 and 2001:
Independent Auditor's Report dated November 15, 2002
Consolidated Balance Sheets for the Years ending September 30, 2002 and 2001
Consolidated Statements of Operations for the Years ending September 30, 2002 and 2001
Consolidated Cash Flows for the Years ending September 30, 2002 and 2001
Notes to the Consolidated Financial Statements September 30, 2002
Xenos Group Inc. Consolidated Financial Statements for the Years ending September 30, 2001 and 2000:
Independent Auditor's Report dated November 21, 2001
Consolidated Balance Sheets for the Years ending September 30, 2001 and 2000
Consolidated Statements of Operations for the Years ending September 30, 2001 and 2000
Consolidated Cash Flows for the Years ending September 30, 2001 and 2000
Notes to the Consolidated Financial Statements September 30, 2001
Xenos Group Inc. Consolidated Financial Statements for the Years ending September 30, 2000 and 1999:
Independent Auditor's Report dated November 17, 2000
Consolidated Balance Sheets for the Years ending September 30, 2000 and 1999
Consolidated Statements of Operations for the Years ending September 30, 2000 and 1999
Consolidated Cash Flows for the Years ending September 30, 2000 and 1999
Notes to the Consolidated Financial Statements September 30, 1999
Xenos Group Inc. Condensed Consolidated Financial Statements as of June 30, 2003 and 2003 (unaudited)
Xenos Group, Inc. Consolidated Balance Sheet as of June 30, 2003 and 2002 (unaudited)
Notes to the Condensed Consolidated Financial Statements as of June 30, 2003 and 2002

UNAUDITED COMBINED CONDENSED FINANCIAL STATEMENTS OF XML GLOBAL BUSINESS BEING SOLD

The following unaudited condensed statement of operations for the year ended June 30, 2003 is presented in respect of the operations to be acquired by Xenos Group Inc. and eliminates the results of operations associated with other business activities. The unaudited condensed balance sheet presents the assets and liabilities associated with the business being sold to Xenos Group.

You should read this information in conjunction with the:

*	accompanying notes to the Unaudited Combined Condensed Financial Statements of XML Global Business Being Sold;
*	unaudited pro forma combined condensed financial statements of XML-Global included elsewhere in this proxy statement; and
*

separate historical financial statements of XML-Global as of and for the year ended June 30, 2003 incorporated by reference into this proxy statement from XML-Global's Annual Report delivered concurrently with this proxy statement.

The unaudited condensed financial information is presented for informational purposes only. The information is not necessarily indicative of what the financial position or results of operations actually would have been had our operations comprised only those activities sold to Xenos.

UNAUDITED CONDENSED BALANCE SHEET OF XML-GLOBAL BUSINESS BEING SOLD, AT JUNE 30, 2003

Assets
Current assets
Cash and cash equivalents	$ 33,375
Trade accounts receivable	23,505
Other receivable	13,688
Prepaid expenses	5,038
75,606
Investment in Xenos stock
Fixed assets	45,432
Trademarks and patents	43,958
Total Assets	$ 164,996

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	$ 198,493
Unearned revenue	14,397
Foreign income taxes payable	115,381
Total Liabilities	328,271

Stockholders' Deficit
Total Stockholders' Deficit
(163,275)
Total Liabilities and Stockholders' Deficit	$ 164,996

See accompanying notes to unaudited combined condensed financial statements.

UNAUDITED CONDENSED RESULTS OF OPERATIONS OF XML-GLOBAL BUSINESS BEING SOLD, FOR THE YEAR ENDED JUNE 30, 2003

Revenue	$ 772,485
Cost of revenue	59,521
Gross profit	712,964

Operating expenses
Research and development	806,284
Marketing and selling	951,938
General and administrative	852,215
Stock-based compensation	3,000
Restructuring costs	1,932,264
Depreciation and amortization	331,654
4,877,355
Operating loss	(4,164,391)
Other income (expense)
Interest income (expense)	(6,513)
Gain on sale of intellectual property	-
Net loss before provision for income taxes	(4,170,904)
Provision for income taxes	547
Net loss before provision for income taxes	$(4,171,451)

Weighted average number of shares, basic and diluted	41,815,845

Operating loss per share, basic and diluted	(0.10)

See accompanying notes to unaudited combined condensed financial statements.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS OF XML GLOBAL BUSINESS BEING SOLD

Note 1 - Sale of our Business Assets

Xenos is acquiring substantially all of our business assets. The only assets that we are retaining that are not associated with the business being sold are (1) our rights to The Qube software and (2) our interest in Bluestream Database Software Corp. We have written off the value of The Qube software in our financial statements, but it would otherwise appear as an intangible asset. We have written off the value of our interest in Bluestream Database Software Corp., but it would otherwise appear as an equity investment. We will be retaining certain assets and liabilities, but the assets are incidental to the operations to be sold and we incurred the liabilities while undertaking the operations to be sold.

The financial statements of the business being sold are based on our financial statements as at, and for the year ended, June 30, 2003. We have adjusted these financial statements to eliminate:

(1)	the results of operations for the year ended June 30, 2003 associated with our Xtract product, which we sold in April, 2003;
(2)	legal costs associated with restructuring our investment in Bluestream Database Software Corp.
(3)	Administrative expenses associated with our public company.

We have not incurred any separately identifiable revenues or costs associated with our rights to The Qube.

Note 2 - Unaudited Condensed Balance Sheet

The balance sheet at June 30, 2003 relating to the assets being sold to Xenos Group reflects all our assets and liabilities at that date except:

(a) Income taxes payable of $629 that are attributable to intercompany fees relating to development and support of our Xtract product.

Note 3 - Condensed Statement of Operations

The statement of operations for the year ended June 30, 2003 relating to the business being sold to Xenos reflects all our revenues and expenses for the year then ended except:

(a)    We have eliminated revenues ($88,157) relating to a license sale and related support to a customer for the Xtract.

(b)    We have eliminated the estimated direct cost of development efforts ($31,452) associated with Xtract.

(c)    We have eliminated the gain on sale ($44,758) associated with the sale of Xtract.

(d)    We have eliminated professional fees ($25,849) associated with the Bluestream restructuring.

(e)    We have eliminated investor relations costs ($230,832) associated with our public company that does not directly relate to our business operations.

(f)    We have eliminated travel and meals expenses of a non-operational nature ($37,062).

(g)    We have eliminated an estimate of contractor fees ($30,000) associated with public company disclosure obligations.

(h)    We have eliminated income taxes ($629) associated with intercompany fees relating to development and support of our Xtract product.

Although there would have been some support and administrative effort associated with Xtract revenues and expenses, such costs are not separately identifiable and factually supportable. Accordingly, they have not been eliminated from the amounts presented.

Note 4 - Items Not Adjusted

The statements do not reflect any effect on the balance sheet associated with prior years' results of operations relating to Xtract. Expenses incurred in the development of Xtract and GoXML DB (the product held in Bluestream Database Software Corp.) and investor relations expenses would have affected our cash, income taxes payable and stockholders' equity at June 30, 2003, but we are unable to quantify such adjustments with any reasonable degree of accuracy.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF XML GLOBAL TECHNOLOGIES, INC.

We have prepared certain pro forma combined condensed financial information to assist readers in understanding the nature and effect of the sale of our business assets on the financial statements of XML Global. The following unaudited pro forma condensed statement of operations for the year ended June 30, 2003 is presented as if the disposition of our business assets had occurred on July 1, 2002 and eliminates the results of operations associated with the business assets. The unaudited pro forma condensed balance sheet presents our balance sheet as if the disposition had occurred on June 30, 2003.

We have adjusted the historical consolidated financial information to give effect to pro forma events that are directly attributable to the sale and factually supportable. You should read this information in conjunction with the:

*	accompanying notes to the Unaudited Pro Forma Combined Condensed Financial Statements; and
*	separate historical financial statements of XML Global as of and for the year ended June 30, 2003 included in elsewhere in this proxy statement.

The unaudited pro forma condensed financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the sale been completed at the dates indicated. In addition, the unaudited pro forma combined condensed financial information does not purport to be indicative of the future financial position or operating results of XML Global.

Unaudited Pro Forma condensed Balance Sheet of XML-Global Technologies, Inc. at June 30, 2003

	Historical	Sale to	Settlement	Pro Forma		Pro Forma
		Xenos	With	Adjustments
		(Note 1)	Developers	(Note 3)
Assets			(Note 2)
Current assets
Cash and cash equivalents	33,375	1,250,000	(200,000)	(110,000)	(a)	973,375
Trade accounts receivable	23,505	(23,505)				-
Other receivable	13,688					13,688
Prepaid expenses	5,038	(5,038)				-
	75,606	1,221,457	(200,000)	(110,000)		987,063
Investment in Xenos stock		2,600,000	(650,000)			1,950,000
Fixed assets	45,432	(45,432)				-
Trademarks and patents	43,958	(43,958)				-

Total Assets	164,996	3,732,067	(850,000)	(110,000)		2,937,063

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable and accrued liabilities	198,493	(32,626)	50,000			215,867
Unearned revenue	14,397	(14,397)				-
Foreign income taxes payable	116,010					116,010
Total Liabilities	328,900	(47,023)	50,000	-		331,877

Stockholders' Equity (Deficit)
Preferred stock	-					-
Common stock	5,806					5,806
Additional paid-in capital	16,292,837					16,292,837
Accumulated other comprehensive income	(69,882)					(69,882)
Accumulated deficit	(16,392,665)	3,779,090	(900,000)	(110,000)	(a)	(13,623,575)
Total Stockholders' Equity (Deficit)	(163,904)	3,779,090	(900,000)	(110,000)		2,605,186
Total Liabilities and Stockholders' Equity (Deficit)	164,996	3,732,067	(850,000)	(110,000)		2,937,063

See accompanying notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma condensed Results of Operations of XML-Global Technologies, Inc. for the Year Ended June 30, 2003

	Historical	Relating to	Pro Forma		Pro Forma
	(Note 1)	Business	Adjustment
		Assets Sold	(Note 4)
		(Note 2)

Revenue	860,642	(772,485)	(88,157)	(a)	-
Cost of revenue	59,521	(59,521)			-
Gross profit	801,121	(712,964)	(88,157)		-

Operating expenses
Research and development	837,736	(837,736)	-		-
Marketing and selling	951,938	(951,938)	-		-
General and administrative	1,175,958	(1,175,958)	475,422	(b)	475,422
Stock-based compensation	3,000	(3,000)	-		-
Restructuring costs	1,932,264	(1,932,264)	-		-
Depreciation and amortization	331,654	(331,654)	-		-
	5,232,550	(5,232,550)	475,422		475,422
Operating loss	(4,431,429)	4,519,586	(563,579)		(475,422)
Other income (expense)
Interest income (expense)	(6,513)	-	-		(6,513)
Gain on sale of intellectual property	44,358	-	(44,358)	(a)	-
Net loss before provision for income taxes	(4,393,584)	4,519,586	(607,937)		(481,935)
Provision for income taxes	1,176	(1,176)	2,500	(b)	2,500
Net loss before provision for income taxes	(4,394,760)	4,520,762	(610,437)		(484,435)

Weighted average number of shares, basic and diluted	41,815,845				41,815,845

Operating loss per share, basic and diluted	(0.11)				(0.01)

See accompanying notes to unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS OF XML GLOBAL TECHNOLOGIES. INC.

Note 1 The Sale of our Business Assets

As part of the proposed transaction, we will sell our net business assets (furniture and fixtures, trade accounts receivable and intellectual property relating to GoXML Transform, GoXML Registry, GoXML Messaging and GoXML Search), offset by certain trade accounts payable and unearned revenue to be assumed by Xenos. As consideration for these net assets, Xenos will pay $1.25 million in cash and issue 1,000,000 shares of common stock of Xenos. The Xenos shares will be held in escrow and will not be saleable for 12 months following the closing. The agreement also provides for a price guarantee such that if the average closing price of Xenos stock at the end of the 12 month escrow is less than C$3.50 (approximately $2.60) per share, Xenos Group will provide cash for the difference between C$3.50 per share and the average closing price of the Xenos stock, although the maximum price guarantee is limited to C$1.34 (approximately $0.99) per share of Xenos common stock. For the purpose of this pro forma analysis, we have assumed that the gross proceeds will be $2.60 per share of Xenos stock, for gross proceeds of the asset sale of $3.85 million. If, after one year, the shares of Xenos are trading at less than C$2.16 (approximately $1.60), the difference between the trading price at that date and C$2.16 will not be protected by the price guarantee. At October 1, 2003, shares of Xenos closed at C$3.25 (approximately $2.41) on the Canadian TSX exchange.

The exact allocation will be based on estimated values at the date of sale. For the purpose of this pro forma condensed balance sheet, we have allocated the sales proceeds as follows:

At June 30, 2003
Assets:
Trade accounts receivable	$ 23,505
Prepaid expense	5,038
Intellectual property	3,779,090
Fixed assets	45,432
Trademarks and patents	43,958
Liabilities to be assumed:
Trade accounts payable	(32,626)
Unearned revenue associated with ongoing contractual obligations at fair value	(14,397)
Total	$ 3,850,000

On the pro forma condensed statement of operations, we have eliminated all of our operating revenues (except those relating to Xtract, a product that is not being sold to Xenos) and all of our operating expenses.

Note 2 - Amounts due to Developer Group

In April 2003, we acquired technology in exchange for warrants to purchase 16,000,000 shares of our common stock. The purchase agreement provided that if we sold the acquired technology within 12 months, that we would allocate certain proceeds to the Developer group. In July 2003, we entered into a further agreement with the Developers to allocate proceeds from the Xenos Group Inc. sale. The agreement provides that in the event that the Xenos Group transaction closes, the Developers will receive $200,000 on closing, $50,000 one year after closing (unless the Developers, who will be employed by Xenos after the closing, leave Xenos or are dismissed for cause) and 250,000 shares of Xenos Group Inc. stock one year after closing. The 16,000,000 warrants held by the developers will be surrendered.

Note 3 - Adjustments to Unaudited Pro Forma Condensed Balance Sheet

(a)    We have adjusted the pro forma condensed balance sheet to provide for expected professional and other costs associated with the transaction.

Note 4 - Adjustments to Unaudited Pro Forma Condensed Statement of Operations

(a)    We have eliminated revenues ($88,157) and a gain on sale ($44,758) associated with the license and subsequent sale of our Xtract product. These items do not relate to intellectual property sold to Xenos and are not part of our ongoing results of operations.

(b)    We have provided for an ongoing annual provision for administrative expenses based on the actual professional fees, administrative meals and travel and investor relations expenses incurred in fiscal 2003. We also included an estimated provision for management fees to maintain the public company. The total of these expenses is $475,422. In addition, we estimate that foreign income taxes of $2,500 will be payable in conjunction with this level of operations. The provision for administrative expenses is not necessarily indicative of expected administrative expenses since some portion of this estimate relates to the business assets sold. This expense adjustment does not include any estimated incremental cost to investigate new opportunities for the Company.

Note 5 - Items Not Adjusted

The pro forma statements do not reflect any cost savings and other benefits that may be enjoyed by the Company as a result of the sale. Additionally, costs associated with developing a future plan of operation for the Company are unknown and as a result are not reflected but may be recorded subsequent to the sale.

Auditors' Report
To the Shareholders of Xenos Group Inc.

We have audited the consolidated balance sheet of Xenos Group Inc. as at September 30, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for the years then ended.

These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards.

Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Markham, Canada	Grant Thornton LLP
November 15, 2002	Chartered Accountants

Auditors' Report
To the Shareholders of Xenos Group Inc.

We have audited the consolidated balance sheet of Xenos Group Inc. as at September 30, 2002 and 2001 and the consolidated statements of operations and deficit and cash flows for the years then ended.

These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards.

Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Markham, Canada	Grant Thornton LLP
November 15, 2002	Chartered Accountants

Xenos Group Inc.
Consolidated Balance Sheets

September 30	2002	2001

Assets
Current assets
Cash and short term investments (Notes 8, 11 and 15)	$ 12,045,143	$ 14,203,941
Trade receivables	2,621,670	2,646,040
Other receivables	12,513	83,890
Prepaids	477,816	220,586
Income taxes recoverable	-	59,720
Future income taxes (Note 10)	33,511	297,673
	15,190,653	17,511,850
Long term
Future income taxes (Note 10)	1,707,634	1,718,147
Capital assets (Note 5)	1,612,982	2,113,995
Other assets (Note 6)	2,402,964	1,603,993
Goodwill (Note 7)	2,023,240	6,073,863
Total Assets	$ 22,937,473	$ 29,021,848

Liabilities
Current
Bank indebtedness (Note 8)	$ 500,000	$ 520,000
Payables and accruals	2,468,075	3,966,640
Income taxes payable	38,188	328,873
Deferred revenue	2,734,118	1,545,038
Current portion - capital lease	15,057	-
	5,755,438	6,360,551
Long term
Capital lease obligations	36,010	-
Deferred revenue	33,700	103,757
	5,825,148	6,464,308
Shareholders' Equity
Capital stock (Note 9)	41,325,723	41,062,473
Deficit	(24,213,398)	(18,504,933)
	17,112,325	22,557,540
	$ 22,937,473	$ 29,021,848

Commitments and contingencies (Notes 12 and 13)

See accompanying notes to the consolidated financial statements

Xenos Group Inc.
Consolidated Statements of Operations

Year Ended September 30	2002	2001

Sales	$ 14,163,465	$ 12,414,231
Cost of sales	2,745,121	3,214,998
Gross profit	11,418,344	9,199,233
Expenses
Sales and marketing	4,404,510	7,623,603
Research and development	3,236,384	3,177,476
Administration and general	2,462,959	2,903,902
Reorganization costs	-	1,195,672
Amortization	1,139,460	3,992,799
Interest and bank charges	35,098	36,643
	11,278,411	18,930,095
Income (loss) from operations	139,933	(9,730,862)

Other income
Dividends, interest and other	333,478	825,091
Foreign exchange gain	106,394	169,996
Income (loss) before income taxes	579,805	(8,735,775)
Provision for income taxes (Note 10)	214,407	139,553
Net income (loss)	$ 365,398	$ (8,875,328)

Net income (loss) per common share
Basic	$ 0.04	$ (1.06)
Fully diluted	$ 0.04	$ (1.06)

Weighted average number of shares oustanding
Basic	8,482,771	8,389,534
Fully diluted	8,540,481	9,641,989

Deficit, beginning of year	$ (18,504,933)	$ (9,629,605)
Goodwill write-down (Note 3)	(6,073,863)	-
Net income (loss)	365,398	(8,875,328)
Deficit, end of year	$ (24,213,398)	$ (18,504,933)

See accompanying notes to the consolidated financial statements

Xenos Group Inc.
Consolidated Statements of Cash Flows

Year Ended September 30	2002	2001

Cash deprived from (applied to)

Operating Activities
Net income (loss)	$ 365,398	$ (8,875,328)
Amortization	1,139,460	3,992,799
Loss on sale of capital assets	29,824	-
Deferred income taxes (Note 10)	228,357	(89,910)
Change in non-cash working capital (Note 11)	(1,309,220)	3,353,797
	453,819	(1,618,642)

Financing Activities
Proceeds on issue of shares	-	53,188
Repayment of bank financing	(126,318)	204,615
	(126,318)	257,803

Investing activities
Cash paid on acquisition of subsidiaries (Note 4)	(1,091,783)	-
Additional consideration paid on acquisitions	(4,874)	(766,985)
Purchase of capital assets	(289,818)	(530,817)
Proceeds on disposal of fixed assets	65,977	-
Development costs incurred	(1,165,801)	(1,607,508)
	(2,486,299)	(2,905,310)
Net decrease in cash	(2,158,798)	(4,266,149)

Cash and short term investments
Beginning of year	14,203,941	18,470,090
End of year	$ 12,045,143	$ 14,203,941

See accompanying notes to the consolidated financial statements

Notes to the consolidated Financial Statements September 30, 2002

1.     Nature of operations

Xenos provides software and solutions that enable organizations to transform, re-purpose and distribute electronic content to support their e-business and print strategies.

Xenos d2e Platform and d2e Vision software transforms legacy print streams into standard electronic formats for electronic statement presentment, enterprise content management, archiving, print automation and customer relationship management.

infoWEB software distributes business documents within departments and throughout the enterprise. Once processed by infoWEB, clients can access these documents using any standard Web Browser regardless of what platform, application or format the documents were generated with.

Xenos Professional Services teams in North America and the United Kingdom implement document transformation, composition and management solutions.

Xenos partners with industry-leading software companies, such as IBM, to provide end-to-end solutions to customers worldwide, in key industry segments, including banking, insurance, brokerage, telecommunications, utilities, health care, manufacturing, retail, postal and service bureau organizations.

The Company is headquartered in Toronto, Canada with offices in Dallas, Texas and the United Kingdom.

2.     Summary of significant accounting policies

The consolidated financial statements of the Company were prepared by management in accordance with Canadian generally accepted accounting principles.

Accounting estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates include the useful lives of capital assets, the amount of investment tax credits to be received, the evaluation of impairment for long term assets, the value of assets acquired and liabilities assumed in business combinations, and the provision for income taxes. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of all companies in which the Company has a controlling interest, after the elimination of inter-company transactions and balances.

Investment tax credits

Investment tax credits relating to scientific research and experimental development expenditures are recorded as a reduction of the expenditure whether current or capital in nature in the period in which the investment tax credit was earned.

Amortization

Amortization of capital assets is recorded from the date of acquisition over their estimated service lives, on the following bases:

Computer equipment	- 30% declining balance
Software	- 33% straight-line
Office furniture and equipment	- 20% declining balance
Vehicles	- 25% declining balance
Leasehold improvements	- Straight- line over the term of the lease plus the first option period

Deferred development costs are amortized on the straight-line basis over their estimated useful lives, ranging from 1 to 5 years.

Goodwill

Goodwill arises on acquisitions and comprises the excess of amounts paid over the fair value of the net assets acquired. Goodwill is not amortized. The carrying value of goodwill is compared to its fair value annually to determine if a permanent impairment in value exists, at which time the impairment is recorded as a charge to earnings.

Intangibles

Intangibles represent the purchase price allocated to intellectual property rights acquired in a business acquisition. Intangibles are amortized to income over the estimated useful life of the asset.

Revenue recognition

The Company recognizes revenue on software licenses upon satisfactory delivery to the customer. Customization and implementation revenues are recognized as the services are performed on a percentage of completion basis. Revenue from annual maintenance and support is recognized ratably, after ratification thereof.

Research and development

Research costs are expensed as incurred. Development costs are expensed as incurred unless a project meets the criteria under generally accepted accounting principals for deferral and amortization. The Company has deferred development costs in the current year.

Derivative financial instruments

The Company's use of derivative instruments is intended to manage the risk of foreign currency fluctuations on revenue. The Company does not hold or issue derivative instruments for trading purposes. Accordingly, the Company accounts for exchange gains and losses on forward exchange contracts at the time of occurrence of the hedged transaction.

Gains and losses on forward exchange contracts cancelled prior to maturity are deferred and recognized at the time the originally hedged transactions occur.

Translation of foreign currencies

Canadian legal entities and integrated foreign subsidiaries translate monetary assets and liabilities at the year end rate of exchange. Revenue and expenses are translated at average rates of exchange, except for depreciation, which is translated at the rates prevailing when the related assets were acquired. Translation gains and losses are included in earnings.

Stock-based compensation plan

The Company has a stock-based compensation plan, which is described in Note 14. No compensation expense is recognized with respect to these plans. Any consideration paid upon exercise of options and issues of shares is credited to share capital.

3. Change in accounting policies

(a)     Goodwill

In fiscal 2002, the Company elected to change its accounting policy and early adopt the new rules on accounting for goodwill issued by the Canadian Institute of Chartered Accountants. Under the old rules, goodwill was amortized to income, and regular evaluations were performed to determine if an impairment existed based on estimated undiscounted cash flows. Under the new rules, goodwill will no longer be amortized but will be compared to its fair value on at least an annual basis to determine if an impairment exists.

The Company adopted the new rules in the first quarter of fiscal 2002. During the year, the Company completed the first of the required impairment tests of goodwill, as of October 1, 2001, and determined that the goodwill of $6,073,863 was impaired. The impairment loss has been accounted for as a change in accounting policy and is reflected as a charge to opening retained earnings, without restatement of prior periods. The impact of this change is to reduce goodwill and retained earnings by $6,073,863 in the current period.

	2002	2001
Reported net income (loss)	$365,398	$(8,875,328)
Add back: Goodwill amortization	-	2,372,446
Adjusted net income (loss)	$365,398	$(6,502,882)
Basic and Fully-diluted net income (loss) per share:
Reported net income (loss)	$ 0.04	$ (1.06)
Add back: Goodwill amortization	-	0.28
Adjusted net income (loss)	$ 0.04	$ (0.78)

(b)     Earnings per share

In Fiscal 2002, the Company changed its accounting policy with respect to the computation of earnings per share to be consistent with new guidance issued by the Canadian Institute of Chartered Accountants in December 2000. The main effect of the change to the Company's financial statements is in the calculation of fully-diluted earnings per share, which is now calculated using the treasury stock method instead of the imputed interest method. This change has been applied on a retroactive basis. There was no effect for the periods ending September 30, 2002 and 2001.

4.     Acquisition

Effective May 17, 2002 the Company purchased all of the outstanding shares of Rush Creek Software Corporation, a private software development company located in Dallas, Texas, for a total purchase price of $1,776,074.

The net assets acquired are as follows:

Total identifiable assets	$ 500,500
Total liabilities	742,792
Net assets	$ (242,292)
Acquisition price	$1,776,074
Allocation:
Net assets	$ (242,292)
Goodwill	2,018,366
$1,776,074
Consideration:
Cash paid	$1,512,074
Shares issued	264,000
$1,776,074
Net cash paid
Cash, per above	$1,512,074
Less: cash acquired	(420,291)
$1,091,783

This acquisition has been accounted for by the purchase method and the results of operations from the acquired assets are included in the accounts of the Company from the effective date of acquisition.

In addition, as part of the purchase price, the Company has agreed to pay the former principals additional consideration. These amounts, equal to 5% of the net receipts on sales of the infoWEB product completed prior to May 14, 2007, will be added to goodwill when paid.

5.    Capital assets

Cost	2002	2001
Computer equipment	$2,450,243	$2,325,477
Software	651,997	546,349
Leasehold improvements	814,333	781,979
Vehicles	-	169,007
Office furniture and equipment	854,432	894,537
Asset under capital lease	51,067	-
	4,822,072	4,717,349
Accumulated amortization
Computer equipment	1,737,475	1,452,035
Software	447,110	294,191
Leasehold improvements	500,348	325,010
Vehicles	-	96,279
Office furniture and equipment	522,880	435,839
Asset under capital lease	1,277	-
	3,209,090	2,603,354

Net book value
Computer equipment	712,768	873,442
Software	204,887	252,158
Leasehold improvements	313,985	456,969
Vehicles		72,728
Office furniture and equipment	331,552	458,698
Asset under capital lease	49,790	-
	$1,612,982	$2,113,995

Included in amortization expense in the income statement is $722,630 (2001 - $784,191) related to amortization and depreciation of capital assets.

6.    Other assets

	2002	2001
Cost
Deferred development costs	$ 4,485,776	$3,583,116
Intangible assets	50,000	-
	4,535,776	3,583,116

Accumulated amortization
Deferred development costs	2,130,937	1,979,123
Intangible assets	1,875	-
	2,132,812	1,979,123
Net book value
Deferred development costs	2,354,839	1,603,993
Intangible assets	48,125	-
	$ 2,402,964	$1,603,993

During the year ended September 30, 2002, deferred product development with a cost of $263,141, accumulated amortization of $263,141 and a net book value of $0 was written off. This related to thirdparty software and maintenance that had no future value in the development of the Xenos products.

Included in amortization expense in the income statement is $414,955 (2001 - $836,162) related to amortization of deferred development costs and $1,875 (2001 - $Nil) related to amortization of intangibles.

7.   Goodwill

	2002	2001
Cost	$ 2,023,240	$ 12,443,822
Accumulated amortization	-	6,369,959
Net book value	$ 2,023,240	$ 6,073,863

During the year the Company purchased the share capital of Rush Creek Software Corporation and as part of the purchase price the Company agreed to pay the former principals of Rush Creek Software Corporation additional consideration. These amounts will be equal to 5% of the net receipts on sales of the infoWEB product completed prior to May 14, 2007. During the fourth quarter ending September 30, 2002, the Company paid additional consideration of $4,874 to the former owners of Rush Creek Software Corporation. See Note 4.

As previously disclosed in Note 3, on October 1, 2001, the Company wrote off goodwill of $6,073,863 related to its U.S. and U.K. subsidiaries, as it was determined that a permanent impairment in value existed. The impairment loss was accounted for as a charge to opening retained earnings, without restatement of prior periods.

During the prior year, the Company made an additional consideration payment of US $500,000 to the former owners of Xenos Inc., as required under the original purchase and sale agreement.

8.    Bank indebtedness

The Company has a revolving operating line of credit available for $1,000,000 (2001 - $1,000,000), of which $500,000 was unused at September 30, 2002 (2001 - $480,000). This demand loan bears interest at prime which was 4.5% at September 30, 2002.

Security provided by the Company for the line of credit includes a general security agreement covering all the assets of the Company and cash collateral of $1,000,000 which is invested at the same institution.

9.    Capital stock

	2002		2001
	Number	Amount	Number	Amount
Balance, beginning of year	8,408,250	$41,062,473	8,362,000	$41,009,285
Issued pursuant to exercise of vested stock options	-	-	46,250	53,188
Share issuance costs	-	(750)	-	-
Issued pursuant to acquisition of subsidiary	200,000	264,000	-	-
Balance, end of year	8,608,250	$41,325,723	8,408,250	$41,062,473

The 200,000 shares issued as part of the acquisition of Rush Creek Software Corporation were recorded at $1.32 per share representing the average of the market price just prior to and following the agreement and announcement of the acquisition.

10.    Income taxes

The reconciliation of the statutory federal and provincial rates to the Company's effective income tax rate is as follows:

	2002	2001
Combined basic income tax	$229,023	$(3,712,704)
Effect of differing tax rates of foreign jurisdictions	(57,064)	(8,110)
Non-deductible expense	60,887	1,074,504
Other	83,088	452,820
(Decrease) increase in valuation allowance	(101,527)	$2,333,043
	$214,407	$ 139,553
Income tax expense
Current	$(13,950)	$ 229,463
Future	228,357	(89,910)
	$ 214,407	$ 139,553

Future income taxes represent the future benefits of temporary differences between the tax and accounting bases of assets and liabilities consisting of:

	2002	2001
Future tax assets
Net operating loss carryforwards	$ 4,802,172	$4,572,721
Share issue costs	350,884	627,749
Investment tax credits	298,347	441,604
Foreign tax credits	5,925	27,793
Differences between accounting and tax carrying values	15,622	179,285
Valuation allowance	(3,731,805)	(3,833,332)
Net future tax asset	1,741,145	2,015,820
Less current	(33,511)	(297,673)
Long term	$ 1,707,634	$ 1,718,147

The loss carryforward amounts for income tax purposes expire as follows:

	Non-capital losses		Investment tax credits
	Federal	Provincial/State	Federal	Provincial/State
2004	$ -	$ -	$ 4,142	$ -
2005	159,518	528,350	3,842	-
2006	-	-	1,395	-
2007	7,739,486	7,959,343	-	-
2008	7,207,265	7,214,074	-	-
2009-2020	800,000	800,000	610,229	-
	$15,906,269	$16,501,767	$ 619,608	$ -

11. Supplemental cash flow information

	2002	2001
(a) Change in non-cash operating working capital
Receivables	$ 118,378	$2,824,499
Prepaids	(257,230)	94,642
Income taxes recoverable	59,720	142,870
Payables and accruals	(1,491,174)	291,309
Income taxes payable	(290,685)	142,478
Deferred revenue	551,771	(142,001)
	$(1,309,220)	$3,353,797
(b) Cash and short term investments consist of cash on hand, balances with banks, cash equivalents and short term investments. (See Note 15)
(c) Interest paid	$ 35,098	$ 9,855
(d) Income taxes paid (net of recoveries)	$ 140,563	$ (93,897)
(e) Reorganization costs paid	$ 893,762	$ 901,128

12.    Commitments

The Company has entered into agreements to lease its premises and office and computer equipment for various periods. The annual rent of premises consists of a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for premises and equipment in aggregate and for each of the next five years is as follows:

2003	$ 584,919
2004	389,031
2005	252,498
2006	183,850
2007	175,257
Thereafter	1,089,331
$2,674,886

13.    Contingencies

The Company is a party to a legal proceeding brought by a former employee alleging entitlement to stock options for 50,000 common shares of the Company exercisable at a price of $3.00 per share plus damages which cannot be estimated at this time, if any.

The Company is a party to a legal proceeding brought by a shareholder of a predecessor company alleging entitlement to 135,900 Class A shares of the predecessor company. An estimate of the potential loss cannot be determined, if any.

The Company denies entitlement and intends to vigorously defend both of these actions.

14.    Stock-based compensation plan

Stock option plan

The Company has a stock option plan which allows the granting of stock options to employees and service providers up to an aggregate of 1.6 million common shares. Under current company practice the options, which have a five year term, vest immediately for directors and over 3 years for all others, at a rate of 1/3 for each year commencing on the grant date. The exercise price of each option equals the closing market price of the Company's common shares on the last trading day preceding the date of grant.

A summary of the status of the Company's stock option plan as of the fiscal year ends 2002 and 2001 and changes during each fiscal year is presented below.

			Weighted Average
	Shares		Exercise Price
	2002	2001	2002	2001
Outstanding, beginning of year	1,052,083	1,212,375	6.36	4.90
Granted	846,583	188,000	1.65	3.26
Exercised	-	(46,250)	-	1.15
Forfeited	(721,333)	(302,042)	5.68	6.97
Outstanding, end of year	1,177,333	1,052,083	3.39	6.36
Options exercisable at year end	414,250	422,688

The following information applies to options outstanding at September 30, 2002:

Option Price	Number	Expiry
$0.44	45,000	July, 2003
1.15	224,250	July, 2003
1.36	2,000	February, 2007
1.40	5,000	November, 2006
1.50	2,000	January, 2007
1.65	712,083	December, 2006
3.20	20,000	January, 2006
3.25	11,000	December, 2005
4.05	5,000	January, 2006
6.00	65,000	July, 2005
10.70	50,000	October, 2004
40.00	16,000	February, 2005
42.00	20,000	January, 2005

During the year, the Company executed a stock option exchange program for non-insiders to deal with certain out-of-the-money options. At completion, 257,250 options (with exercise prices ranging from $3.00 to $40.50) were cancelled and 160,458 new options with three year vesting terms and an exercise price of $1.65 were issued. In addition, an aggregate of 667,125 new options were granted under the plan at an exercise price of $1.65.

Also during the year, 19,000 other options were granted at exercise prices ranging from $1.36 to $1.65.

15.    Financial instruments

Current financial assets and liabilities

Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value. As at September 30, 2002 cash and short term investments include $6,867,797 of interest bearing notes (2001 - $11,810,638).

Capital leases

The fair value of the Company's capital leases, based on current rates for leases with similar terms, is not materially different from their carrying value.

Foreign currency risk

The following factors create significant exposure with regard to fluctuations in exchange rates:

the majority of the Company's sales are denominated in U.S. dollars and British pounds

Xenos Inc., a subsidiary of the Company, operates in the United States

Xenos Europe Limited, a subsidiary of the Company, operates in the United Kingdom

The Company attempts, as much as possible, to match cash outlays with cash inflows in the same currency. The Company's revenues denominated in U.S. dollars generate sufficient U.S. dollars to cover its annual U.S. dollar expenses and act as a hedge against exchange rate fluctuations. The Company's revenues denominated in British pounds generate sufficient British pounds to cover its annual British pound expenses and act as a hedge against exchange rate fluctuations.

Foreign exchange contracts

From time to time, the Company uses foreign exchange forward contracts to hedge portions of its forecasted revenues denominated in foreign currencies. These forward contracts are designated and documented as revenue cash hedges. As a matter of policy, the Company does not enter into speculative futures contracts or use other derivative financial instruments. These activities serve to minimize, but not eliminate, the risk from fluctuations in the exchange rate between the foreign currencies and the Canadian dollar.

As at September 30, 2002 the Company has entered into the following outstanding foreign exchange forward contracts to fix the rate at which US dollar revenues are to be incurred during 2003. The Company has committed to sell approximately $5.875 million US dollars during fiscal 2003 at an average rate of exchange of CAD 1.5516. The fair market value of those contracts at September 30, 2002 was approximately $5.743 million US dollars.

Credit risk

Credit risk related to the Company's trade receivables is minimized due to its customer base of large and financially sound companies.

16.    Segmented information

Business segments

As a result of the acquisition described in Note 4, the Company operates in two business segments, Report distribution and Document management. For fiscal 2002 the Company has only one reportable segment based on the quantitative thresholds for disclosure as required by Segment Reporting, Section 1701 of the Canadian Institute of Chartered Accountants.

Geographic information

The following table provides information about geographic segment sales, capital assets and goodwill.

	Sales		Capital Assets and Goodwill
	2002	2001	2002	2001
Canada	$ 629,243	$1,235,067	$ 845,476	$ 974,043
European Union	560,050	1,091,257	-	-
United Kingdom	4,483,897	4,941,810	418,791	6,037,625
United States	7,444,765	4,887,470	2,371,955	1,176,190
Other	1,045,510	258,627	-	-
	$14,163,465	$12,414,231	$ 3,636,222	$ 8,187,858

17.    Related party transactions

The Company had the following transactions with companies owned by significant shareholders:

	2002	2001
Rent	$ -	$ 132,684

18.    Comparative figures

Certain of the comparative figures have been reclassified to conform to the financial statement presentation adopted in the current year.

Auditors' Report

To the Shareholders of Xenos Group Inc.

We have audited the consolidated balance sheet of Xenos Group Inc. as at September 30, 2001 and 2000 the consolidated statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2001 and 2000 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

Markham, Canada	Grant Thornton LLP
November 21, 2001	Chartered Accountants

Xenos Group Inc.
Consolidated Balance Sheets

September 30	2001	2000

Assets
Current
Cash and short term investments (Note 12)	$ 14,203,941	$ 18,470,090
Trade receivables	3,674,104	6,172,867
Other receivables	83,890	409,626
Prepaids	220,586	315,228
Income taxes recoverable	59,720	202,590
Deferred income taxes	297,673	-
	18,539,914	25,570,401
Long term
Deferred income taxes (Note 14)	1,718,147	1,925,910
Capital assets (Note 4)	2,113,995	2,368,125
Other assets (Note 5)	1,603,993	831,891
Goodwill (Note 6)	6,073,863	7,679,324
	$ 30,049,912	$ 38,375,651

Liabilities
Current
Bank indebtedness (Note 7)	$ 520,000	$ 315,385
Payables and accruals	3,966,640	3,675,331
Income taxes payable	328,873	186,395
Deferred revenue	2,573,102	2,634,886
	7,388,615	6,811,997
	103,757	183,974
Long term deferred revenue	7,492,372	6,995,971

Shareholders' Equity
Capital stock (Note 8)	41,062,473	41,009,285
Deficit	(18,504,933)	(9,629,605)
	22,557,540	31,379,680
	$ 30,049,912	$ 38,375,651

Commitments and contingencies (Notes 10 and 11)

On behalf of the Board

/s/ Stuart Butts	/s/ James Farmer
Director	Director

See accompanying notes to the consolidated financial statements

Xenos Group Inc.
Consolidated Statements of Operations

Year Ended September 30	2001	2000

Sales	$ 12,414,231	$ 15,428,328
Service integration costs	3,214,998	3,569,585
Gross profit	9,199,233	11,858,743
Expenses
Sales and marketing	7,623,603	6,105,910
Research and development	3,177,476	4,120,735
Administration and general	2,903,902	5,951,398
Reorganization costs	1,195,672	1,484,969
Amortization	3,992,799	4,005,585
Interest and bank charnges	36,643	92,811
	18,930,095	21,761,408
Loss from operations	(9,730,862)	(9,902,665)

Other income
Dividends, interest and other	995,087	583,345
Net loss before income taxes	(8,735,775)	(9,319,320)
Provision for income taxes (Note 14)	139,553	210,909
Net loss	$ (8,875,328)	$ (9,530,229)

Net loss per common share
Basic	$ (1.06)	$ (1.19)
Fully diluted	$ (1.06)	$ (1.19)

Weighted average number of shares outstanding
Basic	8,389,534	7,975,201
Fully diluted	9,641,989	9,285,867

Deficit, beginning of year	$ (9,629,605)	$ (99,376)
Net (loss)	(8,875,328)	(9,530,229)
Deficit, end of year	$ (18,504,933)	$ (9,629,605)

See accompanying notes to the consolidated financial statements

Xenos Group Inc.
Consolidated Statements of Cash Flows

Year Ended September 30	2001	2000

Cash deprived from (applied to)

Operating Activities
Net loss	$ (8,875,328)	$ (9,530,229)
Amortization	3,992,799	4,005,585
Loss on sale of capital assets	-	12,667
Deferred income taxes	(89,910)	(498,750)
Change in non-cash working capital (Note 13)	3,353,797	1,995,893
	(1,618,642)	(4,014,834)
Financing Activities
Banking financing	204,615	(1,039,415)
Proceeds on issue of special warrants	-	17,941,676
Proceeds on issue of shares	53,188	224,625
	257,803	17,126,886
Investing activities
Cash paid on acquisition of subsidiaries	-	(5,444,547)
Additional consideration paid on acquisitions (Note 6)	(766,985)	(288,248)
Purchase of capital assets	(530,817)	(2,152,187)
Development costs incurred	(1,607,508)	(263,140)
Other	-	37,610
	(2,905,310)	(8,110,512)
Net (decrease) increase in cash	(4,266,149)	5,001,540
Cash and short term investments
Beginning of year	18,470,090	13,468,550
End of year	$ 14,203,941	$ 18,470,090

See accompanying notes to the consolidated financial statements

Notes to the consolidated financial statements

September 30, 2001

1 Nature of operations

Xenos develops software solutions that transform transactional data and documents into e-content to enable e-business applications. Xenos solutions are deployed by large "bricks and mortar" organizations in key industry segments, including banking and financial services, insurance, telecommunications and utilities. The Company has corporate headquarters in Toronto, Canada supported by global sales, marketing, product development and customer support. Xenos' leading-edge software is used by alliance partners to provide total e-business solutions.

2 Summary of significant accounting policies

The consolidated financial statements of the Company were prepared by management in accordance with Canadian generally accepted accounting principles.

Accounting estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates include the useful lives of capital assets, the amount of investment tax credits to be received, the evaluation of impairment for long term assets, the value of assets acquired and liabilities assumed in business combinations, and the provision for income taxes. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of all companies in which the Company has a controlling interest, after the elimination of inter-company transactions and balances.

Investment tax credits

Investment tax credits relating to scientific research and experimental development expenditures are recorded as a reduction of the expenditure whether current or capital in nature in the period in which the investment tax credit was earned

Amortization

Amortization of capital assets is recorded from the date of acquisition over their estimated service lives, on the following bases:

Computer equipment	- 30% declining balance
Software	- 33% straight-line
Office furniture and equipment	- 20% declining balance
Vehicles	- 25% declining balance
Leasehold improvements	- Straight-line over the term of the lease plus the first option period

Goodwill is amortized on the straight-line basis over its estimated useful life, on the following basis:

Xenos Inc. (formerly GenText, Inc.) - over 3 years

Xenos Europe Limited (formerly Geneva Digital Limited) - over 5 years

Deferred development costs are amortized on the straight-line basis over their estimated useful lives, ranging from 1 to 3 years.

Goodwill

Goodwill arises on acquisitions and comprises the excess of amounts paid over the fair value of the net assets acquired.

Contingent payments made to the former owners of Xenos Inc. (Note 6) are capitalized and amortized over three years beginning in the period the payment is made.

An evaluation to determine the amount of goodwill impairment, if any, is measured on the basis of estimated future undiscounted cash flows associated with the asset. The estimated future undiscounted cash flows is compared to the asset's carrying value to determine whether a write-down is required.

Revenue recognition

The Company recognizes revenue on software licenses upon satisfactory delivery to the customer.

Customization and implementation revenues are recognized as the services are performed on a percentage of completion basis. Revenue from annual maintenance and support is recognized on a monthly basis over the term of the contract after ratification thereof.

Research and development

Research costs are expensed as incurred. Development costs are expensed as incurred unless a project meets the criteria under generally accepted accounting principals for deferral and amortization. The Company has deferred development costs in the current year.

Earnings per share

Basic earnings per share have been calculated using the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share have been calculated under the assumption that all stock options were exercised at the beginning of the year, or at the date of issue, if later.

Translation of foreign currencies

Canadian legal entities and integrated foreign subsidiaries translate monetary assets and liabilities at the year end rate of exchange. Revenue and expenses are translated at average rates of exchange, except for depreciation, which is translated at the rates prevailing when the related assets were acquired.

Translation gains and losses are included in earnings, except for unrealized gains and losses arising from translation of long term monetary assets and liabilities, which are deferred and amortized over the remaining lives of the related items.

Stock-based compensation plan

The Company has a stock-based compensation plan, which is described in Note 9. No compensation expense is recognized with respect to these plans. Any consideration paid upon exercise of options and issues of shares is credited to share capital.

3 Aquisition

Effective October 1, 1999 the Company acquired all of the issued shares of Xenos Europe Limited, a private software development company located in the United Kingdom, for a total purchase price of $11,578,846.

The net assets acquired are as follows:

Total identifiable assets	$ 4,500,334
Total liabilities	1,978,533
Net assets	$ 2,521,801
Acquisition price	$11,578,846
Allocation:
Net assets	$ 2,521,801
Goodwill	9,057,045
$11,578,846
Consideration:
Cash paid	$ 7,966,346
Shares issued	3,612,500
$11,578,846
Net cash paid:
Cash, per above	$ 7,966,346
Less: cash acquired	2,521,799
$ 5,444,547

This acquisition has been accounted for by the purchase method and the results of operations from the acquired assets are included in the accounts of the Company from the effective date of acquisition.

4 Capital assets

	2001	2000
Cost
Computer equipment	$2,325,477	$1,860,231
Software	546,349	399,031
Leasehold improvements	781,979	665,745
Vehicles	169,007	218,882
Office furniture and equipment	894,537	636,667
	$4,717,349	3,780,556
Accumulated amortization
Computer equipment	$1,452,035	$820,265
Software	294,191	167,494
Leasehold improvements	325,010	149,350
Vehicles	96,279	54,721
Office furniture and equipment	435,839	220,601
	2,603,354	1,412,431
Net book value
Computer equipment	$ 873,442	$1,039,966
Software	252,158	231,537
Leasehold improvements	456,969	516,395
Vehicles	72,728	164,161
Office furniture and equipment	458,698	416,066
	$2,113,995	$2,368,125

5 Other assets

	2001	2000
Deferred development costs	$ 3,583,116	$1,913,431
Less accumulated amortization	(1,979,123)	(1,119,150)
	1,603,993	794,281
Note receivable	-	37,610
	$1,603,993	$ 831,891

6 Goodwill

	2001	2000
Cost	$12,443,822	$11,676,837
Accumulated amortization	6,369,959	3,997,513
Net book value	$ 6,073,863	$ 7,679,324

As part of the purchase price, the Company has agreed to pay the former principals of Xenos Inc. (formerly GenText, Inc.) additional consideration. The consideration will be equal to the lesser of (i) US $2,500,000 and (ii) 8% of the amount by which the total net selling price of all Xenos Inc. products which use the Gentrans architecture sold by Xenos Inc. from the date of sale to December 31, 2003 exceeds US $1,750,000

During the year, the Company made an advance payment of US $500,000 to the former owners of Xenos Inc.

7 Bank indebtedness

The Company has a revolving operating line of credit available for $1,000,000 (2000 - $1,000,000), of which $480,000 was unused at September 30, 2001 (2000 - $684,615). This demand loan bears interest at prime which was 5.25% at September 30, 2001.

Security provided by the Company for the line of credit includes a general security agreement covering all the assets of the Company and cash collateral of $1,000,000 which is invested at the same institution.

8 Capital stock

	2001		2000
	Number	Amount	Number	Amount
Balance, beginning of year	8,362,000	$41,009,285	7,347,500	$18,597,773
Issued pursuant to exercise of vested stock options	46,250	53,188	89,500	224,625
Issued in secondary offering	-	-	500,000	19,500,000
Share issuance costs	-	-	-	(1,558,324)
Deferred tax benefit of share issuance cost	-	-	-	632,711
Issued pursuant to acquisition of subsidiary		-	425,000	3,612,500
Balance, end of year	8,408,250	$41,062,473	8,362,000	$41,009,285

9 Stock-based compensation plan

Stock option plan

The Company has a stock option plan which grants options to employees up to an aggregate of 1.6 million common shares. Under current company practice the options, which have a term not exceeding five years when issued, vest immediately for directors and over 3 years for all others at a rate of 1/3 for each year commencing on the grant date. The exercise price of each option equals the market price of the Company's stock on the date of grant.

A summary of the status of the Company's stock option plan as of the fiscal year ends 2001 and 2000 and changes during each fiscal year is presented below:

	Shares		Weighted Average Exercise Price
	2001	2000	2001	2000
Outstanding, beginning of year	1,212,375	850,500	4.90	3.13
Granted	188,000	854,000	3.26	18.19
Exercised	(46,250)	(89,500)	1.15	2.51
Forfeited	(302,042)	(402,625)	6.97	24.17
Outstanding, end of year	1,052,083	1,212,375	6.36	4.90
Options exercisable at year end	422,688	559,528

The following information applies to options outstanding at September 30, 2001:

Option Price	Number	Expiry
$0.44	45,000	July, 2003
1.15	225,250	July, 2003
3.00	25,000	October, 2004
3.20	3,333	January, 2002
3.20	3,333	February, 2002
3.20	112,000	January, 2006
3.25	36,000	December, 2005
4.05	5,000	January, 2006
5.00	80,000	September, 2005
5.00	50,000	October, 2005
6.00	215,000	July, 2005
7.50	19,000	October, 2004
8.50	42,000	August, 2004
10.70	6,667	February, 2002
10.70	108,000	October, 2004
13.25	417	October, 2001
13.25	1,333	December, 2001
13.25	28,750	June, 2005
13.50	5,000	July, 2005
40.00	16,000	February, 2005
40.50	5,000	February, 2005
42.00	20,000	January, 2005

10 Commitments

The Company has entered into agreements to lease its premises and office equipment for various periods. The annual rent of premises consists of a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for premises and equipment in aggregate and for each of the next five years is as follows:

2002	$ 679,303
2003	437,327
2004	352,095
2005	212,302
2006	162,463
Thereafter	1,177,857
$ 3,021,347

11 Contingencies

The Company is a party to a legal proceeding brought by a former employee alleging entitlement to stock options for 50,000 common shares of the Company exercisable at a price of $3.00 per share plus damages which cannot be estimated at this time, if any.

The Company is a party to a legal proceeding brought by a shareholder of a predecessor company alleging entitlement to 135,900 Class A shares of the predecessor company. An estimate of the potential loss cannot be determined.

The Company denies entitlement and intends to vigorously defend both of these actions.

12 Financial Instruments

Current financial assets and liabilities

Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value. As at September 30, 2001 cash and short term investments include $11,810,638 of interest bearing notes (2000 - $15,237,481).

Foreign currency risk

The following factors create significant exposure with regard to fluctuations in exchange rates:

*	the majority of the Company's sales are denominated in U.S. dollars and British pounds
*	Xenos Inc., a subsidiary of the Company, operates in the United States
*	Xenos Europe Limited, a subsidiary of the Company, operates in the United Kingdom

The Company attempts, as much as possible, to match cash outlays with cash inflows in the same currency.

The Company's revenues denominated in U.S. dollars generate sufficient U.S. dollars to cover its annual U.S. dollar expenses and act as a hedge against exchange rate fluctuations.

The Company's revenues denominated in British pounds generate sufficient British pounds to cover its annual British pound expenses and act as a hedge against exchange rate fluctuations.

Other

Credit risk related to the Company's trade receivables is minimized due to its customer base of large and financially sound companies.

13 Supplemental cash flow information

(a) Change in non-cash operating working capital:

	2001	2000
Receivables	$2,824,499	$(949,753)
Prepaids	94,642	(84,188)
Income taxes recoverable	142,870	205,994
Payables and accruals	291,309	1,298,286
Income taxes payable	142,478	186,395
Deferred revenue	(142,001)	1,339,159
	$ 3,353,797	$1,995,893

(b) Cash and cash equivalents consists of cash on hand, balances with banks, and short term investments.

(c) Interest paid	$ 9,855	$ 92,811
(d) Income taxes paid (net of recoveries)	$ (93,897)	$604,111
(e) Reorganization costs paid	$ 901,128	$675,857

14 Income taxes

The reconciliation of the statutory federal and provincial rates to the Company's effective income tax rate is as follows:

	2001	2000
Combined basic income tax	$ (3,712,704)	$(4,119,139)
Effect of differing tax rates of foreign jurisdictions	(8,110)	(51,719)
Non-deductible expense	1,074,504	1,218,268
Other	452,820	44,479
Increase in valuation allowance	2,333,043	3,119,020
	$ 139,553	$ 210,909

Future income taxes represent the future benefits of temporary differences between the tax and accounting bases of assets and liabilities consisting of:

	2001	2000
Future tax assets
Net operating loss carryforwards	$ 6,064,842	$ 3,579,752
Share issue costs	627,749	959,937
Investment tax credits	441,604	598,970
Foreign tax credits	27,793	18,589
Differences between current reserves for accounting and tax	179,285	-
Valuation allowance	(5,325,453)	(3,231,338)
Net future tax asset	2,015,820	1,925,910
Less current	(297,673)	-
Long term	$ 1,718,147	$ 1,925,910

The loss carryforward amounts for income tax purposes expire as follows:

	Non-capital losses		Investment tax credits
	Federal	Provincial/State	Federal	Provincial/State
2004	$ -	$ -	4,142	$ -
2005	159,518	528,350	3,842	-
2006	-	-	1,395	-
2007	7,739,486	7,929,343	-	-
2008	6,140,000	6,140,000	-	-
2009-2020	248,948	-	536,956	-
	$14,287,952	$ 14,597,693	$ 546,335	$ -

15 Segmented information

Management has determined that the Company operates primarily within one dominant business segment, being electronic commerce.

Geographic information

The following table provides information about geographic segment sales, capital assets and goodwill.

	Sales		Capital Assets and Goodwill
	2001	2000	2001	2000
Canada	$ 1,235,067	$ 856,986	$ 974,043	$ 998,337
United Kingdom	4,941,810	5,500,829	6,037,625	7,892,948
United States	4,887,470	7,710,414	1,176,190	1,156,164
Other	1,349,884	1,360,099	-	-
	$12,414,231	$15,428,328	$ 8,187,858	$10,047,449

16 Related party transactions

The Company had the following transactions with companies owned by significant shareholders:

	2001	2000
Rent	$132,684	$103,406

Auditors' Report

To the Shareholders of Xenos Group Inc.

We have audited the consolidated balance sheets of Xenos Group Inc. as at September 30, 2000 and 1999 and the consolidated statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at September 30, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in accordance with generally accepted accounting principles.

Markham, Canada	Grant Thornton LLP
November 17, 2000	Chartered Accountants
Xenos Group Inc.
Consolidated Balance Sheets

At September 30	2000	1999

Assets
Current assets
Cash and short term investments (Note 11)	$ 18,470,090	$ 13,468,550
Trade receivables	6,172,867	5,135,695
Other receivables	409,626	497,045
Prepaids	315,228	231,040
Income taxes recoverable	202,590	408,584
Deferred income taxes	-	282,000
	25,570,401	20,022,914
Deferred income taxes	1,925,910	512,449
Capital assets (Note 4)	2,368,125	1,012,692
Other assets	831,891	1,175,413
Goodwill	7,679,324	986,475
Total Assets	$ 38,375,651	$ 23,709,943

Liabilities
Current
Bank indebtedness (Note 7)	$ 315,385	$ 1,354,800
Payables and accurals	3,675,331	2,377,045
Income taxes payable	186,395	-
Deferred revenue	2,634,886	1,248,784
	6,811,997	4,980,629
Long term deferred revenue	183,974	230,917
	6,995,971	5,211,546

Shareholders' Equity
Capital stock (Note 8)	41,009,285	18,597,773
Deficit	(9,629,605)	(99,376)
	31,379,680	18,498,397
	$ 38,375,651	$ 23,709,943

Commitments and contingencies (Notes 9 and 10)
See accompanying notes to the consolidated financial statements

On behalf of the Board

/s/ Glen Manchester	/s/ Stuart Butts
Director	Director

Xenos Group Inc.
Consolidated Statements of Operations

Year Ended September 30	2000	1999

Sales	$ 15,428,328	$ 10,514,341
Service integration costs	3,569,585	1,075,134
Gross profit	11,858,743	9,439,207
Expenses
Sales and marketing	6,105,910	2,612,241
Research and development	4,120,735	1,406,910
Administration and general	5,951,398	2,752,408
Reorganization costs	1,484,969	-
Amortization	4,005,585	2,009,832
Interest on long term debt	-	199,025
Interest and bank charges	92,811	49,635
	21,761,408	9,030,051
Earnings (loss) from operations	(9,902,665)	409,156

Other income
Gain on sale of investment (Note 5)	-	219,292
Dividends, interest and other	583,345	80,546
Net earnings (loss) before income taxes	(9,319,320)	708,994
Provision for income taxes (Note 13)	210,909	370,528
Net earnings (loss)	$ (9,530,229)	$ 338,466

Net earnings (loss) per common share
Basic	$ (1.19)	$ 0.06
Fully diluted	$ (1.19)	$ 0.06

Weighted average number of shares outstanding
Basic	7,975,201	5,631,667
Fully diluted	9,285,867	6,368,917

Deficit, beginning of year	$ (99,376.00)	$ (437,842.00)
Net earnings (loss)	(9,530,229)	338,466
Deficit, end of year	$ (9,629,605)	$ (99,376)

See accompanying notes to the consolidated financial statements

Xenos Group Inc.
Consolidated Statements of Cash Flows

Year Ended September 30	2000	1999

Cash deprived from (applied to)

Operating Activities
Net earnings (loss)	$ (9,530,229)	$ 338,466
Amortization	4,005,585	2,009,832
Loss on sale of capital assets	12,667	-
Deferred income taxes	(498,750)	59,862
Gain on sales of investments (Note 5)	-	(219,292)
Change in non-cash working capital (Note 12)	1,995,893	(1,528,240)
	(4,014,834)	660,628
Financing Activities
Banking financing	(1,039,415)	1,354,800
Long term debt (net of repayments)	-	(2,327,247)
Proceeds on issue of special warrants	17,941,676	-
Proceeds on issue of shares	224,625	15,549,738
	17,126,886	14,577,291
Investing activities
Cash paid on acquisition of subsidiary (Note 3)	(5,444,547)	-
Additional consideration paid on acquisition of subsidiary (Note 6)	(288,248)	(60,000)
Purchase of capital assets	(2,152,187)	(805,835)
Proceeds on sale of investment	-	387,681
Development costs incurred	(263,140)	(1,650,291)
Notes receivable	37,610	-
	(8,110,512)	(2,128,445)
Net increase in cash	5,001,540	13,109,474
Cash and short term investments
Beginning of year	13,468,550	359,076
End of year	$ 18,470,090	$ 13,468,550

See accompanying notes to the consolidated financial statements

Notes to the Consolidated Financial Statements

September 30, 2000

1. Nature of operations

Xenos develops software solutions that transform transactional data and documents into e-content to enable e-business applications. Xenos solutions are deployed by large "bricks and mortar" organizations in key industry segments, including banking and financial services, insurance, telecommunications and utilities. The Company has corporate headquarters in Toronto, Canada supported by global sales, marketing, product development and customer support. Xenos' leading-edge software is used by alliance partners to provide total e-business solutions.

2. Summary of significant accounting policies

The consolidated financial statements of the Company were prepared by management in accordance with Canadian generally accepted accounting principles.

Accounting estimates

In preparing the Company's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Significant areas requiring the use of management estimates include the useful lives of capital assets, the amount of investment tax credits to be received, the evaluation of impairment for long term assets, the value of assets acquired and liabilities assumed in business combinations, and the provision for income taxes. Actual results could differ from those estimates.

Principles of consolidation

The consolidated financial statements include the accounts of all companies in which the Company has a controlling interest, after the elimination of inter-company transactions and balances.

Investment tax credits

Investment tax credits relating to scientific research and experimental development expenditures are recorded as a reduction of the expenditure whether current or capital in nature in the period in which the investment tax credit was earned.

Amortization

Amortization of capital assets is recorded from the date of acquisition over their estimated service lives, on the following bases:
Computer equipment	30% declining balance
Software	33% straight-line
Office furniture and equipment	20% declining balance
Vehicles	25% declining balance
Leasehold improvements	Straight-line over the term of the lease plus the first option period

Goodwill is amortized on the straight-line basis over its estimated useful life, on the following basis:
Xenos Inc. (formerly GenText, Inc.)	over 3 years
Xenos Europe Limited (formerly Geneva Digital Limited)	over 5 years

Deferred development costs are amortized on the straight-line basis over its estimated useful life, ranging from 1 to 3 years.

Goodwill

Goodwill arises on acquisitions and comprises the excess of amounts paid over the fair value of the net assets acquired.

Contingent payments made to the former owners of Xenos Inc. (Note 6) will be capitalized and amortized over three years beginning in the period the payment is made.

An evaluation to determine the amount of goodwill impairment, if any, is measured on the basis of estimated future undiscounted cash flows associated with the asset. The estimated future undiscounted cash flows is compared to the asset's carrying value to determine whether a write-down is required.

Revenue recognition

The Company recognizes revenue on software licenses upon satisfactory delivery to the customer. Customization and implementation revenues are recognized as the services are performed on a percentage of completion basis. Revenue from annual maintenance and support is recognized on a monthly basis over the term of the contract after ratification thereof.

Research and development

Research costs are expensed as incurred. Development costs are expensed as incurred unless a project meets the criteria under generally accepted accounting principals for deferral and amortization. The Company has deferred development costs in the current year.

Earnings per share

Basic earnings per share have been calculated using the weighted average number of common shares outstanding for the period.

Fully diluted earnings per share have been calculated under the assumption that all dilutive instruments were exercised at the beginning of the year, or at the date of issue, if later.

Translation of foreign currencies

Canadian legal entities and integrated foreign subsidiaries translate monetary assets and liabilities at the year end rate of exchange. Revenue and expenses are translated at average rates of exchange, except for depreciation, which is translated at the rates prevailing when the related assets were acquired. Translation gains and losses are included in earnings, except for unrealized gains and losses arising from translation of long-term monetary assets and liabilities, which are deferred and amortized over the remaining lives of the related items.

3. Acquisition

Effective October 1, 1999 the Company acquired all of the issued shares of Xenos Europe Limited, a private software development company located in the United Kingdom, for a total purchase price of $11,578,846.

The net assets acquired are as follows:
Total identifiable assets	$4,500,334
Total liabilities	1,978,533
Net assets	$2,521,801
Acquisition price	$11,578,846
Allocation:
Net assets	$2,521,801
Goodwill	9,057,045
$11,578,846
Consideration:
Cash paid	$7,966,346
Shares issued	3,612,500
$11,578,846
Net cash paid:
Cash, per above	$7,966,346
Less: cash acquired	2,521,799
$5,444,547

This acquisition has been accounted for by the purchase method and the results of operations from the acquired assets are included in the accounts of the Company from the effective date of acquisition.

4. Capital assets

	2000	1999
Cost
Computer equipment	$1,860,231	$1,297,698
Software	399,031	-
Leasehold improvements	665,745	141,456
Vehicles	218,882	-
Office furniture and equipment	636,667	260,508
	3,780,555	1,699,662
Accumulated amortization
Computer equipment	820,265	525,776
Software	167,494	-
Leasehold improvements	149,350	27,358
Vehicles	54,721	-
Office furniture and equipment	220,601	133,836
	1,412,430	686,970
Net book value
Computer equipment	1,039,966	771,922
Software	231,537	-
Leasehold improvements	516,395	114,098
Vehicles	164,161	-
Office furniture and equipment	416,066	126,672
	$2,368,125	$1,012,692

5. Other assets

	2000	1999
Cost
Financing fee	$587,500	$587,500
Deferred development costs	1,913,431	1,650,291
	2,500,931	2,237,791
Accumulated amortization
Financing fee	587,500	587,500
Deferred development costs	1,119,150	550,098
	1,706,650	1,137,598
Net book value
Financing fee	-	-
Deferred development costs	794,281	1,100,193
	794,281	1,100,193
Note receivable	37,610	75,220
	$831,891	$1,175,413

During the year ended September 30, 1999, the Company sold its investment for $500,511 for cash and a note receivable resulting in a gain of $219,292. The note receivable bears interest at 8% and is repayable bi-annually over a three year period. The current portion of this note is included in receivables.

6. Goodwill

	2000	1999
Cost	$11,676,837	$2,331,542
Accumulated amortization	3,997,513	1,345,067
Net book value	$7,679,324	$986,475

As part of the purchase price, the Company has agreed to pay the former principals of Xenos Inc. additional consideration. The consideration will be equal to the lesser of (i) US $2,500,000 and (ii) 8% of the amount by which the total net selling price of all Xenos Inc. products which use the Gentrans architecture sold by Xenos Inc. from the date of sale to December 31, 2003 exceeds US $1,750,000.

Subsequent to September 30, 2000, the Company made a prepayment of the additional consideration in the amount of US $500,000 to the former owners of Xenos Inc.

7. Bank indebtedness

The Company has a revolving operating line of credit available for $1,000,000 (1999 - $1,375,000), of which $684,615 was unused at September 30, 2000 (1999 - $20,200). This demand loan bears interest at prime which was 7.5% at September 30, 2000.

Security provided by the Company for the line of credit includes a general security agreement covering all the assets of the Company and cash collateral of $1,000,000 which is invested at the same institution.

8. Capital stock

Authorized:

An unlimited number of common shares.
		2000		1999
	Number	Amount	Number	Amount
Issued and outstanding:
Balance, beginning of year	7,347,500	$18,597,773	5,185,000	$2,193,724
Issued for cash under private agreements	-	-	162,500	464,374
Issued pursuant to exercise of vested stock options	89,500	224,625		-
Issued in initial public offering	-	-	2,000,000	17,000,000
Issued in secondary offering	500,000	19,500,000	-	-
Share issuance costs	-	(1,558,324)	-	(1,914,636)
Deferred tax benefit of share issuance costs	-	632,711	-	854,311
Issued pursuant to acquisition of subsidiary	425,000	3,612,500	-	-
	8,362,000	$41,009,285	7,347,500	$18,597,773

The Company's stock option plan has authorized the issuance of 1,645,000 stock options. As at September 30, 2000, 1,212,375 common shares of the Company were reserved for stock options to employees and other service providers. These options may be exercised only while services continue to be provided. Options may be exercised as follows:
Option Price	Number	Expiry	Option Price	Number	Expiry
$0.44	45,000	July, 2003	$6.00	215,000	July, 2005
1.15	9,500	November, 2000	7.50	3,750	November, 2000
1.15	25,000	August, 2001	7.50	31,000	October, 2004
1.15	45,000	September, 2001	8.50	42,000	August, 2004
1.15	250,500	July, 2003	10.70	500	December, 2000
3.00	25,000	August, 2001	10.70	10,875	September, 2001
3.00	25,000	September, 2001	10.70	157,000	October, 2004
3.00	25,000	October, 2004	13.25	40,500	June, 2005
5.00	3,750	November, 2000	13.50	5,000	July, 2005
5.00	37,500	August, 2001	40.00	16,000	February, 2005
5.00	12,500	September, 2001	40.00	5,000	March, 2005
5.00	80,000	September, 2005	40.50	10,000	February, 2005
5.00	67,000	October, 2005	42.00	25,000	January, 2005

9. Commitments

The Company has entered into agreements to lease its premises and office equipment for various periods. The annual rent of premises consists of a minimum rent plus realty taxes, maintenance, heat and certain other expenses. Minimum rent payable for premises and equipment in aggregate and for each of the next five years is as follows:
2001	$704,075
2002	550,442
2003	332,894
2004	299,431
2005	204,980
Thereafter	1,279,913
$3,371,735

10. Contingencies

The Company is a party to a legal proceeding brought by a former employee alleging entitlement to stock options for 50,000 common shares of the Company exercisable at a price of $3.00 per share plus damages which cannot be estimated at this time, if any.

The Company is a party to a legal proceeding brought by a shareholder of a predecessor company alleging entitlement to 135,900 Class A shares of the predecessor company. An estimate of the potential loss cannot be determined.

The Company denies entitlement and intends to vigorously defend both of these actions.

11. Financial instruments

Current financial assets and liabilities

Due to the short period to maturity of the instruments, the carrying values as presented in the consolidated balance sheets are reasonable estimates of fair value.

Short term investments

The fair value of the Company's short term investments approximates their carrying amounts. As at September 30, 2000 cash and short term investments include $15,237,481 of interest bearing notes (1999 - $13,028,276), all maturing by December 1, 2000.

Foreign currency risk

The following factors create significant exposure with regard to fluctuations in exchange rates:
*	the majority of the Company's sales are denominated in U.S. dollars and British pounds
*	Xenos Inc., a subsidiary of the Company, operates in the United States
*	Xenos Europe Limited, a subsidiary of the Company, operates in the United Kingdom

The Company attempts, as much as possible, to match cash outlays with cash inflows in the same currency. The Company's revenues denominated in U.S. dollars generate sufficient U.S. dollars to cover its annual U.S. dollar expenses and act as a hedge against exchange rate fluctuations. U.S. cash deposits are first reserved for anticipated payables in U.S. dollars, and any excess is converted into Canadian dollars.

The Company's revenues denominated in British pounds generate sufficient British pounds to cover its annual British pound expenses and act as a hedge against exchange rate fluctuations.

Other

Credit risk related to the Company's trade receivables is minimized due to its customer base of large and financially sound companies.

12. Supplemental cash flow information

	2000	1999
(a) Change in non-cash working capital:
Receivables	$(949,753)	$ (3,838,171)
Prepaids	(84,188)	(201,614)
Income taxes recoverable	205,994	94,627
Payables and accruals	1,298,286	1,627,685
Income taxes payable	186,395	-
Deferred revenue	1,339,159	789,233
	$1,995,893	$ (1,528,240)
(b) Cash and cash equivalents consists of cash on hand, balances with banks, and short term investments.
(c) Interest paid	$92,811	$ 248,660
(d) Income taxes paid	$604,111	$ -

(e) Non-cash investing and financing activities:

On October 1, 1999, the Company issued 425,000 common shares valued at $3,612,500 as part of the acquisition of Xenos Europe Limited.

13. Income taxes

The reconciliation of the statutory federal and provincial rates to the Company's effective income tax rate is as follows:
	2000	1999
Combined basic income tax	$(4,119,139)	$ 316,353
Effect of differing tax rates of foreign jurisdictions	(51,719)	(19,186)
Benefit of previously unrealized tax loss carryforward	-	(185,252)
Non-deductible expense	1,218,268	346,605
Other	44,479	(87,992)
Increase in valuation allowance	3,119,020	-
	$210,909	$ 370,528

Future income taxes represent the future benefits of temporary differences between the tax and accounting bases of assets and liabilities consisting of:
	2000	1999
Future tax assets
Net operating loss carryforwards	$3,579,752	$-
Share issue costs	959,937	683,449
Investment tax credits	598,970	111,000
Foreign Tax credits	18,589	-
Valuation allowance	(3,231,338)	-
	$1,925,910	$794,449

The loss carryforward amounts for income tax purposes expire as follows:
	Non-capital losses		Investment tax credits
	Federal	Provincial/State	Federal	Provincial/State
2005	$-	$612,857	$-	$-
2006	-	-	-	-
2007	7,536,492	7,735,688	-	-
2009-2019	731,245	-	386,135	-
	$8,267,737	$8,348,545	$386,135	$-

14. Segmented information

Management has determined that the Company operates primarily within one dominant business segment, being electronic commerce.

Geographic information

The following table provides information about geographic sales, capital assets and goodwill.
	Sales		Capital Assets and Goodwill
	2000	1999	2000	1999
Canada	$856,986	$3,099,400	$998,337	$656,283
United Kingdom	5,500,829	141,300	7,892,948	-
United States	7,710,414	5,600,600	1,156,164	1,342,884
Other	1,360,099	1,673,041	-	-
	$15,428,328	$10,514,341	$10,047,449	$1,999,167

15. Related party transactions

The Company had the following transactions with companies owned by significant shareholders:
	2000	1999
Interest expense	$ -	$ 174,277

16. Change of name

During fiscal 1999, the Company changed its name from The Xenos Group Inc. to Xenos Group Inc.

Xenos Group Inc.
Consolidated Balance Sheets
(Unaudited)

	As at June 30
	2003	2002
ASSETS
CURRENT
Cash & S.T. investments	$ 13,091,953	$ 11,795,490
Trade receivables	2,486,880	2,006,990
Other receivables	13,126	991
Prepaids	428,144	391,991
Future income taxes	131,421	115,970
	16,151,524	14,311,432
LONG TERM
Future income taxes	1,723,192	1,762,089
Capital assets	1,421,900	1,685,712
Other assets	2,365,467	2,341,952
Goodwill	2,058,167	2,018,366
	7,568,726	7,808,119

TOTAL ASSETS	$ 23,720,250	$ 22,119,551

LIABILITIES
CURRENT
Bank indebtedness	$ 500,000	$ 500,000
Payables & accruals	2,185,206	2,094,390
Income taxes payable	51,859	319,697
Deferred revenue	2,783,988	2,767,510
Current portion - capital lease	16,778	-
	5,537,831	5,681,597
LONG TERM
Capital lease obligations	20,556	-
Deferred revenue	51,475	48,462
	72,031	48,462

TOTAL LIABILITIES	5,609,862	5,730,059

SHAREHOLDERS' EQUITY
Capital stock	41,603,849	41,325,723
Retained earnings/(deficit)	(23,493,461)	(24,936,231)

TOTAL SHAREHOLDERS' EQUITY	18,110,388	16,389,492

TOTAL LIABILITIES & EQUITY	$ 23,720,250	$ 22,119,551

See accompanying notes to financials statements.

Xenos Group Inc.
Consolidated Statements of Operations
(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30		June 30
	2003	2002	2003	2002

Sales	$ 3,915,459	$ 3,816,786	$ 12,519,968	$ 9,882,875
Cost of sales	666,813	545,073	2,673,995	1,801,393
Gross profit	3,248,646	3,271,713	9,845,973	8,081,482
Expenses
Sales and marketing	1,347,815	1,141,120	3,749,159	3,149,633
Research and development	712,167	826,640	2,140,585	2,419,071
Administration and general	612,037	676,262	1,865,850	1,931,205
Amortization	338,493	304,724	931,399	857,695
Interest expense	8,231	9,202	28,018	29,094
	3,018,743	2,957,948	8,715,011	8,386,698
Income (Loss) from operations	229,903	313,765	1,130,962	(305,216)

Other income
Dividends, interest and other	89,087	20,451	214,170	260,098
Foreign exchange loss	(324,246)	(154,698)	(687,739)	(160,988)

Income (loss) before income taxes	(5,256)	179,518	657,393	(206,106)

Provision for income taxes	(85,459)	47,706	(62,544)	151,329

Net income (loss)	$ 80,203	$ 131,812	$ 719,937	$ (357,435)

Net income (loss) per common share
- Basic	$ 0.01	$ 0.02	$ 0.08	$ (0.04)
- Fully-diluted	$ 0.01	$ 0.02	$ 0.08	$ (0.04)

Weighted average number of shares
- Basic			8,679,026	8,440,722
- Fully-diluted			8,836,799	8,506,285

See accompanying notes to financials statements.

Xenos Group Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2003	2002	2003	2002

Operating activities
Net income (loss)	$ 80,203	$ 131,812	$ 719,937	$ (357,435)
Amortization	338,493	304,724	931,399	857,695
(Gain) loss on sale of capital assets	(6,301)	10,593	(2,595)	730
Future income taxes	(66,448)	(62,285)	(100,168)	(90,260)
Other	681	-	1,589	-
Change in non-cash operating working capital	31,949	181,657	(31,437)	(489,811)
	378,577	566,501	1,518,725	(79,081)
Financing activities
Repayment of bank financing	-	(106,318)	-	(126,318)
Proceeds on issue of shares	138,287	-	276,537	-
	138,287	(106,318)	276,537	(126,318)
Investing activities
Cash paid on acquisition of subsidiaries	-	(1,090,387)	-	(1,090,387)
Additional consideration paid on acquisitions	(6,722)	-	(48,227)	-
Purchase of capital assets	(62,395)	(82,245)	(233,051)	(192,379)
Proceeds on disposal of fixed assets	6,129	51,747	9,383	74,945
Development costs incurred	(165,072)	(305,388)	(476,557)	(995,231)
	(228,060)	(1,426,273)	(748,452)	(2,203,052)

Net increase (decrease) in cash and
short term investments	288,804	(966,090)	1,046,810	(2,408,451)

Cash and short term investments
Beginning of period	12,803,149	12,761,580	12,045,143	14,203,941
End of period	$ 13,091,953	$ 11,795,490	$ 13,091,953	$ 11,795,490

See accompanying notes to financials statements.

Xenos Group, Inc.
Notes to the Condensed Consolidated Financial Statements

June 30, 2003 and 2002

1. Nature of operations and Basis of presentation

Xenos provides software and solutions that enable organizations to transform, re-purpose and distribute electronic content to support their e-business and print strategies.

Xenos d2e Platform and d2e Vision software transforms legacy print streams into standard electronic formats for electronic statement presentment, enterprise content management, archiving, print automation and customer relationship management.

infoWEB software distributes business documents within departments and throughout the enterprise. Once processed by infoWEB, clients can access these documents using any standard Web Browser regardless of the platform, application or format in which the documents were generated.

Xenos Professional Services teams in North America and the United Kingdom implement document transformation, composition, and management solutions.

Xenos partners with industry-leading software companies, such as IBM, to provide end-to-end solutions to customers worldwide, in key industry segments, including banking, insurance, brokerage, telecommunications, utilities, health care, manufacturing, retail, postal and service bureau organizations. The Company is headquartered in Toronto, Canada with offices in Dallas, Texas and the United Kingdom.

The unaudited interim financial statements of Xenos Group Inc. and related notes have been condensed and do not contain certain information that will be included in the Company's annual consolidated financial statements and related notes thereto. For further information, refer to the Company's annual consolidated financial statements and related Notes for the year ended September 30, 2002.

2. Summary of significant accounting policies

Goodwill

The Company accounts for goodwill in accordance with the new rules on accounting for goodwill issued by the Canadian Institute of Chartered Accountants. Under the new rules, goodwill is no longer amortized but is compared to its fair value on at least an annual basis, to determine if an impairment exists.

Stock-based compensation

On October 1, 2002, the Company changed its accounting policy with respect to the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services provided by employees and non-employees, to be consistent with new rules issued by the Canadian Institute of Chartered Accountants, in December 2001. The new standard requires that a fair value based method of accounting be applied to all stock-based payments to non-employees and to employee awards that are direct awards of stock, that call for settlement in cash or other assets or are stock appreciation rights that call for settlement by the issuance of equity instruments. The new rules permit the Company to continue its existing policy of recording no compensation cost on the grant of stock options to employees (the settlement method). However, the standard requires the Company to provide pro forma disclosure of net earnings and per share information as if the Company had accounted for employee stock options under the fair value method, for awards granted on or after the date of implementation. Consideration paid by employees on the exercise of stock options is recorded as share capital.

3. Acquisition of Rush Creek Software Corporation

In the prior year, the Company purchased all of the outstanding shares of Rush Creek Software Corporation, a private software development company located in Dallas, Texas for a total purchase price of $1,776,074.

The net assets acquired are as follows:
Total identifiable assets	$ 500,500
Total liabilities	742,792
Net assets	$ (242,292)
Acquisition price	$1,776,074
Allocation:
Net assets	$ (242,292)
Goodwill	2,018,366
$ 1,776,074
Consideration:
Cash paid	$ 1,512,074
Shares issued	264,000
$ 1,776,074
Net cash paid
Cash, per above	$ 1,512,074
Less: cash acquired	(420,291)
$ 1,091,783

The acquisition was accounted for by the purchase method and the results of operations are included in the consolidated accounts of the Company from the effective date of acquisition.

In addition, as part of the purchase price, the Company has agreed to pay the former principals additional consideration. These amounts, equal to 5% of the net receipts on sales of the infoWEB product completed prior to May 14, 2007 will be added to goodwill when paid.

4. Retained Earnings / Deficit
	As at June 30
	2003	2002
Deficit, beginning of period	$ (24,213,398)	$ (18,504,933)
Net income (loss)	719,937	(357,435)
Write-down of opening goodwill	-	(6,073,863)
Deficit, end of period	$ (23,493,461)	$ (24,936,231)

5. Stock-based compensation plan

The Company has a stock option plan which allows the granting of stock options to employees and service providers to acquire up to an aggregate of 1.6 million common shares. Under current Company practice the options, which have a five year term, vest immediately for directors and over three years for all others, at a rate of 1/3 for each year commencing on the grant date. The exercise price of each option equals the closing market price of the Company's common shares on the last trading day preceding the date of grant.

A summary of the status of the Company's stock option plan as of June 30, 2003 and 2002 and any changes during each year-to-date period is presented below:
	Shares		Weighted Average Exercise Price

	2003	2002	2003	2002
Outstanding, beginning of year	1,177,333	1,052,083	3.39	6.36
Granted	55,000	846,583	1.75	1.65
Exercised	(268,250)	-	1.03	-
Forfeited	(20,000)	(676,333)	1.63	5.52
Outstanding, end of quarter	944,083	1,222,333	4.00	3.56
Options exercisable at quarter end	422,694	394,583

The following information applies to options outstanding at June 30, 2003:
Option Price	Number	Expiry
$ 1.36	2,000	February, 2007
1.40	5,000	November, 2006
1.50	2,000	January, 2007
1.65	693,083	December, 2006
1.65	20,000	August, 2007
1.65	25,000	May, 2007
2.20	10,000	March, 2008
3.20	20,000	January, 2006
3.25	11,000	December, 2005
4.05	5,000	January, 2006
6.00	65,000	July, 2005
10.70	50,000	October, 2004
40.00	16,000	February, 2005
42.00	20,000	January, 2005

During the prior fiscal year, the Company executed a stock option exchange program for non-insiders to deal with certain out-of-the money options. At completion early in the second quarter of fiscal 2002, 257,250 options (with exercise prices ranging from $3.00 to $40.50) were cancelled and 160,458 new options with three year vesting terms and an exercise price of $1.65 were issued. In addition, an aggregate of 667,125 new options were granted under the plan at an exercise price of $1.65.

Pro forma disclosure of net income and earnings per share as if the Corporation had elected to adopt the fair value based accounting method for all awards granted on or after October 1, 2002.
	Three Months Ended		Nine Months Ended
	June 30		June 30
	2003	2002	2003	2002
Net income (loss) for the period
As reported	$ 80,203	$131,812	$ 719,937	$ (357,435)
Pro forma	$ 79,048	$131,812	$ 717,552	$(357,435)
Net income (loss) per share - basic
As reported	$ 0.01	$ 0.02	$ 0.08	$ (0.04)
Pro forma	$ 0.01	$ 0.02	$ 0.08	$ (0.04)
Net income (loss) per share - fully-diluted
As reported	$ 0.01	$0.02	$ 0.08	$ (0.04)
Pro forma	$ 0.01	$0.02	$ 0.08	$ (0.04)

The fair value of each stock option grant on the date of grant was estimated using the Black-Scholes option-pricing model.

6. Foreign exchange contracts

From time to time, the Company uses foreign exchange forward contracts to hedge portions of its forecasted revenues denominated in foreign currencies. These forward contracts are designated and documented as revenue cash hedges. As a matter of policy, the Company does not enter into speculative futures contracts or use other derivative financial instruments. These activities serve to minimize, but not eliminate, the risk from fluctuations in the exchange rate between the foreign currencies and the Canadian dollar.

As at June 30, 2003, the Company has entered into foreign exchange forward contracts to fix the rate at which estimated US dollar revenues are to be recorded during fiscal 2003. The company has committed to sell $1.5 million US dollars during the balance of fiscal 2003 at a rate of exchange of CAD 1.5569. The fair market value of those contracts at June 30, 2003 was approximately $1.733 million in US dollars.

7. Segmented information

Business segments

As a result of the Fiscal 2002 acquisition of Rush Creek Software Corporation, the Company operates in two business segments, Report distribution and Document management. As at June 30, 2003 the Company has only one reportable segment based on the quantitative thresholds for disclosure, as required by Segment Reporting, Section 1701 of the Canadian Institute of Chartered Accountants.

Geographic information

The following table provides information about geographic segment sales, capital assets and goodwill.
	Sales		Capital Assets and Goodwill
	2003	2002	2003	2002
Canada	$ 610,464	411,002	$ 769,220	846,509
European Union	925,869	462,251	-	-
United Kingdom	3,388,905	2,527,264	375,605	474,369
United States	6,961,130	5,646,954	2,335,242	2,383,200
Other	633,600	835,404	-	-
	$12,519,968	$9,882,875	$3,480,067	3,704,078

8. Comparative figures

Certain of the comparative figures have been reclassified to conform to the financial statement presentation adopted at the end of the prior year.

9. Subsequent events

On July 4, 2003, the Company announced the signing of a non-binding letter of intent pursuant to which Xenos is to acquire substantially all of the business assets of XML Global Technologies, Inc., a software developer and vendor of XML middleware products based in Vancouver, Canada. Xenos will acquire XML Global's intellectual property, customer relationships and will retain all employees.

FORM OF PROXY
XML-GLOBAL TECHNOLOGIES, INC.
PROXY SOLICITED ON BEHALF OF THE COMPANY

       The undersigned hereby constitutes and appoints Simon Anderson or Gary Kupecz (SEE NOTE BELOW) or either of them acting in the absence of the other, with full power of substitution the true and lawful attorneys or attorney and proxies of the undersigned to attend the Annual Meeting of the Shareholders of XML-Global Technologies, Inc (the "Company") to be held at Hampton Inn, 3985 Bennett Drive, Bellingham, Washington  98225 on November 14, 2003 at 10:00 o'clock a.m. local time, or any adjournment or adjournments thereof, and vote all the shares of the Company standing in the name of the undersigned with all the powers the undersigned would possess if present at said meeting.
(1)	FOR _______________	WITHHOLD AUTHORITY _____________
To elect all of the nominees listed below:
Peter Shandro, Simon Anderson, Sergio Nesti, Robert Gayton, Jun Li

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name below)

_____________________________________________________________
(2)	FOR __________	AGAINST __________	ABSTAIN ___________
To ratify the selection of our independent public accountants.
(3)	FOR __________	AGAINST __________	ABSTAIN ___________

To approve the sale of substantially all of our assets to Xenos Group Inc. in exchange for $1,250,000 in cash, 1,000,000 shares of Xenos Group and the assumption of our current accounts payable and certain maintenance and support obligations, all as set forth in the Purchase and Sale Agreement between the parties dated August 21, 2003.

(4)	FOR __________	AGAINST __________	ABSTAIN ___________
Subject to shareholders' approval of Proposal No. 3 above, to approve the change of our corporate name to a name selected by our board of directors in their discretion.
(5)	FOR __________	AGAINST __________	ABSTAIN ___________

To approve a reverse stock split by a ratio determined by our board of directors of up to 1-for-20 of the issued and outstanding shares of our common stock and issued and outstanding options, warrants and other rights convertible into shares of our common stock, all at the discretion of our board of directors to be implemented in the future as and when determined by our board of directors.

(6)	FOR __________	AGAINST __________	ABSTAIN ___________
To approve an increase in the number of shares of common stock issuable under our 1999 Equity Incentive Plan.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ITEMS 1 - 6 AND IN THE DISCRETION OF THE PERSON HOLDING THE PROXY FOR ANY OTHER BUSINESS.

(NOTE: Should you desire to appoint a proxy other than the management designees named above, strike out the names of management designees and insert the name of your proxy in the space provided above. Should you do this, give this proxy card to the person you appoint instead of returning the proxy card to the Company.)

(PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.)

Receipt is acknowledged of Notice of Annual Meeting and Proxy Statement for the meeting.
Date _______________________________________, 2003
_______________________________________________ Name (please type or print)
_______________________________________________ Signature
_______________________________________________ Signature, if held jointly

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

APPENDIX A

ARTICLE 113 DISSENTER'S RIGHTS
7-113-101 - Definitions.

For purposes of this article:

(1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

(3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

(4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

(5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

(6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

(7) "Shareholder" means either a record shareholder or a beneficial shareholder.

7-113-102 - Right to Dissent

(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any of the following corporate actions:

     (a)      Consummation of a plan of merger to which the corporation is a party if:

          (I)     Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation; or

          (II)     The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

     (b)     Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     (c)     Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102 (1); and

     (d)     Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102 (2).

(1.3) A shareholder is not entitled to dissent and obtain payment, under subsection (1) of this section, of the fair value of the shares of any class or series of shares which either were listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or were held of record by more than two thousand shareholders, at the time of:

     (a)     The record date fixed under section 7-107-107 to determine the shareholders entitled to receive notice of the shareholders' meeting at which the corporate action is submitted to a vote;

     (b)     The record date fixed under section 7-107-104 to determine shareholders entitled to sign writings consenting to the corporate action; or

     (c)     The effective date of the corporate action if the corporate action is authorized other than by a vote of shareholders.

(1.8) The limitation set forth in subsection (1.3) of this section shall not apply if the shareholder will receive for the shareholder's shares, pursuant to the corporate action, anything except:

     (a)     Shares of the corporation surviving the consummation of the plan of merger or share exchange;

     (b)     Shares of any other corporation which at the effective date of the plan of merger or share exchange either will be listed on a national securities exchange registered under the federal "Securities Exchange Act of 1934", as amended, or on the national market system of the national association of securities dealers automated quotation system, or will be held of record by more than two thousand shareholders;

     (c)     Cash in lieu of fractional shares; or

     (d)     Any combination of the foregoing described shares or cash in lieu of fractional shares.

(2) (Deleted by amendment, L. 96, p. 1321, Section 30, effective June 1, 1996.)

(2.5) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of a reverse split that reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

(3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

(4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

7-113-103 - Dissent by nominees and beneficial owners.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

          (a)     The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b)      The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

     (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

7-113-201 - Notice of dissenters' rights.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) shall not affect any action taken at the shareholders' meeting for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (1).

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection (2) shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given, but any shareholder who was entitled to dissent but who was not given such notice shall not be precluded from demanding payment for the shareholder's shares under this article by reason of the shareholder's failure to comply with the provisions of section 7-113-202 (2).

7-113-202 - Notice of intent to demand payment.

     (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (1), a shareholder who wishes to assert dissenters' rights shall:

          (a)     Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

          (b)     Not vote the shares in favor of the proposed corporate action.

     (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104 and if notice of dissenters' rights has been given to such shareholder in connection with the action pursuant to section 7-113-201 (2), a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

     (3) A shareholder who does not satisfy the requirements of subsection (1) or (2) of this section is not entitled to demand payment for the shareholder's shares under this article.

7-113-203 - Dissenters' notice.

(1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

(2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

     (a)     State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

     (b)     State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

     (c)     Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (d)     Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

     (e)     Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

     (f)     State the requirement contemplated in section 7-113-103 (3), if such requirement is imposed; and

     (g)     Be accompanied by a copy of this article.

7-113-204 - Procedure to demand payment.

(1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

     (a)     Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203 (2) (d), duly completed, or may be stated in another writing; and

     (b)     Deposit the shareholder's certificates for certificated shares.

(2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

(3) Except as provided in section 7-113-207 or 7-113-209 (1) (b), the demand for payment and deposit of certificates are irrevocable.

(4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

7-113-205 - Uncertificated shares.

(1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

(2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

7-113-206 - Payment.

(1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

(2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

     (a)     The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

     (b)     A statement of the corporation's estimate of the fair value of the shares;

     (c)     An explanation of how the interest was calculated;

     (d)     A statement of the dissenter's right to demand payment under section 7-113--209 and

     (e)     A copy of this article.

7-113-207 - Failure to take action.

(1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

7-113-208 - Special provisions relating to shares acquired after announcement of proposed corporate action.

(1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

(2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206 (2).

7-113-209 - Procedure if dissenter is dissatisfied with payment or offer.

(1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113--208 and demand payment of the fair value of the shares and interest due, if:

     (a)     The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

     (b)     The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

     (c)     The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207 (1).

(2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

7-113-301 - Court action.

(1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

(2) The corporation shall commence the proceeding described in subsection (1) of this section in the district court of the county in this state where the corporation's principal office is located or, if the corporation has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office, it shall commence the proceeding in the county where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mail, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding commenced under subsection (2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113--208.

7-113-302 - Court costs and counsel fees.

     (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a)     Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

     (b)     Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

APPENDIX B

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Memorandum of Agreement made as of this 21st day of August, 2003.

BETWEEN:

XML-GLOBAL TECHNOLOGIES, INC., a corporation constituted under the laws of the State of Colorado having an address c/o Suite 22, 1818 Cornwall Avenue, Vancouver, British Columbia V6J 1C7

(hereinafter referred to as "XML")

(the party of the FIRST PART)

- and -

EACH SUBSIDIARY OF XML, listed on Schedule 3.1(h) hereto

(hereinafter referred to individually as a "Subsidiary and collectively as the "Subsidiaries"")

(the parties of the SECOND PART)

(XML and the Subsidiaries being hereinafter referred to collectively as the "Vendor")

- and -

XENOS GROUP INC., a corporation constituted under the laws of the Province of Ontario having an address at Suite 201, 95 Mural Street, Richmond Hill, Ontario L4B 3G2

(hereinafter referred to as the "Purchaser")

(the party of the THIRD PART)

       WHEREAS the Vendor currently conducts the Business either through XML, a Subsidiary or the Company or a combination thereof;

        AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Business, including the Assigned Assets as a going concern subject to the terms hereof;

        AND WHEREAS the Vendor is the registered and beneficial owner of all of the issued and outstanding shares of the capital stock of Xtract Informatics Inc. (the "Company");

        AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the Assigned Assets used by the vendor and the Company in the conduct of the Business, and which include all of the intellectual property rights, source code, documentation, trademarks and patents relating to the Software owned by the Vendor and its Subsidiaries, including the intellectual property described in Schedule 3.1(ii) attached hereto (the "Intellectual Property Assets") and the Assignment.

        NOW THEREFORE IN CONSIDERATION of the promises and the mutual agreements and covenants herein contained, the adequacy of which consideration as to each of the parties is hereby mutually admitted, the parties hereto hereby covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1        Definitions. Whenever used in this Agreement or the Schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

(a)        "Agreement" means this purchase and sale agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein" and similar expressions mean and refer to this Agreement and not to any particular article, section, subsection, clause or subclause; "Article", "Section", "subsection", "clause" or "subclause" means and refers to the specified article, section, subsection, clause or subclause of this Agreement;

(b)        "Annual Financial Statements" means, collectively, the unaudited financial statements of the Vendor and the Company, on a consolidated basis, as at and for the fiscal year ended June 30, 2002, copies of which are attached hereto as Schedule 1.1(b);

(B)        "Assignment Agreements") means those agreements described, and copies of which are included, in Schedule 3.1(ee);

(c)        "Assigned Assets" means the property of the Vendor and/or its Subsidiaries and/or the Company used in carrying on the Business through the Company or otherwise, including the Other Assets, and the benefit of all Assigned Agreements, Customer Rights, licenses, and intellectual property described in Schedules 1.1(v), 3.1(h), 3.1(ee) and 3.1(ii) hereto, and includes the accounts receivable on the books of the Company and on the books of the Vendor and its Subsidiaries at closing in connection with sales revenues and other income due in connection with the conduct of the Business such as those listed on Schedule 3.1(m) (the "Accounts Receivable");

(C)        "Assumed Liabilities" has the meaning attributed thereto in Section 2.8 hereto;

(d)        "Business" means, the business presently carried on by the Vendor, either directly or indirectly through its Subsidiaries, and the Company, being that of developer and marketer of Software and the provider of services to the information technology market;

(e)        "Business Day" means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for business during normal banking hours;

(f)        "Closing" means the completion of the purchase and sale of the Assigned Assets and the Intellectual Property Assets hereunder by the transfer and delivery of documents of title thereto and the payments of the Purchase Price therefore as contemplated hereby as well as the completion of all other transactions contemplated hereby;

(g)        "Closing Date" means no later than the second business day following the day on which the last of the conditions set forth in Article 5 shall have been fulfilled or waived, or at such other time as Vendor and the Purchaser shall agree but in no event later than December 31, 2003.

(h)        (intentionally blank);

(i)        "Closing Time" means 11:00 a.m., Toronto time on the Closing Date or such earlier or later time as the parties hereto may agree as the time at which the Closing shall take place;

(j)        "Company" means Xtract Informatics Inc., a corporation incorporated under the laws of the Province of British Columbia, having an address at 1818 Cornwall Avenue, Suite 22, Vancouver, British Columbia, V6J 1C7.

(J)        "Customer Rights" means those customers of the Business described in Schedule 3.1(ee);

(k)        "Employee Plans" has the meaning attributed thereto in subsection 3.1(aa) hereto;

(l)        "Encumbrance" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any agreement, contract or other commitment, whether written or oral, to create any of the foregoing;

(m)        "Escrow Agent" has the meaning attributed thereto in the Escrow Agreement;

(n)        "Escrow Agreement" means the agreement between the Purchaser and the Vendor with respect to the terms of the escrow period for the Xenos Shares paid to the Vendor by the Purchaser as partial consideration for the Xtract Shares and the Assigned Assets;

(o)        "Escrow Period" has the meaning attributed thereto in Section 2.6 hereto;

(p)        "Intellectual Property Assets" has the meaning attributed thereto in the fourth recital hereto and includes, but is not limited to, source code, GoXML Transform, GoXML Registry GoXML Messaging, XML Integration Workbench, Communications Server, GoXML Search and all other work-in-progress within the operations of the Vendor and its subsidiaries;

(q)        "Interim Financial Statements" means, collectively, the unaudited internally prepared financial statements of the Company for the eleven month period ended May 31, 2003, copies of which are attached hereto as Schedule 1.1(b);

(r)        "Interim Period" means the period from the date of this Agreement to and including the Closing Date;

(s)        "Leased Property" has the meaning attributed thereto in subsection 3.1(ff) hereto;

(t)        "Leases" has the meaning attributed thereto in subsection 3.1(ff) hereto;

(u)        "Losses" in respect of any matter means all claims, demands, actions, causes of action, proceedings, losses, damages, liabilities, deficiencies, costs and expenses of any nature whatsoever arising directly or indirectly as a consequence of such matter, including, without limitation, all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement;

(v)        "Other Assets" means those assets described in Schedule 1.1(v);

(w)        "Person" means any individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative;

(x)        "Price Guarantee" has the meaning attributed thereto in subsection 2.3(ii) hereto;

(y)        "Proceedings" means any suit, action, claim, litigation, arbitration or any legal, administrative or other proceeding or governmental investigation, including appeals and applications for review, at law or in equity, before any court or arbitrator or any federal, provincial, municipal or other governmental department, commission, tribunal, board or agency;

(z)        "Purchase Price" means the amount provided for in Section 2.3 to be paid by the Purchaser to the Vendor for the Assigned Assets;

(aa)       (intentionally deleted);

(bb)       "Software" means the computer programs licensed by the Company to its customers, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and includes, without limitation, all works in process and all software under development, all as they exist at the Closing Date;

(cc)       "Subsidiary" means a corporation, at least 50% of the shares of which corporation are beneficially owned by the Vendor or the Company and listed on Schedule 3.1(h) hereto and which the Vendor represents is the sole legal and beneficial owner of the Assigned Assets listed opposite such Subsidiary's name as described in the said Schedule;

(dd)       "Tax Act" means the Income Tax Act (Canada), as amended from time to time;

(ee)       "Taxes" means all governmental taxes, levies, duties, charges, assessments and reassessments of any nature whatsoever, whether direct or indirect, including, but not limited to, income, tax, profits tax, gross receipts tax, corporation tax, franchise tax, sales and use tax, wage tax, health tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold and services rendered, goods and services tax, harmonized sales tax, withholding tax, social security, government pension plans and unemployment insurance charges and retirement contributions, and any interest, fines, additions to tax and penalties thereon;

(ff)       "TSX" means The Toronto Stock Exchange; and

(gg)       "Xenos Shares" has the meaning attributed thereto in Section 2.3 hereto;

    Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in US funds.

1.3        Gender and Number. Where the context requires, words importing the singular shall include the plural and vice versa, and words importing gender include all genders.

1.4        Headings. The Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

1.5        Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Following are the Schedules to this Agreement:

Schedule 1.1(b)	-	Annual Financial Statements and Interim Financial Statements
Schedule 1.1(v)	-	Other Assets
Schedule 2.3	-	Escrow Agreement
Schedule 2.8	-	Assumed Liabilities
Schedule 3.1(a)(ii)	-	Location of the Business
Schedule 3.1(h)	-	Subsidiaries of the Vendor
Schedule 3.1(j)	-	Business of the Company
Schedule 3.1(m)	-	Accounts Receivable
Schedule 3.1(o)	-	Title to Personal and Other Property
Schedule 3.1(p)	-	Tax Matters
Schedule 3.1(u)	-	Proceedings
Schedule 3.1(v)	-	Directors and Officers
Schedule 3.1(x)	-	Insurance
Schedule 3.1(z)	-	Employees
Schedule 3.1(aa)	-	Employee Plans
Schedule 3.1(bb)	-	Unusual Transactions
Schedule 3.1(cc)	-	Outstanding Loans/Issue of Shares/Guarantees
Schedule 3.1(ee)	-	Agreements
Schedule 3.1(ff)	-	Real Property
Schedule 3.1(ii)	-	Intellectual Property
Schedule 3.1(jj)	-	Third Party Technology
Schedule 3.1(ll)	-	Licences
Schedule 3.1(mm)	-	Due Diligence Request List of Purchaser
Schedule 5.1(c)	-	Financial Projections
Schedule 5.1(d)		Legal Opinion of Counsel to the Vendor
Schedule 5.1(h)		Indemnity Agreement of Vendor re Intellectual Property
Schedule 5.1(l)		Non-Competition Agreement
Schedule 5.2(c)		Legal Opinion of Counsel to the Purchaser.

1.6        Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Canada, consistently applied.

1.7        Entire Agreement. This Agreement, including the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto or referred to herein, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein. This Agreement may not be amended or modified in any respect except by written instrument signed by all parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

ARTICLE II
SHARE AND ASSET PURCHASE

2.1        Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties and conditions set forth herein, the Purchaser hereby agrees to purchase from the Vendor and the Vendor hereby agrees to sell to the Purchaser at the Closing Time the Assigned Assets all for an aggregate amount equal to the Purchase Price set forth in Section 2.3 and paid and satisfied in the manner set forth in Section 2.4.

2.2        Closing. Closing shall take place on the Closing Date at the offices of Borden Ladner Gervais LLP, 40 King Street West, Suite 4400, Toronto, Ontario and on Closing the Vendor shall, and shall cause its Subsidiaries and the Company to, execute appropriate conveyances and assignments in registrable form to transfer all of the title and right to, and interest in, the title and interest in the Assigned Assets to the direction of the Purchaser; whereupon the Purchaser shall cause to be paid to the Vendor the Purchase Price in the manner provided in Section 2.4.

2.3        Purchase Price. The Purchase Price for the Assigned Assets shall be:

(i)	the sum of $1,250,000 in cash;
(ii)

1,000,000 fully paid and non-assessable common shares in the capital stock of the Purchaser (the "Xenos Shares") in the aggregate, held in escrow pursuant to the terms of an Escrow Agreement in the form provided in Schedule 2.3, and the proceeds, if any, from a price guarantee as provided in subsection 2.5 (the "Price Guarantee") on the Xenos Shares of C$3.50 after twelve months; and

(iii)	an amount equal to the aggregate of the Assumed Liabilities.

2.4        Payment of Purchase Price. On Closing, the Purchase Price shall be paid and satisfied by the Purchaser as follows:

(i)

by delivery to the Vendor of a certified cheque in the aggregate amount of $1,250,000 payable to the order of the Vendor, subject to any Working Capital Adjustment and giving credit for any loans or advances extended by Purchaser to the Company prior to the Closing Date;

(ii)	by delivery of share certificates representing the Xenos Shares registered and delivered to the order of the Vendor and delivered to the Escrow Agent subject to the terms of the Escrow Agreement; and
(iii)	by the assumption by the Purchaser of the Assumed Liabilities as provided in Section 2.8.

2.5        Price Guarantee. The Price Guarantee shall entitle the Vendor to a one-time cash payment equal to the amount, if any, by which the 20 trading day average closing share price of the Xenos Shares prior to the one year anniversary of the Closing of the purchase and sale of the Assigned Assets (the "Price Guarantee Date") is less than C$3.50 multiplied by one million, being the number of Xenos Shares tendered in the purchase and sale of the Assigned Assets. However, the share price difference under the Price Guarantee shall in no event exceed the difference between C$3.50 and the current TSX market price, which shall be designated as C$2.16. Therefore, the maximum one-time payment shall be C$1,340,000.

The Price Guarantee shall be null and void if there is a material misrepresentation by the Vendor in any of the closing documents or in this Agreement or if there is any sale or other disposition, directly or indirectly by the Paradigm Group of any common shares of the Purchaser between the date hereof and the Price Guarantee Date. Any payment due hereunder by the Purchaser to the Vendor shall be due and payable no later than 10 Business Days following the Price Guarantee Date.

2.6        Escrow. The Xenos Shares will be placed in escrow pursuant to the Escrow Agreement for the one-year period following the Closing Date (the "Escrow Period") and during that time the Vendor and any of its Subsidiaries shall not directly or indirectly trade or cause to be traded any common shares of the Purchaser. For greater clarity, the Price Guarantee shall become completely null and void should it be established that the Vendor or any of its Subsidiaries traded any of the common shares of the Purchaser during the Escrow Period and therefore contributed towards a greater one-time payment under the Price Guarantee than might otherwise have been the result. The Xenos Shares will be released from escrow following the Escrow Period and satisfactory determination and payment of the Price Guarantee, if any. The Purchaser and its insiders will not purchase shares of Xenos Group Inc. in the market during the final 30 days of the Escrow Period.

2.7        Allocation of Purchase Price. The parties covenant and agree that for all tax purposes including, without limitation, Section 1060 of the United States Internal Revenue Code, if applicable, the Purchase Price shall be allocated among the assets to be sold by Vendor and purchased by Purchaser, as follows:

Accounts Receivable:	Cdn. $ 31,100
Contract, and License Rights:	Cdn. $ 67,300
Intellectual Property Assets:
Go XML Transform:	Cdn. $3,821,800
Go XML Registry:	Cdn. $ 153,000
Computer Equipment, Software and Furniture	Cdn. $ 52,400
Go XML Messaging:	Cdn. $ 52,000
Go XML Integration Workbench	Cdn. $ nil
Go XML Search	Cdn. $ 25,000
Communications Server	Cdn. $ 60,000
General Intangibles (Domain Names, Trademarks):	Cdn. $ 224,900
Total	Cdn. $4,487,500

2.8        Assumed Liabilities. Provided that the transaction of purchase and sale contemplated herein is completed in accordance with the provisions hereof, the Purchaser undertakes and agrees in partial satisfaction of the Purchase Price to assume and pay in full the Assumed Liabilities, the details of which are set forth in Schedule 2.8 hereto and based on June 30, 2003 figures. Assumed Liabilities to be paid by the purchaser will include all accounts payable of Vendor and Subsidiaries incurred in the ordinary course of business up to the Closing date and shall not include any items relating to the Closing of the transaction. Any liabilities assumed and paid in respect of expenses associated with the Closing of the Transaction shall be deducted at Closing from the Purchase Price payable pursuant to Section 2.4(i);

2.9        Assumed Obligations. The Purchaser will assume and discharge on a timely basis the obligations of the Vendor in respect to the Business which are set forth in Schedule 3.1(ee) (the "Assigned Agreements") to the extent only that (i) a true copy of the Assigned Agreement is included in Schedule 3.1(ee) and (ii) the obligations relate to the period following the Closing and no other obligations of the Vendor. The Purchaser shall assume no obligations under any contract with any director or officer of the Vendor or with any third party who does not deal at arm's length (as such term is used in the Tax Act) with the Vendor and each of its directors and officers with the exception of the MCSI account as provided on Schedule 2.8. The Vendor shall indemnify and hold the Purchaser harmless from and against any claims under any Assigned Agreement relating to any matter arising prior to the Closing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1        Representations and Warranties of the Vendor. The Vendor hereby represents and warrants the following to the Purchaser and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Assigned Assets contemplated hereby;

(a)

(i)         Status and Capacity of the Vendor. The Vendor is a corporation duly organized and validly existing under the laws of its incorporating jurisdiction and has all necessary corporate power, authority and capacity to own or lease its property and assets and to carry on the business of a provider of pre-packaged software and related services. The Vendor is duly registered, licensed or otherwise qualified and in good standing under all applicable laws and regulations to conduct its business.

(ii)         Status and Capacity of the Company. The Company is a corporation duly organized and validly existing under the laws of the Province of British Columbia and has all necessary corporate power, authority and capacity to own or lease its property and assets and to carry on the Business. The Company is duly registered, licensed or otherwise qualified and in good standing under all applicable laws and regulations to conduct the Business. Schedule 3.1(a)(ii) attached hereto contains a true and complete list of all locations of the Business of the Company and the jurisdictions in which it carries on the Business.

(iii)         Binding Agreement. This Agreement has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganization or other laws relating to the enforcement of creditors' rights generally and by the availability of equitable remedies.

(b)         No Other Agreements to Purchase. No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of any of the Assigned Assets.

(c)         Right to Sell the Assigned Assets. At the Closing Time:

(i)         the Vendor shall be the sole legal and beneficial owner of all of the Assigned Assets, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder) and the Vendor will deliver to the Purchaser on Closing good and marketable title to the Assigned Assets free and clear of any liens, charges, encumbrances, demands or rights of others (other than (i) the rights of the Purchaser hereunder and (ii) restrictions on transfer that may be imposed by federal, provincial or state securities laws); and

(ii)         the Vendor will have the exclusive right to dispose of the Assigned Assets on the terms and conditions herein provided.

(d)         Right to Sell the Intellectual Property Assets. At the Closing Time:

(i)         the Intellectual Property Assets shall constitute all the intellectual property of the Vendor and the Company and the disposition of the Intellectual Property Assets pursuant to the terms hereof will not violate, contravene, breach or offend against or result in any default under any indenture, mortgage, lease, agreement, instrument, charter or by-law provision, statue, regulation, order, judgment, decree or law to which the Vendor or the Company is a party or is subject to or by which either of them are bound or affected;

(ii)         the Vendor or the Company shall be the sole legal, registered and beneficial owner of all of the Intellectual Property Assets, free and clear of any liens, charges, encumbrances or rights of others (other than the rights of the Purchaser hereunder) and the Vendor will deliver to the Purchaser on Closing good and marketable title to all of such Intellectual Property Assets free and clear of any liens, charges, encumbrances, demands or rights of others (other than the rights of the Purchaser hereunder); and

(iii)         the Vendor will have the exclusive right to dispose of the Intellectual Property Assets on the terms and conditions herein provided.

(e)          (intentionally blank)

(f)          (intentionally blank)

(g)          (intentionally blank).

(h)         Subsidiaries of the Vendor. Other than the Subsidiaries set out in Schedule 3.1(h) hereto, the Vendor has never had any Subsidiaries and has no agreements of any nature to acquire, directly or indirectly, any subsidiary or to acquire or lease any other business operations and the Vendor does not own, beneficially or otherwise, any securities of, or has any other proprietary interest in, any other Person. Schedule 3.1(h) contains a true and complete list of all of the locations of the Subsidiaries and the jurisdictions of their incorporation.

(i)         Subsidiaries of the Company. The Company has never had any Subsidiaries and has no agreements of any nature to acquire, directly or indirectly, any subsidiary or to acquire or lease any other business operations and the Company does not own, beneficially or otherwise, any securities of, or has any other proprietary interest in, any other Person.

(j)         Business of the Company. The Business is the only business operation carried on by the Vendor and the Company and the property and assets owned or leased by the Vendor and the Company are sufficient to carry on the Business. Except as set out on Schedule 3.1(j) hereto, all of the property and assets owned and used by the Vendor and the Company are in good operating condition and are in a state of good repair and maintenance, reasonable wear and tear excepted. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business due to inadequate maintenance of any of the property and assets owned and used by the Vendor and the Company.

(k)         Financial Statements. The Annual Financial Statements and the Interim Financial Statements fairly represent in all material respects, as of the date of the preparation of such financial statements, the financial position of the Business and the results of its operations at the date and for the periods indicated, and shall disclose all material obligations of the Vendor and the Company. For greater certainty the Purchaser shall not be liable for any liabilities of the Company or the Business except as provided in Section 2.8 or which Purchaser expressly agrees to assume at Closing.

(l)         Books and Records. The books and records of the Company fairly and correctly set out and disclose, on a consistent basis, the financial position of the Company as at the date hereof, and all financial transactions of the Company relating to the Business have been fully and accurately recorded in such books and records.

(m)         Accounts Receivable. All Accounts Receivable, net of reserves, including those accounts receivable of the Vendor and its Subsidiaries, book debts and other debts due or accruing to the Company, the Vendor or its Subsidiaries in connection with the Business are set out in Schedule 3.1 (m) and are bona fide and good and are believed to be collectible without set-off or counterclaim other than in respect of volume discounts, allowances and rebates which have been disclosed in Schedule 3.1(m).

(n)         Corporate Records and Filings. Copies of the corporate records and minute books of the Company have been provided to the Purchaser. The minute book of the Company includes copies of all of the minutes of meetings of the Board of Directors and shareholders (or written consents in lieu thereof) with respect to the election of directors, the election of officers and the issuance of shares of capital stock of the Company. The stock ledger included in the corporate records and minute book of the Company is true and correct. All corporate information returns and other filings have been duly filed by the Company. The accounting books and records of the Company fairly and correctly set out and disclose all financial transactions of the Company.

(o)         Title to Personal and Other Property. Except as set out in Schedule 3.1(o) hereto, the property and assets of the Vendor and the Company are owned beneficially by the Vendor and the Company, respectively, as the beneficial owner thereof with good and marketable title thereto, free and clear of any and all Encumbrances.

(p)         Tax Matters. Except as set out on Schedule 3.1(p) hereto, each of the Vendor and the Company have duly filed on a timely basis all tax returns, elections and reports required to be filed by it and such are true complete and correct and each of the Vendor and the Company has paid all taxes, assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. Except as set forth on Schedule 3.1(p) hereto, neither the Vendor nor Company has any knowledge of any audits, actions, assessments, suits, proceedings, investigations or claims pending or threatened against the Vendor or the Company, in respect of taxes, governmental charges or assessments, nor are there any material matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

(q)         There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against the Vendor. The Vendor is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside the United States of America or outside the State of Colorado.

(r)         There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against the Company. The Company is not currently required to file any returns, elections or designations with any taxation authority located in any jurisdiction outside Canada or outside the Province of British Columbia.

The Company has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom.

(s)         Residency of the Vendor. The Vendor is a non-resident of Canada for the purposes of the Tax Act;

(t)         Residency of the Company. The Company is not a non-resident of Canada for the purposes of the Tax Act;

(u)         Proceedings. Except as described in Schedule 3.1(u) hereto, there are no actions, suits or Proceedings (whether or not purportedly on behalf of any of the Vendor or the Company) in progress, pending or, to the knowledge of any of the Vendor or the Company, after due inquiry, threatened against, relating to or affecting the Vendor or the Company or the Business or any of the assets of any of the Vendor or the Company at law or in equity before or by any court, government agency or department, commission board, instrumentality or arbitrator of any kind, domestic or foreign. There is no Proceeding pending or, to the knowledge of any of the Vendor or the Company, threatened to restrain, set aside or invalidate, or seek to obtain substantive damages in respect of, any of the transactions contemplated by this Agreement.

(v)         Directors and Officers. Schedule 3.1(v) attached hereto contains a true and complete list of the names of the directors and officers of the Company.

(w)        Absence of Conflict. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with and fulfilment of the terms and provisions of this Agreement will:
(i)

conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or an event which, with the giving of notice or lapse of time or both, would be a breach of or a default under:

A.

any contract, indenture, instrument, agreement, mortgage, lease, licence, or other agreement to which the Vendor or the Company is a party or by which the Vendor or the Company, or the Vendor's or the Company's property or assets are bound; or

B.

to the knowledge of either the Vendor or the Company any statute, ordinance, regulation, law, judgment, order, award, decree or other instrument or restriction to which the Vendor or the Company is a party or by which the Vendor or the Company or the Vendor's or the Company's or property or assets are bound; or

	(ii)	require any affirmative approval, consent, authorization or order or action by any court, governmental authority or regulatory body or by any creditor of any of the Vendor or the Company; or
`	(iii)	result in the loss of any consent, approval, authorization, order, licence or permit benefiting any of the Vendor or the Company; or
	(iv)	result in the creation or imposition of any Encumbrance on any of the Assigned Assets or any of the property or assets of any of the Vendor or the Company.

(x)         Insurance. The Assigned Assets are insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Time of Closing. The insurance policies that are maintained by or for the Vendor and the Company are listed and described in Schedule 3.1(x) hereto, specifying the insurer, the amount of coverage, the type of insurance, the policy number and any pending claims thereunder. All such policies are in full force and neither the Vendor nor the Company is in default, whether as to the payment of premium or otherwise, under the terms of any such policy. Neither the Vendor nor Company has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion.

(y)         No Expropriation. No property or asset of either of the Vendor or the Company has been taken or expropriated by an federal, provincial, state, municipal or other authority, nor has any notice or proceeding in respect thereof been given or commenced nor is the Vendor or the Company aware of any intent or proposal to give any such notice or commence any such proceeding.

(z)         Employment Contracts. Schedule 3.1(z) hereto lists the names and position of all personnel that are employed or engaged by or for the Company in connection with the Business, including the salaries, and the length of employment of such persons. No notice has been received by the Company of any complaint filed by any of the employees against the Company claiming that the Company has violated any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or in which the Company operates or any complaints or Proceedings of any kind involving the Company or, to the best of the knowledge of the Company, any of the employees of the Company before any labour relations board. To the knowledge of the Vendor, there are no outstanding orders or charges against the Company under any labour relations, equal employment, occupational safety and health, wage and hour, wage payment or similar laws. All levies, assessments and penalties made against the Company pursuant to any workers' compensation legislation in the jurisdictions in which the Business is conducted have been paid by the Company and the Company has not been reassessed under any such legislation, regulation or ordinance during the last five years. All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Company.

Except for the Employee Plans listed and described in Schedule 3.1(aa), there are no outstanding written employment contracts, service or consulting agreements, employee benefit or profit-sharing plans, or any bonus, savings, deferred compensation, stock option, insurance or retirement arrangements with any employee, past or present, of the Business nor are there any outstanding oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable law. The Company has not made any agreements with any labour union or employee association in connection with the Business, nor made any commitments to or conducted any negotiations with any labour union or employee association with respect to any future agreements and the Vendor is not aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Company nor is there any certification of any such union with regard to a bargaining unit.

(aa)         Employee Plans. Schedule 3.1(aa) identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by the Company for the benefit of employees or former employees of the Company (the "Employee Plans"). To the knowledge of the Vendor, each Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations that are applicable to such Employee Plan. To the knowledge of the Vendor, except as described in schedule 3.1(z):

(i)         all contributions to each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

(ii)         all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any governmental agency or distributed to any Employee Plan participant have been duly filed on a timely basis or distributed;

(iii)         there are no pending investigations by any governmental or regulatory agency or authority involving or relating to an Employee Plan, and to the knowledge of the Vendor, there are no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the knowledge of the Vendor, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

(iv)         the assets of each Employee Plan which is required by the laws of the jurisdictions that govern such Employee Plan to be funded are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plans, and neither the Purchaser nor any of its associates or affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

(bb)         Absence of Unusual Transactions. Since the end of the fiscal period reported in the Interim Financial Statements;

(i)         the Company has not declared or paid any dividend or made any distribution with respect to its share or directly or indirectly redeemed, purchased or otherwise acquired any of its shares;

(ii)         except in the ordinary course of business and except as set forth on Schedules 3.1(o), 3.1(bb) and 3.1(cc) hereto and except as otherwise provided for in this Agreement, the Company has not entered into any transaction whereby it has sold or otherwise disposed of any of its assets, incurred or increased any corporate liabilities or indebtedness, granted an Encumbrance over any of its assets, discharged or satisfied any Encumbrance, liability or obligation or made any capital expenditures;

(iii)         except as set forth on Schedule 3.1(bb) the Company has not issued or agreed to issue any additional securities;

(iv)         the Company has not made any payments or agreed to make any payments to any of its directors, officers, employees or shareholders except in the ordinary course of business;

(v)         the Company has not changed any of its accounting or tax policies, except as provided for in this Agreement; and

(vi)         the Company has not authorized or agreed or otherwise become committed to do any of the foregoing.

(cc)         Liabilities. Except as referred to on Schedule 3.1(cc) the Company is not a party to or bound by any material agreement of guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person and there are no material liabilities of the Company of any kind whatsoever (whether accrued, absolute, contingent or otherwise and whether or not determined or determinable), or material liabilities in respect of which any of the Company or the Purchaser may be or become liable on or after the consummation of the transactions contemplated by this Agreement, other than:

(i)         liabilities disclosed on, reflected in or provided for in the Interim Financial Statements, the notes to the Financial Statements, or otherwise referred to in this Agreement;

(ii)         liabilities incurred in the ordinary course of business and attributable to the period since the end of the fiscal period reported on in the Interim Financial Statements, none of which, either individually or collectively, has been materially adverse to the nature of the Business, results of operations, earnings, assets, financial condition or manner of conducting the Business; and

(iii)         liabilities arising solely due to actions of the Purchaser or any of its affiliates.

(iv)         Except as disclosed in Schedule 3.1(cc), the Company has not granted any loan or advance to any Person or guaranteed the indebtedness of any Person. Except as disclosed in Schedule 3.1(cc), the Company does not have any right to receive any sum from any shareholder, director, officer or employee of the Company or from a Person related to any of them.

(dd)         No Change. Other than as referred to in this Agreement, since the end of the fiscal period reported on in the Interim Financial Statements, there has not been any material adverse change, financial or otherwise, in the business, operations, earnings, affairs, condition or prospects of the Vendor, its Subsidiaries or the Company in respect of the Business. The Business operations of the Company since the said date have been carried on in the ordinary and usual course only and there has not been any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Company.

(ee)         Agreements. Schedules 3.1(z), 3.1(aa), 3.1(ee), and 3.1(ii) hereto list all significant agreements, contracts, leases, obligations, commitments or undertakings, of the Company, other than those relating to customers or suppliers in the ordinary course of business and those of the Vendor and its Subsidiaries relating to the Business. Neither the Vendor, any Subsidiary nor the Company is not in default or breach of any of the agreements, contracts, leases, obligations, commitments or undertakings referred to in the said Schedules and, to the knowledge of the Vendor, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach or give any other party thereto the right to accelerate payments thereunder or to terminate such agreement, contract, lease, obligation, commitment or undertaking. To the knowledge of the Vendor, all such agreements, contracts, leases, obligations, commitments and undertakings are in good standing and each of the Vendor, its Subsidiaries and the Company has performed all of the obligations required to be performed by it as at the date hereof and is entitled to all benefits thereunder. Except as set out in Schedule 3.1(ee) hereto, no such agreement, contract, lease, obligation, commitment or undertaking will require the consent of any party thereto to the transactions contemplated by this Agreement or become terminable as a consequence thereof.

(ff)         Real Property. The Company is not the beneficial or registered owner of and has not agreed to acquire any real property or any ownership interest in any real property. Other than the leases (the "Leases") described in Schedule 3.1(ff) in respect of the real property leased by the Company (the "Leased Property"), the Company is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, and it has not agreed to lease any real property or any interest in any real property, whether as lessor or lessee. Schedule 3.1(ff) sets out a full description of the Leases, including the parties thereto, their dates of execution and expiry, any options to renew, the location of the Leased Property and the rent payable under the Leases. Except as described in Schedule 3.1(ff) hereto, the Company occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. To the knowledge of the Vendor, the Leases are in good standing and in full force and effect without amendment thereto and neither the Company nor the other parties thereto are in breach of any covenants, conditions or obligations contained therein.

(gg)         Regulatory Compliance and Approvals. To the knowledge of the Vendor, the Company is conducting the Business in compliance with all applicable laws, statutes, rules, ordinance and regulations and the Company is not in default of any applicable law, statute, rule, ordinance or regulation or of any judgment, order, writ, injunction, decree or award of any court, tribunal, commission, exchange, board, bureau, governmental agency, department or arbitrator, domestic or foreign, and no circumstances exist which may result in such a default. To the knowledge of the Vendor, there is no requirement to make any filing with, given any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement.

(hh)         Regulatory Approvals. There is no requirement for the Vendor or the Company to make any filing with, give any notice to or obtain any authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the compliance by the Vendor of the applicable requirements of the NASD, OTC Bulletin Board and the Securities Exchange Act of 1934 and regulations thereunder in respect of the transactions contemplated herein.

(ii)         Intellectual Property and Approvals.

(i)         There are no trade marks, trade names, business names, copyrights, inventions, industrial designs or other industrial property owned by either the Vendor, any Subsidiary, or the Company used in or required for the proper carrying on of the Business other than as set out in Schedule 3.1(ii) hereto.

(ii)         Except as set out in Schedule 3.1(ii), the Software was written by developers who at the time they wrote the Software, were either full-time employees of either the Vendor, any Subsidiary, or the Company employed as software programmers who delivered waivers of moral and similar rights in favour of either the Vendor, any Subsidiary, or the Company, and its successors in title, as applicable, or were contractors who assigned their intellectual property rights in the Software to either the Vendor, any Subsidiary, or the Company pursuant to written agreements and delivered waivers of moral and similar rights in favour of either the Vendor, any Subsidiary, or the Company and its successors in title, as applicable. The source code for the Software has not been delivered or made available to any person except pursuant to source code escrow agreements which restrict the use of the source code to support purposes only and neither the Vendor, any Subsidiary, or the Company has agreed to or undertaken to or in any other way promised to provide such source code to any person.

(iii)         Each of the Vendor, any Subsidiary, and the Company has full and proper title to its Intellectual Property Assets which are the subject matter of this Agreement.

(jj)         Third Party Technology. Except as described in Schedule 3.1(jj) hereto, and except for commonly available over-the-counter software, there is no software, operating systems, hardware, data, applications, code, equipment or any other technology owned by a third party that is used or required by the Vendor, its Subsidiaries, or the Company for the conduct of the Business in the manner presently conducted or necessary to the design, manufacture, operation, or delivery of, the products and/or services of the Vendor, its Subsidiaries, or the Company as presently offered and sold in the ordinary course of business.

(kk)         No Infringement. The Vendor and the Company are not aware of any claim of any infringement or breach by the Company of any industrial or intellectual property rights of any other person, nor has the Vendor or the Company received any notice, nor are the Vendor or the Company otherwise aware that the use of the business names, trademarks, service marks, Software and other industrial or intellectual property rights of the Company infringes upon or breaches any industrial or intellectual property rights of any other person. None of the Vendor or the Company have any knowledge of any infringement or violation of any of its intellectual and industrial property rights and none of the Vendor or the Company is aware of any state of facts that casts doubts on the validity or enforceability of any such intellectual or industrial property rights.

(ll)         Licenses, Permits. To the knowledge of the Vendor, the Company has in full force and effect all approvals, authorizations, consents, licenses, orders and permits of all governmental agencies, whether federal, provincial or municipal, and regulatory agencies required for the ownership and operation of the Business. Schedule 3.1(ll) contains a list of all such approvals, authorizations, consents, licenses, orders and permits. There are no Proceedings pending or, to the best of the knowledge of the Vendor, threatened which seek revocation or limitation of any such approvals, authorizations, consents, licences, orders or permits, nor is there any basis or grounds for any such revocation or limitation.

(mm)         Due Diligence. All information, contracts and other documents requested in the Purchaser's due diligence request lists, to the extent applicable or relevant to the transactions contemplated herein, have been duly provided to the Purchaser by the Vendor and the Company. Copies of such due diligence request lists are attached hereto as Schedule 3.1(mm).

(nn)         Full Disclosure. To the best knowledge of the Vendor and the Company, neither this Agreement nor any document to be delivered by either the Vendor, any Subsidiary or the Company, nor any certificate, report, statement, or other document furnished by either the Vendor, any Subsidiary or the Company in connection with the negotiation of this Agreement or the Purchaser's due diligence investigation of the Business, the Assigned Assets contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of either the Vendor or the Company that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Business.

3.2        Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants the following to the Vendor as at the Closing Date and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale of the Assigned Assets contemplated hereby and the other transactions contemplated hereby:

(a)         Corporate Status. The Purchaser has been duly incorporated, is validly existing under the Business Corporations Act (Ontario), has the corporate power and authority to own its property and conduct its business as now conducted, is duly registered or qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such registration or qualification.

(b)         Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the purchase of the Assigned Assets and to fulfil its obligations under this Agreement.

(c)         Enforceability. As at the Closing Time, this Agreement shall have been duly authorized, executed and delivered by the Purchaser and shall constitute a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such terms may be limited by bankruptcy, insolvency, liquidation, moratorium, reorganization or other laws relating to the enforcement of creditors' rights generally and by the availability of equitable remedies.

(d)         Absence of Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby, including, without limitation, the issuance of the Xenos Shares to the Vendor, nor compliance with and fulfilment of the terms and provisions of this Agreement will:

(i)

conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or an event which, with the giving of notice or lapse of time or both, would be a breach of or a default under:

	A.	the constating documents, by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser; and
B.

any contract, indenture, instrument, agreement, mortgage, lease, licence, statute, ordinance, regulation, law, judgment, order, award, decree or other instrument or restriction to which the Purchaser is a party or by which it is, or its property or assets are, bound; or

(ii)	require any affirmative approval, consent or authorization or order or action by any court, governmental authority or regulatory body or by any creditor of the Purchaser.

(e)        Reporting Issuer. The Purchaser is a reporting issuer not in default of its obligations under applicable securities laws in all of the provinces of Canada and its issued common shares are listed for trading on the TSX. The Purchaser is in full compliance with its timely disclosure obligations under all applicable securities laws in all of the provinces of Canada and the requirements of the TSX. None of such reports, including without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Purchaser included in such reports present fairly, in conformity with Canadian generally accepted accounting principles applied on a consistent basis, the financial position of the Purchaser as of the dates thereof and its results of operations and cash flows for the periods then ended.

(f)         Regulatory Approvals. There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the compliance by the Purchaser of the applicable requirements of the TSX and the Securities Act (Ontario) in respect of the issue of the Xenos Shares pursuant hereto.

(g)         Canadian Entity. The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act.

(h)         Issuance of Xenos Shares. As at the Closing Time, all necessary approvals and consents will have been obtained, including any approval or consent of the board of directors or shareholders of Purchaser which may be required at law or in accordance with the constituting documents or by-laws of Purchaser in order to permit the issue of the Xenos Shares to the Vendor. When issued, the Xenos Shares will be duly authorized, validly issued, fully paid and non-assessable common shares in the capital of the Purchaser, free and clear of any Encumbrances and restrictions on transfer (other than restrictions on transfer that may be imposed by federal, provincial or state securities laws and other than as provide in the Escrow Agreement).

(i)         Information Provided for the Vendor Proxy Statement. None of the information to be supplied by Purchaser for inclusion in the Vendor's proxy statement will, at the time of the mailing of the proxy statement, at the time of Vendor's shareholders meeting and at the Closing Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing Time any event with respect to the Purchaser shall occur that is required to be disclosed by the Purchaser pursuant to the timely disclosure obligations of the Purchaser under all applicable securities laws in all of the provinces of Canada and the requirements of the TSX, or required to be disclosed in Vendor's proxy statement, the Purchaser shall promptly disclose to Vendor the event and assist Vendor in the preparation and filing of any amendments or supplements to its proxy statement required by law, to be filed with the Commission and disseminated to Vendor's shareholders, and Purchaser shall also comply with such disclosure obligations including all applicable filing and all other requirements under such applicable TSX and Canadian securities laws.

(j)         Due Diligence. All information, contracts and other documents requested by the Vendor in connection with its due diligence, to the extent applicable or relevant to the transactions contemplated herein, have been duly provided to the Vendor by the Purchaser.

(k)         No Change. Other than as referred to in this Agreement, since the end of the fiscal period reported in the Purchaser's last public filing before the date of this Agreement, there has not been any material adverse change, financial or otherwise, in the business, operations, earnings, affairs, condition or prospects of the Purchaser. The business operations of the Purchaser since said date have been carried on in the ordinary and usual course only and there has not been any damage, destruction or loss (whether or not covered by insurance) affecting the property or assets of the Purchaser.

(l)         Full Disclosure. To the best knowledge of the Purchaser, neither this Agreement nor any document to be delivered by the Purchaser, nor any certificate, report, statement, or other document furnished by the Purchaser in connection with the negotiation of this Agreement or the Vendor's due diligence investigation contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. There has been no event, transaction or information that has come to the attention of the Purchaser that has not been disclosed to the Vendor in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Purchaser.

3.3        Non-Waiver. No investigations made by or on behalf of any party hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other party herein or pursuant hereto. No waiver by any party of any condition, in whole or in part, shall operate as a waiver of any other condition.

3.4        Survival of Representations and Warranties. The covenants, representations and warranties of the parties contained in this Agreement and in any document or certificate given pursuant hereto shall survive the Closing, the execution and delivery hereunder of the Assigned Assets and the payment of the consideration therefore, provided that such representations and warranties shall only survive for the period of time after the Closing set out below; after which time, if prior to the expiry of the warranty period, no claim shall have been made hereunder by a party hereto with respect to any incorrectness in or breach of any such representation or warranty made herein by such party, such party shall have no further liability hereunder with respect to such representation or warranty:

(a)         the representations and warranties shall survive the closing of the transactions contemplated hereby and continue in full force and effect until the second anniversary of the Closing Date; and

(b)         a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed and delivered pursuant hereto involving fraud or fraudulent misrepresentations may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

ARTICLE IV
OTHER COVENANTS OF THE PARTIES

4.1        Conduct of Business Prior to Closing. The Vendor hereby agrees that during the Interim Period, except as otherwise contemplated or permitted by this Agreement, all undertakings and activities conducted by the Vendor, its Subsidiaries and the Company relating to the Business shall to the fullest extent practicable be conducted solely through the Company and not through the Vendor, a Subsidiary or any other Person. Except as expressly contemplated by this Agreement or agreed to in writing by the Purchaser, and subject to the fiduciary obligations of its directors and officers, during the period from the date of this Agreement through the Closing Time, the Company shall, in all material respects, carry on its Business in the ordinary course as currently conducted, including, without limitation, no repayment or return of capital, no declaration or payment of dividends and no payment of bonuses earned and unpaid (unless the failure to pay a bonus would violate an agreement to which the Company is a party and provided that such payment and the reason therefore has been disclosed in writing to the Purchaser). The provisions of this Section 4.1 shall not preclude Vendor from causing the Company to discharge liabilities in the ordinary course of business, including liabilities owed by the Company to Vendor. The Vendor shall provide the Company's monthly unaudited financial statements (consisting of a balance sheet, an income statement and a list of outstanding payables and receivables) a list of the accounts receivable of Vendor and a list of revenues, expenses and outstanding payables of Vendor relating to the Business to the Purchaser within 20 days of the last day of each month until the Closing Date. Vendor, the Company and Purchaser agree that for the purposes of these interim financial statements The Company shall not, without the prior written consent of the Purchaser, knowingly enter into any transaction or permit any transaction to be entered into which would constitute a breach of the representations, warranties or covenants of the Vendor herein contained. The Vendor further covenants that the Company shall exercise reasonable effort to comply with all laws and the provisions of all agreements affecting the operations of the Business.

4.2        Access for Investigation. Until the Closing Date, the Purchaser and its employees, agents, solicitors, accountants, appraisers and other advisers shall, during normal business hours, have full and complete access to the premises, books, contracts, properties, assets, leases and other records of the other party for the purpose of investigating the business and affairs of the other party and completing this transaction. The Vendor shall have access only to the publicly disclosed information in respect of the Purchaser available to all of its shareholders.

4.3        Maintenance of Insurance. Up to the Closing Time, all policies of insurance listed and described in Schedule 3.1(x) hereto shall be maintained in full force and effect and all notices and claims under all policies will be given or presented in due and timely fashion.

4.4        Exclusivity.

(a)         From the date hereof up to the Closing Time (the "Exclusivity Period"), neither the Vendor, nor the Company nor any of their agents will negotiate or enter into discussions with any other Person in respect of the sale of the Assigned Assets, the sale of the Business or any of the other transactions contemplated hereby; provided, however, that nothing contained in this Section 4.4 shall preclude the board of directors of the Vendor or the Company from engaging in discussions with other Persons if, in the opinion of legal counsel to the Vendor or the Company, applicable legal principles of fiduciary duty require that they engage in such discussion without prejudice to the rights of Purchaser under this Agreement.

(b)         In the event that the board of directors of the Vendor or the Company receives a proposal for the sale of any of the shares of the Company, the Assigned Assets, the sale of the Business or any of the other transactions contemplated hereby, which proposal is determined in good faith by the board of directors of the Vendor or the Company to be superior to the terms of the transaction with the Purchaser contemplated pursuant to this Agreement (the "Superior Proposal") and are in receipt of an opinion of legal counsel specifying that they are required to do so in order to comply with their fiduciary duties, then the board of directors of the Vendor or the Company may pursue discussions in respect of the Superior Proposal. In such event the Vendor shall forthwith provide written notice to the Purchaser of the terms and conditions of the Superior Proposal and the Purchaser shall have not less than five Business Days to match, in writing, such Superior Proposal. In the event that the Purchaser does not so match the Superior Proposal within such period, the Vendor or the Company may accept the Superior Proposal.

(c)         In the event that the Vendor or the Company accepts such Superior Proposal with any person with whom the board of directors of the Vendor or the Company had any communication during the Exclusivity Period, including any unsolicited communication and whether such acceptance occurred during or after the Exclusivity Period, then the Vendor will pay to the Purchaser within ten business days of the acceptance of such Superior Proposal a cancellation fee in the amount of U.S. $500,000.

4.5        Cooperation with Proxy Statement. Purchaser will cooperate with Vendor and Vendor's attorneys, accountants and other representatives in the preparation of Vendor's proxy statement and, in connection therewith, to make available for inspection on a timely basis all financial and other records, pertinent corporate documents and properties of the Purchaser and cause the Purchaser's officers, directors, employees and independent accountants to supply on a timely basis all documents, narrative description and substantive information and support reasonably requested by the Vendor and Vendor's attorneys, accountants and other representatives. Purchaser's cooperation shall include, without limitation, delivery to Vendor, of the audited and unaudited quarterly financial statements (adjusted to conform to US GAAP) for all required periods and narrative portions of the proxy statement related to the Purchaser, its business, management and operations required by Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")(including pro forma financial information) required by applicable law within 30 days following the closing date. Each party shall bear its own expenses associated with the matters required under this Section 4.5.

4.6        Actions to Satisfy Closing Conditions. Each of the parties hereto hereby agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article V hereof, which are for the benefit of any other party hereto.

ARTICLE V
CONDITIONS PRECEDENT TO CLOSING

5.1        Conditions Precedent to Purchaser's Obligations. The obligation of the Purchaser to complete the purchase of the Assigned Assets hereunder and the other transactions contemplated hereby shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of the Purchaser and may be waived by it in writing in whole or in part):

(a)         Truth and Accuracy of Representations at Closing Time. All the representations and warranties of the Vendor made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Purchaser shall have received a certificate dated the Closing Date from the Chief Operating Officer and the Chief Financial Officer of each of the Vendor and the Company confirming, the truth and correctness in all respects of such representations and warranties.

(b)         Performance of Covenants. The Vendor shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by its prior to or on the Closing Date.

(c)         No Material Adverse Change. There shall have been no material adverse change in the affairs, assets, liabilities, condition (financial or otherwise), earnings, prospects, operations or Business of the Company from that shown on or reflected in the Interim Financial Statements or otherwise referred to in this Agreement. In addition to, and without limiting the generality of the foregoing, there shall have been no material deterioration of the business prospects of the Vendor and the Company during the Interim Period from those projected in the financial projections set out in Schedule 5.1(c).

(d)         Receipt of Closing Documentation. All documents to be delivered by the Vendor relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings to be taken by the Vendor and the Company on or prior to the Closing Time in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser, acting reasonably, and the Purchaser shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to the Purchaser and its counsel including the legal opinion of Vendor's counsel substantially in the form of Schedule 5.1(d) hereto.

(e)         Due Authorization. This Agreement and the transactions contemplated hereby shall be duly authorized by all necessary action of the board of directors of the Vendor and the Purchaser on or before August 1, 2003 and by the shareholders of the Vendor on or before October 30, 2003, subject to the provisions of Section 7.3 below and consented to in writing by Paradigm Group delivered to the Purchaser on or before August 7, 2003. .

(f)         Compliance with Regulatory Requirements and Registrations. All consents, approvals, orders and authorizations of any Persons or governmental or regulatory authorities (or registrations, declarations, filings or records with any such authorities), and all such registrations, recordings and filings with public or regulatory authorities as may be required in connection with the issuance to the Vendor of the Xenos Shares and in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Time including, without limitation, the requisite approval by a majority of the shareholders of the Vendor obtained at a meeting duly convened and properly called for that purpose in accordance with applicable corporate and securities laws.

(g)         No Proceedings. No action or Proceeding, at law or in equity, shall be pending or threatened by any Person, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the Assigned Assets contemplated hereby or the right of the Purchaser to own the Assigned Assets or the issue to the Vendor of the Xenos Shares contemplated hereby or the right of the Vendor to own the Xenos Shares.

(h)         Indemnity Agreement. The Vendor and the Purchaser shall enter into an Indemnity Agreement substantially in the form of Schedule 5.1(h) hereto in favour of the Purchaser relating to any litigation exposure regarding the Intellectual Property Assets and the Company for events occurring prior to the Closing Time which comes to the attention of the Purchaser and which Purchaser shall have given written notice thereof to the Vendor no later than the first anniversary of the Closing Date.

(i)         Third Party Consents. All consents of any Person required under any agreements in connection with the consummation of the transactions contemplated hereby shall have been obtained prior to or at the Closing Time.

(j)         Employment Contracts. The Purchaser covenants and agrees that it will offer employment and enter into employment contracts, conditional upon the Closing, to the employees listed on Schedule 3.1(z) on terms no less favourable than the terms and conditions of their current employment with the Company. The Vendor shall be responsible for and shall indemnify and save harmless the Purchaser from any liabilities for severance and termination costs in respect of such employees who do not accept employment with the Purchaser. The Purchaser shall be responsible for severance and termination costs in respect of any of such employees terminated by the Purchaser after they commence employment with the Purchaser. The Vendor shall assume and shall indemnify the Purchaser from and against any obligations owing to or in respect of any employees up to and including the date on which such employees commence employment with the Purchaser except for severance and termination costs in the event that such employees who accept employment with the Purchaser are thereafter terminated by the Purchaser.

(k)          (intentionally blank)

(l)         Non-competition Agreements. Each of the Vendor, the Company and the Subsidiaries and their senior officers and directors will enter into a non-competition agreement with the Purchaser, substantially in the form of Schedule 5.1(l) hereto, for a period of three years covering all jurisdictions of the world provided that XML will have continuing rights to develop and market the Qube software under an OEM agreement with Xformity, Inc.

(m)         Escrow Agreement. The Vendor shall have executed and delivered to the Purchaser the Escrow Agreement in a form substantially similar to that set out in Schedule 2.3.

(n)         Bulk Sales Compliance. The Vendor shall have complied with any applicable bulk sales legislation in respect of the sale of the Assigned Assets to the Purchaser in a manner satisfactory to the Purchaser, acting reasonably;

(o)          (intentionally blank).

(p)         Resignations/Releases. At the Closing Time, the Vendor shall cause to be delivered to the Purchaser the resignations of all directors and officers of the Company together with executed releases of such directors and officers in favour of the Company.

(q)         Bluestream Agreement. Within 30 days following the execution of this Agreement, the Company shall have entered into a reseller agreement with Bluestream Database Software Corporation in form satisfactory to the Purchaser.

In case any of the foregoing conditions shall not be fulfilled or performed at or before the Closing Time to the satisfaction of the Purchaser, acting reasonably, the Purchaser in its sole discretion may terminate this Agreement by notice in writing to the Vendor and in such event the Purchaser shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of termination in the event of the non-fulfilment or breach of any other condition or conditions, any such waiver to be binding on the Purchaser only if the same is in writing.

5.2        Conditions Precedent to the Obligations of the Vendor. The obligations of the Vendor to complete the sale of the Assigned Assets hereunder and the other transactions contemplated hereby shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part):

(a)         Truth and Accuracy of Representations at Closing Time. All of the representations and warranties of the Purchaser made in or pursuant to this Agreement shall be true and correct in all respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted hereby) and the Vendor shall have received a certificate dated the Closing Date from a senior officer of the Purchaser confirming, after due inquiry and investigation, the truth and correctness in all respects of such representations and warranties.

(b)         Performance of Covenants. The Purchaser shall have performed and complied with all terms, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)         Receipt of Closing Documentation. All documents to be delivered by the Purchaser relating to the due authorization and completion of the transactions contemplated hereby and all actions and proceedings to be taken by the Purchaser on or prior to the Closing Time in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor acting reasonably, and the Vendor shall have received copies of all such documents or other evidence as it may reasonably request in form and substance satisfactory to the Vendor and their counsels including the legal opinion of Purchaser's counsel substantially in the form of Schedule 5.2(c) hereto.

(d)         Due Authorization. This Agreement and the transactions contemplated hereby shall be duly authorized by all necessary action of the board of directors of the Vendor and the Purchaser on or September 1, 2003 and, by the shareholders of the Vendor on or before October 30, 2003, subject to the provisions of Section 7.3 below and consented to in writing by Paradigm Group delivered to the Purchaser on or before September 1, 2003. .

(e)         Compliance with Regulatory Requirements and Registrations. All consents, approvals, orders and authorizations of any Persons or governmental or regulatory authorities (or registrations, declarations, filings or records with any such authorities) and all such registrations, recordings and filings with public or regulatory authorities as may be required in connection with the issuance to the Vendor of the Xenos Shares and in connection with the completion of any of the transactions contemplated by this Agreement, the execution of this Agreement, the Closing or the performance of any of the terms and conditions hereof shall have been obtained on or before the Closing Time, including, without limitation, the requisite approval by a majority of the shareholders of the Vendor obtained at a meeting duly convened and properly conducted pursuant to a definitive proxy statement filed with and approved by the United States Securities and Exchange Commission in accordance with applicable corporate and securities laws.

(f)         No Proceedings. No action or Proceeding, at law or in equity, shall be pending or threatened by any Person, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the the Assigned Assets contemplated hereby or the right of the Purchaser to own the Assigned Assets or the issue to the Vendor of the Xenos Shares contemplated hereby or the right of the Vendor to own the Xenos Shares.

(g)         Third Party Consents. All consents of any Person required under any agreements in connection with the consummation of the transactions contemplated hereby shall have been obtained prior to or at the Closing Time.

(h)         No Material Adverse Change. There shall have been no material adverse change in the affairs, assets, liabilities, condition (financial or otherwise), earnings, prospects, operations or business of the Purchaser from that shown on or reflected in the Purchaser's public filings or otherwise disclosed or required to be disclosed to Vendor under this Agreement before the date of this Agreement.

(i)         Indemnity Agreement. The Vendor and the Purchaser shall enter into an Indemnity Agreement in favour of the Purchaser relating to any litigation exposure regarding the intellectual property assets and the Company for events occurring prior to the Closing Time, substantially in the form of Schedule 5.1(h) hereto.

(j)         Vendor Indemnity Agreement. The Vendor and the Purchaser shall enter into a Vendor Indemnity Agreement in form satisfactory to counsel to the parties in favour of the Vendor relating to any obligations or liabilities arising from any contracts, agreements or other executory commitments assigned by Vendor to the Purchaser and assumed by the Purchaser pursuant to this Agreement related or arising from events, transactions or occurrences after the Closing Time.

(k)         Escrow Agreement. The Vendor and the Purchaser shall have executed and delivered an Escrow Agreement substantially in the form of Schedule 2.3 hereto.

In case any of the foregoing conditions shall not be fulfilled or performed at or before the Closing to the satisfaction of the Vendor, acting reasonably, the Vendor may terminate this Agreement by notice in writing to the Purchaser and in such event the Vendor shall be released from all obligations hereunder, provided that any of the said conditions may be waived in whole or in part by the Vendor without prejudice to their rights of termination in the event of the non-fulfilment or breach of any other condition or conditions, any such waiver to be binding the Vendor only if the same is in writing.

ARTICLE VI
INDEMNIFICATION

6.1        Indemnification by the Vendor. The Vendor hereby agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising, directly or indirectly, out of or in connection with:

(a)         any breach by the Vendor of or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with Section 6.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.4 hereto; and

(b)         any breach or non-performance by the Vendor of any covenant to be performed by it on or before the Closing Time that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

6.2        Indemnification by the Purchaser. The Purchaser hereby agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor as a result of or arising directly or indirectly, out of or in connection with:

(a)         any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto, provided that the Purchaser shall not be required to indemnify or save harmless the Vendor in respect of any breach or inaccuracy of any representation or warranty unless the Vendor shall have provided notice to the Purchaser in accordance with Section 6.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 3.4 hereto; and

(b)         any breach or non-performance by the Purchaser of any covenant to be performed by it on or before the Closing Time that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

6.3        Notice of Claim. In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "claim") in respect of which another party (the "Indemnifying Party") has agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim") and shall also specify with reasonable particularity, to the extent that the information is available, the factual basis for the Claim and the amount of the Claim, if known. If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Page  shall be entitled to set-off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

6.4        Direct Claims. With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claims, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party all information which the Indemnified Party has relating to the Claim, together with all such other information as the Indemnifying Party may reasonably request. If all parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

6.5        Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at their expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties of any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnifying Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

6.6        Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be reasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

6.7        Co-operation. The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

ARTICLE VII
GENERAL

7.1        Public Notices. All public notices, press releases and other publicity or responses to enquiries concerning the transactions contemplated by this Agreement shall be jointly planned and co-ordinated by the Vendor and the Purchaser and no one shall act unilaterally in this regard without the prior approval of the other, such approval not to be unreasonably withheld, unless such disclosure shall be required to meet timely disclosure obligations of either party under applicable securities or other laws in circumstances where prior consultation with the other party is not practicable, in which case immediate notice of such disclosure shall be given to the other party.

7.2        Notices. Any notice, demand, request, consent, approval or other communication which is required or permitted to be given or made by one party to the other pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally or sent by prepaid registered mail or transmitted by facsimile or other form of recorded communication tested prior to transmission addressed to the respective parties as follows:

(a) the Vendor or XML:	XML-Global Technologies, Inc.
C/O 1818 Cornwall Avenue, Suite 22
Vancouver, British Columbia
V6J 1C7
Attention: The Chief Operating Officer
Telecopier: 604-717-1107
(b) the Purchaser:	Xenos Group Inc.
95 Mural Street, Suite 201
Richmond Hill, Ontario
L4B 3G2
Attention: Mr. S. Butts
Telecopier: 905-709-1023

or to such other address as either party may from time to time advise the other party hereto by notice in writing. Every such notice so given shall be deemed to be received on the date of delivery if served personally, on the date of transmission if electronically transmitted, provided in either case that if such day is not a Business Day then the notice shall be deemed to have been received on the next following Business Day, or on the fourth Business Day following the day of mailing, if sent by mail; provided that in the event of an interruption of postal service at any time prior to the deemed receipt of any notice sent by mail, then such notice, unless earlier delivered or actually received, shall be deemed to be received on the fourth Business Day following the date of resumption of normal postal service.

7.3        Termination. This Agreement may be terminated only in the following manner and upon the following events:

by either Vendor or the Purchaser:

(i)         if both of Vendor and the Purchaser mutually consent in writing to such termination;

(ii)         if: the Closing has not been effected on or prior to the close of business on December 31, 2003;

(iii)         if, at any time prior to the Closing Date, the Purchaser in its sole discretion, is not satisfied with the results of its due diligence review of the Business and Assigned Assets;

(iv)         if either party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by the party of written notice from the other party of such failure to comply, or such shorter period as may otherwise be specified herein;

(v)         if there has been a breach of a representation, warranty, covenant or obligation of either party that gives rise to a failure of the fulfillment of a condition of a party to effect the Closing pursuant to Article 5, which breach has not been cured within ten (10) business days following receipt by the party of written notice of the breach from the other party; and

The right of any party hereto to terminate this Agreement pursuant to this Section 7.3 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. The termination of this Agreement by the Vendor or Purchaser pursuant to this clause 7.3, or any other provision of this Agreement, shall not terminate the covenants and obligations of the parties pursuant to clauses 4.4(c), 6.1, 6.2, 7.1 or 7.4 which covenants and obligations shall be deemed to continue in perpetuity.

7.4         Confidentiality. Each of the Vendor and Purchaser will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party, provided that each of the Vendor and Purchaser may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each of the Vendor and Purchaser shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each of the Vendor and Purchaser will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it obtained, or that were obtained on their behalf, from the other parties in connection with this Agreement and that are subject to such confidence.

7.5        Schedules. For all purposes of this Agreement, including limitation of representations hereunder by reason of facts listed in the Schedules hereto, each of the parties shall be deemed to be on notice for all purposes of this Agreement of each and every statement made or information described in any Schedule hereto, even if there is no express cross-reference.

7.6        Expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby (the "Transaction Expenses") shall be paid by the party incurring such expenses.

7.7        Time of the Essence. Time shall be of the essence hereof and of each and every part hereof.

7.8        Further Assurance. The parties hereto shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated hereby and each party shall execute and deliver to the other such further documents, instruments, papers and information as may be reasonably requested by the other in order to carry out the purpose and intent of this Agreement whether before or after the Closing.

7.9        Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom in respect of all matters arising out of this Agreement.

7.10        Counterparts and Facsimile Execution. For the convenience of the parties, this Agreement may be executed in several counterparts and by original or facsimile signature and each such counterpart when so executed shall be, and be deemed to be, an original instrument and such counterpart together shall constitute one and the same instrument (and notwithstanding their date of execution shall be deemed to bear date as of the date of this Agreement).

7.11        Successors and Assigns. The provisions of this Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs and personal representatives. This Agreement shall not be assignable by either of the parties hereto without the written consent of the other party hereto.

7.12        Waivers. The parties hereto may, by written agreement:

(a)         extend the time for the performance of any of the obligations or other acts of the parties hereto;

(b)         waive any inaccuracies in the warranties, representations, covenants or other undertakings contained in this Agreement or in any document or certificate delivered pursuant to this Agreement; or

(c)         waive compliance with or modify any of the warranties, representations, covenants or other undertakings or obligations contained in this Agreement and waive or modify performance of any of the parties thereto.

7.13        Joint and Several Liability. All covenants and undertakings of the Vendor hereunder shall be deemed to be covenants and undertakings of XML and each Subsidiary and the liability of the Vendor hereunder shall be deemed to be the joint and several liability of the Vendor, XML and each Subsidiary.

        IN WITNESS WHEREOF this Agreement has been executed by each of the parties as of the date first above written.

XML -Global Technologies, Inc.
per:	___________________________________ authorized signature
XML Technologies Inc.
per:	___________________________________ authorized signature
XML Global Research Inc.
per:	___________________________________ authorized signature
Xtract Informatics Inc.
per:	___________________________________ authorized signature
Xenos Group Inc.
per:	___________________________________ authorized signature